Loan No: 31-0966953

LOAN AGREEMENT

Dated as of December 27, 2024

Between

9460 WILSHIRE BLVD (BH) OWNER, L.P., CIM/11600 WILSHIRE (LOS ANGELES), LP and CIM/11620 WILSHIRE (LOS ANGELES), LP,
collectively, as Borrower

and

WELLS FARGO BANK, NATIONAL ASSOCIATION, BANK OF AMERICA, N.A. and JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,
collectively, as Lender

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TABLE OF CONTENTS
Page
Section 1.1    Definitions    1
Section 1.2    Principles of Construction    25
ARTICLE 2. GENERAL TERMS    25
Section 2.1    The Loan    25
Section 2.2    Disbursement to Borrower    25
Section 2.3    The Note and the Other Loan Documents    26
Section 2.4    Use of Proceeds    26
Section 2.5    Interest Rate    26
Section 2.6    Loan Payments    27
Section 2.7    Prepayments    28
Section 2.8    Defeasance    30
Section 2.9    Release on Payment in Full.    36
ARTICLE 3. REPRESENTATIONS AND WARRANTIES    37
Section 3.1    Legal Status and Authority; Compliance with Law    37
Section 3.2    Validity of Documents.    37
Section 3.3    Litigation    38
Section 3.4    Agreements    38
Section 3.5    Financial Condition    39
Section 3.6    Intentionally Omitted    39
Section 3.7    No Plan Assets    39
Section 3.8    Not a Foreign Person    39
Section 3.9    Business Purposes    39
Section 3.10    Borrower Information    39
Section 3.11    Status of Property    40
Section 3.12    Financial Information    41
Section 3.13    Condemnation    42
Section 3.14    Separate Lots    42
Section 3.15    Insurance    42
Section 3.16    Use of Property    42
Section 3.17    Leases and Rent Roll    42
Section 3.18    Filing and Recording Taxes    43
Section 3.19    Management Agreement    44
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Section 3.20    Illegal Activity/Forfeiture    44
Section 3.21    Taxes    44
Section 3.22    Permitted Encumbrances    44
Section 3.23    Material Agreements    44
Section 3.24    Non-Consolidation Opinion Assumptions    45
Section 3.25    Federal Reserve Regulations    45
Section 3.26    Investment Company Act    45
Section 3.27    Fraudulent Conveyance    45
Section 3.28    Sanctioned Targets    45
Section 3.29    Money Laundering Control Act; Anti-Corruption Laws    46
Section 3.30    Organizational Chart    47
Section 3.31    Bank Holding Company    47
Section 3.32    CFIUS    47
Section 3.33    REA Representations    47
Section 3.34    No Change in Facts or Circumstances    47
Section 3.35    Perfection of Accounts    48
Section 3.36    Survival of Representations    48
ARTICLE 4. BORROWER COVENANTS    48
Section 4.1    Existence    48
Section 4.2    Applicable Law    49
Section 4.3    Maintenance and Use of Property    50
Section 4.4    Waste    51
Section 4.5    Taxes and Other Charges    51
Section 4.6    Litigation    52
Section 4.7    Access to Property    52
Section 4.8    Intentionally Omitted    52
Section 4.9    Cooperate in Legal Proceedings    52
Section 4.10    Intentionally Omitted    52
Section 4.11    Awards    52
Section 4.12    Books and Records    52
Section 4.13    Estoppel Certificates    55
Section 4.14    Leases and Rents    56
Section 4.15    Management Agreement    59
Section 4.16    Payment for Labor and Materials    61
Section 4.17    Intentionally Omitted    61
Section 4.18    Debt Cancellation    61

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Section 4.19    ERISA    62
Section 4.20    No Joint Assessment    63
Section 4.21    Alterations    63
Section 4.22    REA Covenants    64
Section 4.23    Material Agreements    64
Section 4.24    Source of Repayment and Collateral    65
Section 4.25    Illegal Activity/Forfeiture    65
Section 4.26    CFIUS    65
Section 4.27    Seismic Retrofit Compliance    65
ARTICLE 5. ENTITY COVENANTS    66
Section 5.1    Single Purpose Entity/Separateness    66
Section 5.2    Independent Directors    72
Section 5.3    Change of Name, Identity or Structure    74
Section 5.4    Business and Operations    74
ARTICLE 6. NO SALE OR ENCUMBRANCE    74
Section 6.1    Transfer Definitions    74
Section 6.2    No Sale/Encumbrance    75
Section 6.3    Permitted Equity Transfers    75
Section 6.4    Permitted Total Property Transfers (Total Assumptions)    77
Section 6.5    Replacement of REIT Guarantor    79
Section 6.6    Replacement of CIM Guarantor    80
Section 6.7    Lender’s Rights    80
Section 6.8    Additional Transfers    80
Section 6.9    Pledges.    81
ARTICLE 7. INSURANCE; CASUALTY; CONDEMNATION; RESTORATION    81
Section 7.1    Insurance    81
Section 7.2    Casualty    87
Section 7.3    Condemnation    88
Section 7.4    Restoration    88
ARTICLE 8. RESERVE FUNDS    93
Section 8.1    Tax Reserve Funds    93
Section 8.2    Insurance Reserve Funds    93
Section 8.3    Immediate Repair Funds    94

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Section 8.4    Replacement Reserve Funds    95
Section 8.5    Leasing Reserve Funds    97
Section 8.6    The Accounts Generally    98
Section 8.7    Rent Concession Reserve Funds..    99
Section 8.8    Existing TI/LC Obligations Reserve Funds..    99
Section 8.9    Letters of Credit    100
ARTICLE 9. CASH MANAGEMENT AGREEMENT    101
Section 9.1    Cash Management Agreement    101
Section 9.2    Cash Flow Sweep    101
ARTICLE 10. EVENTS OF DEFAULT; REMEDIES    102
Section 10.1    Event of Default    102
Section 10.2    Remedies    105
ARTICLE 11. SECONDARY MARKET    107
Section 11.1    Securitization    107
Section 11.2    Securitization Indemnification    111
Section 11.3    REMIC Savings Clause    113
Section 11.4    Servicer    113
Section 11.5    Rating Agency Costs    114
Section 11.6    Mezzanine Option    114
Section 11.7    Conversion to Registered Form    115
ARTICLE 12. INDEMNIFICATIONS    115
Section 12.1    General Indemnification    115
Section 12.2    Mortgage and Intangible Tax and Transfer Tax Indemnification    115
Section 12.3    ERISA and CFIUS Indemnification    116
Section 12.4    Duty to Defend, Legal Fees and Other Fees and Expenses    116
Section 12.5    Survival    117
Section 12.6    Environmental Indemnity    117
ARTICLE 13. EXCULPATION    117
Section 13.1    Exculpation    117
Section 13.2    Survival    121

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ARTICLE 14. NOTICES    121
Section 14.1    Notices    121
ARTICLE 15. FURTHER ASSURANCES    122
Section 15.1    Replacement Documents    122
Section 15.2    Recording of Security Instrument, etc    123
Section 15.3    Further Acts, etc    123
Section 15.4    Changes in Tax, Debt, Credit and Documentary Stamp Laws    124
ARTICLE 16. WAIVERS    124
Section 16.1    Remedies Cumulative; Waivers    124
Section 16.2    Modification, Waiver in Writing    125
Section 16.3    Delay Not a Waiver    125
Section 16.4    Waiver of Trial by Jury    125
Section 16.5    Waiver of Notice    125
Section 16.6    Remedies of Borrower    125
Section 16.7    Marshalling and Other Matters    126
Section 16.8    Waiver of Statute of Limitations    126
Section 16.9    Waiver of Counterclaim    126
Section 16.10    Sole Discretion of Lender    126
ARTICLE 17. MISCELLANEOUS    127
Section 17.1    Survival    127
Section 17.2    Governing Law    127
Section 17.3    Headings    128
Section 17.4    Severability    129
Section 17.5    Preferences    129
Section 17.6    Expenses    129
Section 17.7    Cost of Enforcement    131
Section 17.8    Exhibits and Schedules Incorporated    131
Section 17.9    Offsets, Counterclaims and Defenses    131
Section 17.10    No Joint Venture or Partnership; No Third Party Beneficiaries    131
Section 17.11    Publicity; Advertising    133
Section 17.12    Conflict; Construction of Documents; Reliance    133
Section 17.13    Entire Agreement    134
Section 17.14    Liability    134
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Section 17.15    Duplicate Originals; Counterparts    134
Section 17.16    Cross-Default; Cross-Collateralization    134
Section 17.17    Contribution    135
Section 17.18    Co-Lenders; Noteholders’ Ratable Shares    138

SCHEDULES AND EXHIBITS
Exhibit A    Additional Definitions
Exhibit B    Intentionally Omitted
Exhibit C    Disbursement Request and Certification
Schedule I    Immediate Repairs
Schedule II    Organizational Chart
Schedule III    Description of REA’s
Schedule IV    Restricted Transfer Persons
Schedule V    Allocated Loan Amounts
Schedule VI    Rent Concession Reserve Funds Schedule
Schedule VII    Existing TI/LC Reserve Funds Schedule

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LOAN AGREEMENT
THIS LOAN AGREEMENT, dated as of December 27, 2024 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), among WELLS FARGO BANK, NATIONAL ASSOCIATION, having an address at c/o Wells Fargo Commercial Mortgage Servicing, 401 South Tryon Street, 8th Floor, Charlotte, North Carolina 28202 (together with its successors and/or assigns, “Wells”), BANK OF AMERICA, N.A., a national banking association, having an address at 620 South Tryon Street, NC1-030-21-01, Charlotte, North Carolina 28255 (together with its successors and/or assigns, “BofA”), JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, a banking association chartered under the laws of the United States of America, having an address at 383 Madison Avenue, New York, New York 10179 (together with its successors and/or assigns, “JPM” and, collectively with Wells and BofA, “Lender”), 9460 WILSHIRE BLVD (BH) OWNER, L.P., a Delaware limited partnership, having an address at 4700 Wilshire Boulevard, Los Angeles, California 90010 (together with its permitted successors and/or assigns, “9460 Borrower”), CIM/11600 WILSHIRE (LOS ANGELES), LP, a Delaware limited partnership, having an address at 4700 Wilshire Boulevard, Los Angeles, California 90010 (together with its permitted successors and/or assigns, “11600 Borrower”) and CIM/11620 WILSHIRE (LOS ANGELES), LP, a Delaware limited partnership, having an address at 4700 Wilshire Boulevard, Los Angeles, California 90010 (together with its permitted successors and/or assigns, “11620 Borrower” and, collectively with 9460 Borrower and 11600 Borrower, “Borrower”).
RECITALS:
Borrower desires to obtain the Loan (defined below) from Lender.
Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (defined below).
In consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:
Article 1.

DEFINITIONS; PRINCIPLES OF CONSTRUCTION
Section 1.1Definitions.
For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:
“11600 Borrower” shall have the meaning set forth in the introductory paragraph hereof.
“11600 Property” shall mean the Individual Property located at 11600 Wilshire Blvd., Los Angeles, California 90025.
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“11620 Borrower” shall have the meaning set forth in the introductory paragraph hereof.
“11620 Property” shall mean the Individual Property located at 11620 Wilshire Blvd., Los Angeles, California 90025.
“30/360 Basis” shall mean on the basis of a 360-day year consisting of twelve (12) months of thirty (30) days each.
“9460 Borrower” shall have the meaning set forth in the introductory paragraph hereof.
“9460 Property” shall mean the Individual Property located at 9460 Wilshire Blvd., Beverly Hills, California 90212.
“Acceptable Delay” shall mean a delay solely due to acts of God, governmental restrictions put in place after the Closing Date, stays, judgments, orders or decrees (which stays, judgments, orders or decrees are made by a court of competent jurisdiction after the Closing Date, other than as a result of any act or omission of Borrower, Guarantor, Sponsor or any Affiliate of Borrower, Guarantor or Sponsor (provided, that, in the case of an omission by any of the foregoing Persons, a delay shall only be deemed to be the result of such omission if it was reasonably foreseeable by such Person that such delay would result from such omission)), enemy actions, civil commotion, pandemics, epidemics and/or public health emergencies and/or governmental actions taken in response to the foregoing, fire (other than any fire giving rise to the obligation to which the “Acceptable Delay” is applicable), casualty (other than any casualty giving rise to the obligation to which the “Acceptable Delay” is applicable), general strikes, general work stoppages or general shortages of labor or materials, provided, however, that in no event shall Borrower’s lack of funds be considered an “Acceptable Delay”.
“Acceptable LLC” shall mean a limited liability company formed under Delaware law which (i) has at least one springing member, which, upon the dissolution of all of the members or the withdrawal or the disassociation of all of the members from such limited liability company, shall immediately become the sole member of such limited liability company, and (ii) otherwise complies with Section 5.1 hereof.
“Accounts” shall mean the Tax Reserve Account, the Insurance Reserve Account, the Immediate Repair Reserve Account, the Replacement Reserve Account, the Leasing Reserve Account, and any other account established pursuant to this Agreement or the other Loan Documents.
“Act” shall mean the Limited Liability Company Act of the State of Delaware, as amended, and as it may be further amended from time to time, and any successor statutes thereto.
“Actual/360 Basis” shall mean on the basis of a 360-day year and charged on the basis of actual days elapsed for any whole or partial month in which interest is being calculated.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, owns more than twenty-five percent (25%) of, is in Control of, is Controlled by or is under common Control with such Person or is a director or officer of such Person or of an Affiliate of such Person.
“Affiliated Manager” shall mean any managing agent of any Individual Property in which Borrower, Guarantor, Sponsor, any SPE Component Entity (if any) or any Affiliate of such Persons has, directly or indirectly, any legal, beneficial or economic interest.
“Allocated Loan Amount” shall mean the portion of the principal amount of the Loan allocated to any applicable Individual Property as set forth on Schedule V hereof, as such amounts may be adjusted from time to time as hereinafter set forth. Upon each adjustment in the amount of Debt due to a prepayment of the Loan in accordance with the terms hereof, each Allocated Loan Amount shall be decreased by an amount equal to the product of (i) the amount of such payment and (ii) a fraction, the numerator of which is the applicable Allocated Loan Amount (prior to the adjustment in question) and the denominator of which is the total of all Allocated Loan Amounts (prior to the adjustment in question). Notwithstanding the foregoing or anything herein to the contrary, (a) in the event of a Casualty or Condemnation whereby Net Proceeds shall be applied to the Debt pursuant to the terms of Section 7.4 hereof, then such Net Proceeds shall be applied (1) first, to reduce the Allocated Loan Amount of the Individual Property affected by such Casualty or Condemnation and (2) second, pro rata to reduce the Allocated Loan Amounts of each of the other Individual Properties and (b) notwithstanding the terms of the foregoing clause (a), when the Debt is reduced as the result of Lender’s receipt of proceeds with respect to a Condemnation or Casualty affecting one hundred percent (100%) of an Individual Property, the Allocated Loan Amount for such Individual Property with respect to which the insurance proceeds or Award were received shall, at Lender’s sole discretion, be reduced to zero (such Allocated Loan Amount prior to reduction being referred to as the “Withdrawn Allocated Amount”), and each other Allocated Loan Amount shall, if the Withdrawn Allocated Amount exceeds such proceeds (such excess being referred to as the “Proceeds Deficiency”), be increased by an amount equal to the product of (1) the Proceeds Deficiency and (2) a fraction, the numerator of which is the applicable Allocated Loan Amount (prior to the adjustment in question) and the denominator of which is the aggregate of all of the Allocated Loan Amounts (prior to the adjustment in question) other than the Withdrawn Allocated Amount.
“ALTA” shall mean American Land Title Association, or any successor thereto.
“Alteration Threshold” shall mean, with respect to each Individual Property, an amount equal to five percent (5%) of the outstanding principal balance of the Allocated Loan Amount attributable to such Individual Property on the Closing Date.
“AML Law” shall have the meaning set forth in Section 3.29 hereof.
“AML Requirements” shall have the meaning set forth in Section 3.29 hereof.
“Annual Budget” shall have the meaning set forth in Section 4.12(a)(v) hereof.

“Anti-Corruption Laws” shall mean the U.S. Foreign Corrupt Practices Act of 1977, as amended, and any other anti-bribery or anti-corruption laws, regulations or ordinances in any jurisdiction in which the Borrower or any member of the Borrower Group is located or doing business.
“Applicable Law” shall mean all applicable federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting Borrower or the Property or any part thereof, or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, including, without limitation, the Americans with Disabilities Act of 1990, and all permits, licenses and authorizations and regulations relating thereto.
“Appraisal” shall mean an appraisal prepared in accordance with the requirements of FIRREA, prepared by an independent third party appraiser holding an MAI designation, who is state licensed or state certified if required under the laws of the state where each applicable Individual Property is located, who meets the requirements of FIRREA and who otherwise satisfies the Prudent Lender Standard.
“Approved Bank” shall mean (a) a bank or other financial institution which has the Required Rating, (b) if a Securitization has not occurred, a bank or other financial institution reasonably acceptable to Lender or (c) if a Securitization has occurred, a bank or other financial institution with respect to which Lender shall have received a Rating Agency Confirmation.
“Approved ID Provider” shall mean each of Paracorp Incorporated (doing business as Parasec), CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company and Lord Securities Corporation; provided, that, additional national providers of independent directors may be deemed added to the foregoing hereunder to the extent approved in writing by Lender and the Rating Agencies.
“Assignment of Management Agreement” shall mean that certain Conditional Assignment of Management Agreement dated as of the date hereof among Lender, Borrower and Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of the Property.
“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights.
“Borrower” shall have the meaning set forth in the introductory paragraph hereof.
“Borrower Group” shall mean (i) any Borrower and any SPE Component Entity, (ii) the direct and indirect owners of any Borrower, (iii) any Affiliate of any Borrower, (iv) any

Guarantor, (v) any Affiliated Manager, and (vi) any officer, director or agent acting on behalf of any of the parties referred to in (i) through (v) above with respect to the Debt, this Agreement or any of the other Loan Documents.
“Borrower Party” shall mean any Person that acted in accordance with the specific direction of Borrower, SPE Component Entity, Guarantor and/or Sponsor with respect to an act that, if such act was taken by Borrower, would result in personal liability to Borrower pursuant to the terms of Section 13.1
“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which commercial banks in the State of California or North Carolina are not open for business.
“Cash Management Account” shall have the meaning set forth in the Cash Management Agreement.
“Cash Management Agreement” shall mean that certain Cash Management Agreement of even date herewith among Lender, Borrower, and Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Cash Trap Event Period” shall have the meaning set forth in the Cash Management Agreement.
“Casualty” shall have the meaning set forth in Section 7.2 hereof.
“Casualty Consultant” shall have the meaning set forth in Section 7.4 hereof.
“Cause” shall mean, with respect to an Independent Director, (i) acts or omissions by such Independent Director that constitute willful disregard of, or gross negligence with respect to, such Independent Director’s duties, (ii) such Independent Director has engaged in or has been charged with or has been indicted or convicted for any crime or crimes of fraud or other acts constituting a crime under any law applicable to such Independent Director, (iii) such Independent Director has breached its fiduciary duties of loyalty and care as and to the extent of such duties in accordance with the terms of the applicable Borrower’s or the applicable SPE Component Entity’s organizational documents, as applicable, (iv) there is a material increase in the fees charged by such Independent Director or a material change to such Independent Director’s terms of service, (v) such Independent Director is unable to perform his or her duties as Independent Director due to death, disability or incapacity, or (vi) such Independent Director no longer meets the definition of Independent Director.
“CFIUS” shall mean (i) the Committee on Foreign Investment in the United States first established pursuant to Executive Order 11858 of May 7, 1975, and (ii) any replacement or successor thereto, including, without limitation, pursuant to FIRRMA.
“CFIUS Approval” shall mean (a) written confirmation provided by CFIUS that the transactions described in Section 3.32 hereof (the “Subject Transaction”) is not a Covered Transaction under the DPA, (b) written confirmation provided by CFIUS that it has completed its review or, if applicable, investigation of the matter in question under the DPA, and determined that there are no unresolved national security concerns with respect to the Subject Transaction, or (c) CFIUS shall have sent a report to the President of the United States requesting the President’s decision under the DPA, and the President shall have announced a decision not to take any action to suspend, prohibit or place any limitations on the Subject Transaction.
“CFIUS Review” shall have the meaning set forth in Section 4.26 hereof.
“Change of Control” shall mean the occurrence of one or more of the following: (i) one or more Control Parties shall fail to maintain Control (whether through the ownership of voting securities or by contract) of each Borrower, and (ii) the Control Parties shall fail to own at least a 25% direct or indirect equity ownership interest in each of Borrower and, if applicable, any SPE Component Entity.
“CIM Entity” means CIM Group or an Affiliate of CIM Group.
“CIM Group” means CIM Group Management, LLC, a Delaware limited liability company.
“CIM Guarantor” shall have the meaning set forth in the Guaranty.
“Closing Date” shall mean the date of the funding of the Loan.
“Component Prepayment” shall mean the occurrence the Loan Bifurcation Prepayment.
“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result, in lieu or in anticipation, of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.
“Constituent Members” shall have the meaning set forth in Section 5.2(b) hereof.
“Control” shall mean, with respect to any Person, the possession of the power to direct or to cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or other beneficial interests, by contract or otherwise and Control shall not be deemed absent solely because another Person shall have approval rights or veto power with respect to major decisions being made by such Person. The terms “Controlled” and “Controlling” shall have correlative meanings.
“Control Party” means any CIM Entity and Guarantor.
“Covered Transaction” shall have the meaning set forth in the DPA.
“Creditors Rights Laws” shall mean any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship,

arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to its debts or debtors.
“Crowdfunded Person” shall mean a Person capitalized primarily by monetary contributions (a) of less than $35,000 each from more than 35 investors who are individuals and (b) which are funded primarily (i) in reliance upon Regulation Crowdfunding promulgated by the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended and/or (ii) through internet-mediated registries, platforms or similar portals, mail-order subscriptions, benefit events and/or other similar methods.
“DBRS” shall mean DBRS Morningstar.
“Debt” shall mean the outstanding principal amount set forth in, and evidenced by, this Agreement and the Note together with all interest accrued and unpaid thereon and all other sums due to Lender in respect of the Loan under the Note, this Agreement or the other Loan Documents, including, without limitation, the payment of all unreimbursed sums advanced and unreimbursed costs and expenses incurred (including unpaid or unreimbursed servicing and special servicing fees) by Lender in accordance with the Loan Documents in connection with the enforcement and/or collection of the Debt or any part thereof.
“Debt Service” shall mean, with respect to any particular period of time, scheduled principal and/or interest payments under the Loan.
“Debt Service Coverage Ratio” shall have the meaning set forth on Exhibit A attached hereto and made a part hereof. All capitalized terms in such definition are also set forth on Exhibit A.
“Debt Yield” shall have the meaning set forth on Exhibit A attached hereto and made a part hereof. All capitalized terms in such definition are also set forth on Exhibit A.
“Default” shall mean the occurrence of any event hereunder or under the Note or the other Loan Documents which, but for the giving of notice or passage of time, or both, would be an Event of Default.
“Default Rate” shall mean, with respect to the Loan, a rate per annum equal to the lesser of (i) the Maximum Legal Rate, or (ii) the sum of (a) the Interest Rate and (b) four percent (4%).
“Default Yield Maintenance Premium” shall mean an amount equal to the greater of the following two amounts: (a) an amount equal to 3% of the amount prepaid in connection with a prepayment pursuant to Section 2.7(c) hereof; or (b) an amount equal to (i) the amount, if any, by which the sum of the present values as of the prepayment date of all unpaid principal and interest payments required hereunder, calculated by discounting such payments from the respective dates each such payment was due hereunder (or, with respect to the payment required on the Open Period Start Date (assuming the outstanding principal balance of the Loan is due on the Open Period Start Date), from the Open Period Start Date) back to the prepayment date at a discount rate equal to the Periodic Treasury Yield (defined below) exceeds the outstanding principal balance of the Loan as of the prepayment date, multiplied by (ii) a fraction whose numerator is the amount prepaid and whose denominator is the outstanding principal balance of the Loan as of the prepayment date. For purposes of the foregoing, “Periodic Treasury Yield” shall mean (y) the annual yield to maturity of the actively traded non-callable United States Treasury fixed interest rate security (other than any such security which can be surrendered at the option of the holder at face value in payment of federal estate tax or which was issued at a substantial discount) that has a maturity closest to (whether before, on or after) the Maturity Date (or if two or more such securities have maturity dates equally close to the Maturity Date, the average annual yield to maturity of all such securities), as reported in The Wall Street Journal or other authoritative publication or news retrieval service on the fifth Business Day preceding the prepayment date, divided by (z) 12. Lender’s calculation of the Default Yield Maintenance Premium, and all component calculations, shall be conclusive and binding on Borrower absent manifest error.
“Defeasance Approval Item” shall have the meaning set forth in Section 2.8 hereof.
“Defeasance Collateral Account” shall have the meaning set forth in Section 2.8 hereof.
“Defeasance Lockout Release Date” shall mean the earlier to occur of (i) the third anniversary of the Monthly Payment Date immediately following the Closing Date and (ii) the date that is two (2) years from the “startup day” (within the meaning of Section 860G(a)(9) of the IRS Code) of the REMIC Trust established in connection with the last Securitization involving any portion of or interest in the Loan.
“Defined Benefit Plan” shall mean a plan, document, agreement, or arrangement currently or previously maintained or sponsored by Borrower or by any ERISA Affiliate or to which either Borrower or any ERISA Affiliate currently makes, or previously made, contributions and (i) that provides or is expected to provide retirement benefits to employees or other workers and (ii) under which Borrower could reasonably be expected to have any liability (including liability attributable from an ERISA Affiliate). A Defined Benefit Plan shall include any plan that if it were terminated at any time, would result in Borrower or any ERISA Affiliate being deemed to be a “contributing sponsor” (as defined in Section 4001(a)(13) of ERISA) of the terminated plan pursuant to ERISA Section 4069. A Defined Benefit Plan does not include a Multiemployer Plan.
“Deposit Account” shall have the meaning set forth in the Cash Management Agreement.
“Disbursement Request Form” shall mean a Disbursement Request and Certification in the form attached hereto as Exhibit C.
“Disclosure Document” shall have the meaning set forth in Section 11.2 hereof.
“Divide” shall mean to effectuate a Division.

“Division” shall mean, as to any Person, such Person dividing and/or otherwise engaging in and/or becoming subject to, in each case, any division (whether pursuant to plan of division or otherwise), including, without limitation and to the extent applicable, pursuant to §18-217 of the Delaware Limited Liability Company Act, 6 Del. C. §18-101, et seq.
“DPA” shall mean the Defense Production Act of 1950, 50 U.S.C. § 4565, as amended by the Foreign Investment Risk Review Modernization Act of 2018 (“FIRRMA”), H. R. 5515-538 (as the same may have been or may hereafter be amended, restated, supplemented or otherwise modified), all laws and regulations related thereto and all mandates, requirements, powers and similar requirements imposed or exercised thereunder (including, without limitation, any of the foregoing implemented by and/or otherwise relating to CFIUS), as the foregoing may be amended from time to time, any successor statute or statutes and all rules and regulations from time to time promulgated in connection with the foregoing.
“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity which (i) complies with the definition of Eligible Institution, (ii) in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. §9.10(b), and (iii) has a combined capital and surplus of at least $50,000,000 and is subject to supervision or examination by federal and state authority. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.
“Eligible Institution” shall mean (a) a depository institution or trust company, the deposits of which are insured by the Federal Deposit Insurance Corporation, (i) the short term unsecured debt obligations or commercial paper of which are rated at least “A-1+” (or its equivalent) from each of the Rating Agencies in the case of accounts in which funds are held for thirty (30) days or less and (ii) the senior unsecured debt obligations of which are rated at least “A” (or its equivalent) from each of the Rating Agencies in the case of accounts in which funds are held for more than thirty (30) days or (b) such other depository institution otherwise approved by the Rating Agencies from time-to-time.
“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement, dated as of the date hereof, executed by Borrower and REIT Guarantor in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Environmental Laws” shall have the meaning set forth in the Environmental Indemnity.
“Equity Collateral” shall have the meaning set forth in Section 11.6 hereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may heretofore have been or may hereafter be amended, restated, replaced or otherwise modified.
“ERISA Affiliate” shall mean all members of a controlled group of corporations and all trades and business (whether or not incorporated) under common control and all other entities which, together with Borrower, are treated as a single employer under any or all of Sections 414(b), (c), (m) or (o) of the IRS Code.
“Event of Default” shall have the meaning set forth in Section 10.1 hereof.
“Exchange Act” shall have the meaning set forth in Section 11.2 hereof.
“Exchange Act Filing” shall mean any filing under or pursuant to the Exchange Act in connection with or relating to a Securitization.
“Excluded Agreements” shall mean (a) Leases entered into in compliance with this Agreement, (b) agreements regarding any Sale or Pledge that does not constitute a Prohibited Transfer in connection with which Borrower has no payment obligations, (c) agreements constituting Permitted Encumbrances that were recorded as of the Closing Date, (d) the Management Agreement, (e) agreements regarding the sale of the Property, so long as the Loan will be repaid in full in connection with any sale of the Property and in connection with which Borrower has no payment obligations prior to the sale of the Property and (f) agreements regarding the sale of the 11600 Property and/or the 11620 Property to an independent third party in connection with any partial prepayment of the Loan and/or a Partial Defeasance Event, in each case in accordance with the terms and conditions hereof, and in connection with which Borrower has no payment obligations prior to the sale of the applicable Individual Property.
“Exculpated Parties” shall have the meaning set forth in Section 13.1 hereof.
“Family Group” shall mean, as to any natural Person, the spouse, parents, children and grandchildren (in each case, by birth or adoption) and other lineal descendants, in each case, of such natural Person and, in each case, family trusts and/or conservatorships for the benefit of such natural Person and/or any of the foregoing Persons.
“FIRRMA” shall have the meaning set forth in the definition of “DPA” hereof.
“Fitch” shall mean Fitch, Inc.
“Flood Insurance Acts” shall have the meaning set forth in Section 7.1 hereof.
“GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.
“Governmental Authority” shall mean any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (foreign, federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

“Guarantor” shall mean (i) REIT Guarantor, and any successor to and/or replacement of such Person selected by Borrower that is a Satisfactory Replacement Guarantor (as defined in the Guaranty), in each case pursuant to and in accordance with the applicable terms and conditions of the Loan Documents, and (ii) CIM Group Investments, LLC, a Delaware limited liability company.
“Guaranty” shall mean that certain Guaranty of Recourse Obligations executed by Guarantor and dated as of the date hereof, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Hazardous Substances” shall have the meaning set forth in the Environmental Indemnity.
“Immediate Repair Funds” shall have the meaning set forth in Section 8.3 hereof.
“Immediate Repair Reserve Account” shall have the meaning set forth in Section 8.3 hereof.
“Immediate Repairs” shall have the meaning set forth in Section 8.3 hereof.
“Improvements” shall have the meaning set forth in the granting clause of the Security Instrument.
“Indebtedness” shall mean, for any Person, without duplication: (i) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person is or its assets are liable, (ii) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person would be liable if such amounts were advanced thereunder, (iii) all amounts required to be paid by such Person as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests, (iv) all indebtedness guaranteed by such Person, directly or indirectly, (v) all obligations under leases pursuant to which such Person is a lessee and that constitute capital leases of such Person (as defined under GAAP applicable as of the Closing Date) for which such Person is liable, (vi) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss, (vii) any property-assessed clean energy loans or similar indebtedness, including, without limitation, if such loans or indebtedness are made or otherwise provided by any Governmental Authority and/or secured or repaid (directly or indirectly) by any taxes or similar assessments, and (viii) any other similar amounts. For the avoidance of ambiguity, the following shall not constitute “Indebtedness” except to the extent expressly included in the foregoing sentence: (a) fees payable under the Management Agreement pursuant to the terms thereof; (b) tenant improvement or construction costs or allowances or other inducements or payments required by any Lease entered into pursuant to the terms and conditions of this Agreement or leasing commissions owed in connection therewith; (c) costs under a contract for work at the Property permitted pursuant to the terms and conditions of this Agreement; (d) obligations with respect to Taxes or

Other Charges which may have accrued but which are not yet delinquent; or (e) shared maintenance obligations under any REA.
“Indemnified Parties” shall mean (a) Lender, (b) any successor owner or holder of the Loan or participations in the Loan, (c) any Servicer or prior Servicer of the Loan, (d) any Investor or any prior Investor in any Securities, (e) any trustees, custodians or other fiduciaries who hold or who have held a full or partial interest in the Loan for the benefit of any Investor or other third party, (f) any receiver or other fiduciary appointed in a foreclosure or other Creditors Rights Laws proceeding, (g) any officers, directors, shareholders, partners, members, employees, agents, servants, representatives, Affiliates or subsidiaries of any and all of the foregoing, and (h) the heirs, legal representatives, successors and assigns of any and all of the foregoing (including, without limitation, any successors by merger, consolidation or acquisition of all or a substantial portion of the Indemnified Parties’ assets and business) in all cases whether during the term of the Loan or as part of or following a foreclosure of the Loan. For the avoidance of doubt, Indemnified Parties shall specifically exclude any successor owner of the Property that acquires all or part of the Property by any foreclosure, deed in lieu of foreclosure or post foreclosure transfer that is not Lender, any of its participants or an Affiliate, nominee or designee of Lender.
“Independent Director” shall have the meaning set forth in Section 5.2(a) hereof.
“Individual Property” shall mean each parcel of real property, the Improvements thereon and all personal property owned by Borrower and encumbered by the Security Instrument, together with all rights pertaining to such property and Improvements, as more particularly described in the granting clauses of the Security Instrument and referred to therein as the “Property.”
“Institutional Lender” shall mean a bank, savings and loan association, insurance company, real estate or mortgage investment trust, pension fund, an agency of the United States Government, mortgage banker, the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation or any other lender generally recognized as an institutional lender who (x) has (i) total assets (in name or under management) in excess of $500,000,000 and, except with respect to a pension advisory firm or similar fiduciary, capital/statutory surplus, shareholder equity or net worth in excess of $500,000,000 (in both cases, exclusive of the Property and determined on a market value basis) and (ii) Liquidity (as defined in the Guaranty) having a market value of at least $100,000,000 (provided that such liquidity requirement shall not apply to pension funds, insurance companies or pension advisory firms), (y) is regularly engaged in the business of making credit facility loans, and (z) has not been (nor has any Person Controlling such Person been) the subject of a bankruptcy or similar insolvency proceeding, or a material governmental or regulatory investigation which resulted in a final, non-appealable conviction for criminal activity involving moral turpitude, and no court shall have issued a final, non-appealable judgment that such Person (or any Person Controlling such Person) defrauded its creditors, in each case, in the past seven (7) years.
“Insurance Premiums” shall have the meaning set forth in Section 7.1 hereof.

“Insurance Reserve Account” shall have the meaning set forth in Section 8.2 hereof.
“Insurance Reserve Funds” shall have the meaning set forth in Section 8.2 hereof.
“Interest Accrual Period” shall mean the period beginning on the eleventh (11th) day of each calendar month during the term of the Loan and ending on (but including) the tenth (10th) day of the following calendar month.
“Interest Bearing Reserve Funds” shall mean, collectively, all Reserve Funds except the Tax Reserve Funds, the Insurance Reserve Funds and the Immediate Repair Funds.
“Interest Rate” shall mean a rate per annum equal to 7.413%.
“Interest Shortfall” shall have the meaning set forth in Section 2.7 hereof.
“Investor” shall mean any investor in the Loan (or any portion thereof or interest therein) in connection with a Securitization of the Loan (or any portion thereof or interest therein).
“IRS Code” shall mean the Internal Revenue Code of 1986, as amended from time to time or any successor statute.
“Kroll” shall mean Kroll Bond Rating Agency, Inc.
“Land” shall have the meaning set forth in the Security Instrument.
“Lease” shall mean any and all leases, subleases, rental agreements and other agreements whether or not in writing affecting the use, enjoyment or occupancy of the Land and/or the Improvements heretofore or hereafter entered into and all extensions, amendments and modifications thereto, whether before or after the filing by or against Borrower of any petition for relief under Creditors Rights Laws.
“Leasing Reserve Account” shall have the meaning set forth in Section 8.5 hereof.
“Leasing Reserve Funds” shall have the meaning set forth in Section 8.5 hereof.
“Leasing Reserve Monthly Deposit” shall have the meaning set forth in Section 8.5 hereof.
“Lender” shall have the meaning set forth in the introductory paragraph hereof.
“Lender Mezzanine Option” shall have the meaning set forth in Section 11.6 hereof.
“Letter of Credit” shall mean an irrevocable, auto-renewing, unconditional, transferable, clean sight draft standby letter of credit, issued by an Approved Bank, having an initial term of not less than one (1) year and with automatic renewals for one (1) year periods (unless the obligation being secured by, or otherwise requiring the delivery of, such letter of credit is required to be performed at least thirty (30) days prior to the initial expiry date of such letter of credit), for which neither Borrower nor any SPE Component Entity shall have any reimbursement obligation and which reimbursement obligation is not secured by the Property or any other property pledged to secure the Note, in favor of Lender and entitling Lender to draw thereon, based solely on a statement that Lender has the right to draw thereon executed by an officer or authorized signatory of Lender in Charlotte, North Carolina, New York, New York, or San Francisco, California.
“Liabilities” shall have the meaning set forth in Section 11.2 hereof.
“Licenses” shall have the meaning set forth in Section 3.11(a) hereof.
“Lien” shall mean any mortgage, deed of trust, lien (statutory or otherwise but excluding inchoate liens), pledge, hypothecation, easement, restrictive covenant, preference, assignment (for security), security interest, or any other encumbrance, charge or transfer (for security) of, or any agreement to enter into or create any of the foregoing, on or affecting all or any portion of the Property or any interest therein, or any direct interest in Borrower or any SPE Component Entity, including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens (excluding inchoate liens) and encumbrances.
“LLC Agreement” shall have the meaning set forth in Section 5.1(e) hereof.
“Loan” shall mean the loan made by Lender to Borrower pursuant to this Agreement.
“Loan Bifurcation” shall have the meaning set forth in Section 11.1 hereof.
“Loan Bifurcation Prepayment” shall have the meaning set forth in Section 11.1(b) hereof.
“Loan Documents” shall mean, collectively, this Agreement, the Note, the Security Instrument, the Environmental Indemnity, the Assignment of Management Agreement, the Cash Management Agreement, the Guaranty and all other documents executed and/or delivered in connection with the Loan.
“Loan-To-Value Ratio” shall mean a percentage calculated by multiplying (i) a fraction, the numerator of which is the outstanding principal balance of the Loan and the denominator of which is the value of all applicable Individual Properties based on Appraisals thereof dated within sixty (60) days from the date of calculation, by (ii) one hundred percent (100%).
“Losses” shall mean any and all claims, suits, liabilities (including, without limitation, strict liabilities and any impairment of Lender’s security for the Loan), actions, proceedings, obligations, debts, damages (other than punitive, special or consequential damages), losses, costs, expenses, fines, penalties, charges, fees, judgments, awards, amounts paid in settlement of whatever kind or nature (including but not limited to legal fees and other costs of defense).

“Major Lease” shall mean, as to each Individual Property, (i) any Lease which, individually or when aggregated with all other Leases at the applicable Individual Property with the same Tenant or its Affiliate, either (A) accounts for fifteen percent (15%) or more of the total rental income for the applicable Individual Property, or (B) demises fifteen percent (15%) or more of the applicable Individual Property’s gross leasable area, (ii) any Lease which contains any option, offer, right of first refusal or other similar entitlement to acquire all or any portion of the applicable Individual Property, and (iii) any instrument guaranteeing or providing credit support for any Lease meeting the requirements of (i) and/or (ii) above.
“Major Transfer Violation” shall mean any of (i) any transfer resulting in a Change of Control of Borrower and/or (ii) any voluntary direct transfer of the fee simple interest in all or any material portion of the real property comprising any portion of the Property, in each case, in violation of the Loan Documents.
“Management Agreement” shall mean, individually and/or collectively (as the context may require), each management agreement entered into by and between Borrower and the current Manager or any replacement management agreement entered into by and between Borrower and any Manager in accordance with the terms hereof and of the other Loan Documents, pursuant to which Manager is to provide management and other services with respect to the Property.
“Manager” shall mean CIM Management, Inc., a California corporation, (including, without limitation, as such entity may exist after a merger, provided that such entity is the surviving entity with respect to such merger) or such other entity selected as the manager of any applicable Individual Property in accordance with the terms of this Agreement or the other Loan Documents.
“Material Adverse Effect” shall mean a material adverse effect on (i) the Property, (ii) the business, profits, management, operations or financial condition of Borrower, Guarantor or the Property, (iii) the enforceability, validity, perfection or priority of the lien of the Security Instrument or the other Loan Documents, (iv) the ability of Borrower to perform its obligations under the Security Instrument or the other Loan Documents, or (v) the ability of Guarantor to perform its obligations under the Loan Documents to which it is a party.
“Material Agreements” shall mean each contract and agreement to which Borrower is a party (including, without limitation, as the successor to a prior party thereto) relating to the ownership, management, development, use, operation, leasing, maintenance, repair or improvement relating to any Individual Property, other than the Management Agreement, any REA and the Leases, as to which either (i) there is an obligation of Borrower to pay more than $150,000.00 per annum; or (ii) the term thereof extends beyond one year (unless cancelable on sixty (60) days or less notice without requiring the payment of termination fees or payments of any kind by Borrower). Notwithstanding the foregoing, any Excluded Agreement shall not be or be deemed to be a Material Agreement.
“Material Business Terms” shall have the meaning set forth in Section 4.14(g) hereof.

“Maturity Date” shall mean January 11, 2030 or such other date on which the final payment of principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.
“Maximum Legal Rate” shall mean the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the Applicable Law that is held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.
“Member” shall have the meaning set forth in Section 5.1(e) hereof.
“Minimum Disbursement Amount” shall mean Fifteen Thousand and No/100 Dollars ($15,000).
“Minimum Transfer Requirements” shall have the meaning set forth in Section 6.3 hereof.
“Monthly Insurance Deposit” shall have the meaning set forth in Section 8.2 hereof.
“Monthly Payment Amount” shall mean a payment equal to the amount of interest which has accrued during the preceding Interest Accrual Period computed at the Interest Rate. For the avoidance of doubt, the Loan is interest only for the entire term of the Loan.
“Monthly Payment Date” shall mean the eleventh (11th) day of every calendar month occurring during the term of the Loan.
“Monthly Tax Deposit” shall have the meaning set forth in Section 8.1 hereof.
“Moody’s” shall mean Moody’s Investors Service, Inc.
“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 4001(a)(3) of ERISA, and to which Borrower or any ERISA Affiliate is making, is obligated to make or has made or been obligated to make during the last six years, contributions on behalf of participants who are or were employed by any of them.
“Net Proceeds” shall mean: (i) the net amount of all insurance proceeds payable as a result of a Casualty to any Individual Property, after deduction of reasonable costs and expenses (including, but not limited to, reasonable attorneys’ fees), if any, in collecting such insurance proceeds, or (ii) the net amount of the Award, after deduction of reasonable costs and expenses (including, but not limited to, reasonable attorneys’ fees), if any, in collecting such Award.
“Net Proceeds Deficiency” shall have the meaning set forth in Section 7.4 hereof.
“Net Sales Proceeds” shall mean, with respect to the sale of any Release Parcel, the gross proceeds of such sale less all reasonable and customary transaction costs.

“New Manager” shall have the meaning set forth in Section 4.15 hereof.
“New Mezzanine Borrower” shall have the meaning set forth in Section 11.6 hereof.
“New Non-Consolidation Opinion” shall mean a substantive non-consolidation opinion provided by outside counsel reasonably acceptable to Lender and acceptable to the Rating Agencies and otherwise in form and substance reasonably acceptable to Lender and acceptable to the Rating Agencies.
“Non-Conforming Policy” shall have the meaning set forth in Section 7.1 hereof.
“Non-Consolidation Opinion” shall mean that certain substantive non-consolidation opinion delivered to Lender by Gabell Beaver LLC in connection with the closing of the Loan.
“Note” shall mean, collectively, each of Note A-1, Note A-2, and Note A-3.
“Note A-1” shall mean that certain Promissory Note A-1 of even date herewith in the principal amount of $48,750,000.00, made by Borrower in favor of Wells, as the same may be amended, restated, replaced, extended, renewed, supplemented, severed, split, or otherwise modified from time to time.
“Note A-2” shall mean that certain Promissory Note A-2 of even date herewith in the principal amount of $30,000,000.00, made by Borrower in favor of BofA, as the same may be amended, restated, replaced, extended, renewed, supplemented, severed, split, or otherwise modified from time to time.
“Note A-3” shall mean that certain Promissory Note A-3 of even date herewith in the principal amount of $26,250,000.00, made by Borrower in favor of JPM, as the same may be amended, restated, replaced, extended, renewed, supplemented, severed, split, or otherwise modified from time to time.
“Noteholder” shall mean any holder of a Note, from time to time.
“OFAC” shall have the meaning set forth in Section 3.28 hereof.
“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower which is signed by a Responsible Officer of Borrower.
“Open Period Start Date” shall have the meaning set forth in Section 2.7(a) hereof.
“Other Charges” shall mean all maintenance charges, impositions other than Taxes, and any other charges, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof.
“Partial Defeasance Collateral” shall mean U.S. Obligations which provide payments (i) on or prior to, but as close as possible to, the Business Day immediately preceding all

Monthly Payment Dates and other scheduled payment dates, if any, under the Defeased Note after the Partial Defeasance Date and up to and including the Maturity Date, and (ii) in amounts equal to or greater than the Scheduled Defeasance Payments relating to such Monthly Payment Dates and other scheduled payment dates.
“Partial Defeasance Date” shall have the meaning set forth in Section 2.8(c)(i).
“Partial Defeasance Event” shall have the meaning set forth in Section 2.8(c).
“Permitted Encumbrances” shall mean, with respect to each Individual Property, collectively, (a) the Lien and security interests created by this Agreement and the other Loan Documents, (b) all Liens, encumbrances and other matters disclosed in the Title Insurance Policy, (c) Liens, if any, for Taxes imposed by any Governmental Authority not yet delinquent (but excluding any lien securing any property-assessed clean energy loans or similar indebtedness with respect to Borrower and/or the Property, including, without limitation, if such loans or indebtedness are made or otherwise provided by any Governmental Authority and/or secured or repaid (directly or indirectly) by any taxes or similar assessments) or being contested in good faith in accordance with this Agreement, (d) mechanics liens being contested by Borrower in good faith and by appropriate proceedings in accordance with this Agreement, (e) the Lien of any Lease, Material Agreement or REA entered into prior to the Closing Date or in accordance with this Agreement and (f) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s sole discretion.
“Permitted Equipment Leases” shall mean equipment leases or other similar instruments entered into by Borrower with respect to any Personal Property; provided, that, in each case, such equipment leases or similar instruments (i) are entered into on commercially reasonable terms and conditions in the ordinary course of Borrower’s business and (ii) relate to Personal Property which is (A) used in connection with the development, ownership, operation and maintenance of the Property in the ordinary course of Borrower’s business and (B) readily replaceable without material interference or interruption to the operation of the Property.
“Permitted Indebtedness” shall mean (a) trade and operational indebtedness incurred in the ordinary course of business with trade creditors, provided such indebtedness is (1) unsecured, (2) not evidenced by a promissory note, (3) on commercially reasonable terms and conditions, and (4) due not more than ninety (90) days past the date incurred and paid on or prior to such date and (b) Permitted Equipment Leases; provided however, the aggregate amount of the indebtedness described in (a) and (b) shall not exceed at any time five percent (5%) of the outstanding aggregate Allocated Loan Amounts associated with the applicable Individual Property(ies).
“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property” shall have the meaning set forth in the granting clause of the Security Instrument.
“Policies” shall have the meaning specified in Section 7.1 hereof.
“Prepayment Date” shall have the meaning set forth in Section 2.7(a)(ii) hereof.
“Prior Lender” shall mean, individually or collectively, as the context may require, the holders of all or any portion of any Prior Loan at the time that such Prior Loan was repaid.
“Prior Loan” shall mean any loan obtained by Borrower prior to the date hereof that is secured by all or any portion of the Property.
“Prohibited Transfer” shall have the meaning set forth in Section 6.2 hereof.
“Property” shall have the meaning set forth in the Security Instrument.
“Property Transfer Date” shall mean the date on which title to the Property is transferred to any party at a foreclosure sale or to Lender or its nominee by any means.
“Provided Information” shall have the meaning set forth in Section 11.2(b) hereof.
“Prudent Lender Standard” shall, with respect to any matter, be deemed to have been met if the matter in question (i) prior to a Securitization, is reasonably acceptable to Lender and (ii) after a Securitization, would be acceptable to a prudent lender of securitized commercial mortgage loans.
“Qualified Insurer” shall have the meaning set forth in Section 7.1 hereof.
“Qualified Leasing Expenses” shall mean actual, out-of-pocket expenses incurred by Borrower in leasing space at any Individual Property pursuant to Leases (1) existing as of the Closing Date and (2) entered into following the Closing Date in accordance with the terms hereof, including, in each case, brokerage/leasing commissions, reasonable legal fees associated with negotiating replacement or renewal leases (or any amendments, modifications or applicable approvals related thereto), and tenant improvements, which expenses (a) (i) in connection with Leases entered into following the Closing Date which require Lender’s approval under the Loan Documents, are specifically approved by Lender, (ii) in connection with Leases existing as of the Closing Date and entered into following the Closing Date which do not require Lender’s approval under the Loan Documents, are incurred in the ordinary course of business and are on market terms and conditions, or (iii)  are otherwise approved by Lender, which approval shall not be unreasonably withheld or delayed, and (b) are substantiated by executed Lease documents and/or brokerage/leasing agreements. With respect to Qualified Leasing Expenses pursuant to clauses (ii) and (iii) above, Lender shall have received a budget for such tenant improvement costs and a schedule of brokerage/leasing commissions payments payable in connection with any Qualified Leasing Expenses.

“Qualified Manager” shall have the meaning set forth in the Assignment of Management Agreement.
“Ratable Share” or “Ratably” shall mean, with respect to any Noteholder, its share of the Loan based upon the proportion of the outstanding principal amount of the Loan held by such Noteholder to the total outstanding principal amount of the Loan. As of the date hereof, the Ratable Share of the Noteholder of Note A-1 is 46.43%, the Ratable Share of the Noteholder of Note A-2 is 28.57%, and the Ratable Share of the Noteholder of Note A-3 is 25%.
“Rating Agencies” shall mean each of S&P, Moody’s, Fitch, DBRS, and Kroll, or any successor thereto, or any other nationally-recognized statistical rating agency which has been approved by Lender, but only to the extent that such Rating Agency has been designated by Lender in connection with any Securitization.
“Rating Agency Confirmation” shall mean a written affirmation from each of the Rating Agencies (obtained at Borrower’s sole cost and expense) that the credit rating of the Securities by such Rating Agency immediately prior to the occurrence of the event with respect to which such Rating Agency Confirmation is sought will not be qualified, downgraded or withdrawn as a result of the occurrence of such event, which affirmation may be granted or withheld in such Rating Agency’s sole and absolute discretion. For the purposes of this Agreement and the other Loan Documents, if any Rating Agency shall waive, decline or refuse to review or otherwise engage any request for a Rating Agency Confirmation hereunder or under the other Loan Documents (hereinafter, a “RA Consent”), such RA Consent shall be deemed to eliminate, for such request only, the condition that a Rating Agency Confirmation by such Rating Agency (only) be obtained for purposes of this Agreement or the other Loan Documents, as applicable; provided, however, if Lender does not have a separate and independent approval right with respect to such event set forth herein or in the other Loan Documents, as applicable, then the term “Rating Agency Confirmation” shall be deemed instead to require the approval of Lender based on its good faith determination (except that with respect to Section 4.15(d), Section 6.4(k), the definition of Approved Bank and the definition of Required Rating, the applicable approval shall not be unreasonably withheld). For purposes of clarity, any such waiver, declination or refusal to review or otherwise engage in any request for a Rating Agency Confirmation hereunder or under the other Loan Documents shall not be deemed a waiver, declination or refusal to review or otherwise engage in any subsequent request for a Rating Agency Confirmation hereunder or under the other Loan Documents, and the condition for Rating Agency Confirmation pursuant to this Agreement and the other Loan Documents for any subsequent request shall apply regardless of any previous waiver, declination or refusal to review or otherwise engage in such prior request.
“REA” shall mean, individually and/or collectively (as the context may require), each reciprocal easement, covenant, condition and restriction agreement or similar agreement affecting the Property, including, without limitation, any that may be more particularly described on Schedule III hereto and any future reciprocal easement or similar agreement affecting the Property entered into in accordance with the applicable terms and conditions hereof.
“Registrar” shall have the meaning set forth in Section 11.7 hereof.

“Registration Statement” shall have the meaning set forth in Section 11.2 hereof.
“Regulation AB” shall mean Regulation AB under the Securities Act and the Exchange Act, as such Regulation may be amended from time to time.
“REIT Guarantor” shall mean Creative Media & Community Trust Corporation, a Maryland corporation.
“Related Loan” shall mean a loan made to an Affiliate of Borrower, or secured by a Related Property, that is included with the Loan (or a portion of the Loan) in a Securitization.
“Related Party” shall have the meaning set forth in Section 5.1(b)(xi) hereof.
“Related Property” shall mean a parcel of real property, together with improvements thereon and personal property related thereto, that is “related”, within the meaning of the definition of Significant Obligor, to the Property.
“Release Price” shall mean an amount equal to the greater of (x) 115% of the Allocated Loan Amount for the subject Individual Property, (y) 100% of the Net Sales Proceeds for the subject Individual Property and (z) an amount sufficient to comply with REMIC Requirements such that the Loan will not fail to maintain its status as a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the IRS Code.
“REMIC Requirements” shall mean any applicable federal income tax requirements relating to the continued qualification of any REMIC Trust (including, without limitation, the continued treatment of the Loan as a “qualified mortgage” in the hands of the REMIC Trust) as such under the IRS Code, the non-imposition of any tax on such REMIC Trust under the IRS Code (including, without limitation, the taxes on “prohibited transactions” and “contributions”), and any other constraints, rules or other regulations or requirements relating to the servicing, modification or other similar matters with respect to the Loan (or any portion thereof or interest therein) that may exist in, or be promulgated administratively under, the IRS Code.
“REMIC Trust” shall mean a “real estate mortgage investment conduit” within the meaning of Section 860D of the IRS Code that holds any interest in all or any portion of the Loan (including, without limitation, the Note).
“Rent Loss Proceeds” shall have the meaning set forth in Section 7.1 hereof.
“Rent Roll” shall have the meaning set forth in Section 3.17 hereof.
“Rents” shall have the meaning set forth in the Security Instrument.
“Replacement Reserve Account” shall have the meaning set forth in Section 8.4 hereof.
“Replacement Reserve Funds” shall have the meaning set forth in Section 8.4 hereof.

“Replacement Reserve Monthly Deposit” shall have the meaning set forth in Section 8.4 hereof.
“Replacements” for any period shall mean amounts expended for replacements and/or alterations to the Property and required to be capitalized according to GAAP and reasonably approved by Lender.
“Required Financial Item” shall have the meaning set forth in Section 4.12 hereof.
“Required Rating” shall mean a rating of not less than “A-1” (or its equivalent) from each of the Rating Agencies if the term of such Letter of Credit is no longer than three (3) months or if the term of such Letter of Credit is in excess of three (3) months, a rating of not less than “AA-” (or its equivalent) from each of the Rating Agencies, or, if a Securitization has not occurred, such other rating that is reasonably acceptable to Lender or, if a Securitization shall have occurred, such other rating with respect to which Lender shall have received a Rating Agency Confirmation.
“Reserve Funds” shall mean the Tax Reserve Funds, the Insurance Reserve Funds, the Immediate Repair Funds, the Replacement Reserve Funds, the Leasing Reserve Funds, the Rent Concession Reserve Funds, the Existing TI/LC Reserve Funds, and any other escrow funds (other than any funds in the Cash Management Account) established by this Agreement or the other Loan Documents.
“Responsible Officer” shall mean with respect to a Person, the chairman of the board, president, chief operating officer, chief financial officer, treasurer or vice president of such Person or such other similar officer of such Person reasonably acceptable to Lender and appropriately authorized by the applicable Person in a manner reasonably acceptable to Lender.
“Restoration” shall have the meaning set forth in Section 7.2 hereof.
“Restoration Retainage” shall have the meaning set forth in Section 7.4 hereof.
“Restoration Threshold” shall mean, with respect to each Individual Property, an amount equal to 5% of the outstanding principal balance of the Allocated Loan Amount attributable to such Individual Property.
“Restricted Party” shall have the meaning set forth in Section 6.1 hereof.
“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.
“Sale or Pledge” shall have the meaning set forth in Section 6.1 hereof.
“Sanctioned Target” shall have the meaning set forth in Section 3.28 hereof.
“Sanctions” shall mean any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and anti-terrorism laws imposed, administered or enforced from time to time by (a) the United States of America, including those administered by the U.S. Treasury Department Office of Foreign Assets Control (OFAC), the U.S. State Department, the U.S. Department of Commerce, or through any existing or future Executive Order, (b) the United Nations Security Council, (c) the European Union, (d) the United Kingdom, or (e) any other Governmental Authority in any jurisdiction in which (i) the Borrower or any member of the Borrower Group is located or conducts business, (ii) in which any of the proceeds of the Loan will be used, or (iii) from which repayment of the Debt will be derived.
“Satisfactory Replacement Guarantor” shall have the meaning set forth in the Guaranty.
“Scheduled Defeasance Payments” shall mean scheduled payments of interest and principal under the Note in the case of a Total Defeasance and under the Defeased Note in the case of a Partial Defeasance for all Monthly Payment Dates occurring after the Total Defeasance Date or Partial Defeasance Date (as applicable) and up to and including the Open Period Start Date (including, in the case of a Total Defeasance, the outstanding principal balance on the Note as of the Open Period Start Date and, in the case of a Partial Defeasance, the outstanding principal balance on the Defeased Note as of the Open Period Start Date).
“Secondary Market Transaction” shall have the meaning set forth in Section 11.1 hereof.
“Securities” shall have the meaning set forth in Section 11.1 hereof.
“Securities Act” shall have the meaning set forth in Section 11.2 hereof.
“Securitization” shall have the meaning set forth in Section 11.1 hereof.
“Security Agreement” shall mean a security agreement in form and substance that would be satisfactory to a prudent lender pursuant to which Borrower grants Lender a perfected, first priority security interest in the Defeasance Collateral Account and the Total Defeasance Collateral or the Partial Defeasance Collateral (as applicable).
“Security Instrument” shall mean that certain first priority Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated the date hereof, executed and delivered by Borrower as security for the Loan and encumbering the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Seismic Compliance Order” shall mean, collectively, (i) that certain Order to Comply, dated December 18, 2017, with Reference Number NDC-829, issued by the City of Los Angeles to 11620 Borrower, (ii) that certain Certificate of Substandard Property, dated June 5, 2020, executed by the City of Los Angeles, Department of Building and Safety, and recorded on October 27, 2022 in the Official Records of Los Angeles County as Document No. 20221021585, (iii) Non-Ductile Concrete Building Checklist executed on December 3, 2019 by 11620 Borrower with respect to the 11620 Property, and submitted to the City of Los Angeles, Department of Building and Safety on April 6, 2020, and (iv) any other order from the City of

Los Angeles specifying that any portion of the Improvements located on the 11620 Property has been determined to be within the scope of the Seismic Retrofit Ordinances and, therefore, is required to meet the minimum seismic standards described therein.
“Seismic Retrofit Compliance Plan” shall mean a detailed evaluation in the form required by Subsection 91.9504.2.2 of the Seismic Retrofit Ordinances (or any successor thereto), with sufficient detail to be accepted by the City of Los Angeles for processing, provided, however, that such evaluation shall not include plans for demolition of any portion of the Improvements located on the 11620 Property, except to the extent (i) required by applicable law (including, without limitation, the Seismic Retrofit Ordinances), or (ii) such portion of the Improvements to be demolished shall be restored to substantially the same condition as existed prior thereto.
“Seismic Retrofit Ordinances” shall mean Division 95 of Article 1 of Chapter IX of the Los Angeles Municipal Code, as the same may heretofore have been or may hereafter be amended (including, without limitation, by Ordinance 183893), restated, replaced or otherwise modified, together with all orders, rules and regulations of the City of Los Angeles.
“Seismic Retrofit Work” shall mean such structural alterations to any portion of the Improvements located on the 11620 Property as required pursuant to the Seismic Retrofit Ordinances (including, without limitation, pursuant to any Seismic Compliance Order).
“Seismic Retrofit Compliance Violation” shall mean 11620 Borrower’s failure to comply with any of the following: (i) the Seismic Retrofit Ordinances, (ii) any Seismic Compliance Order, (iii) Section 4.12(a)(vii) hereof, or (iv) Section 4.27 hereof.
“Servicer” shall have the meaning set forth in Section 11.4 hereof.
“Severed Loan Documents” shall have the meaning set forth in Article 10.
“SFHA” shall have the meaning set forth in Section 7.1(a)(vii) hereof.
“Significant Obligor” shall have the meaning set forth in Item 1101(k) of Regulation AB under the Securities Act.
“Single Purpose Entity” shall mean an entity which satisfies all of the requirements of Section 5.1 hereof and whose structure and organizational and governing documents are otherwise in form and substance reasonably acceptable to Lender and the Rating Agencies.
“SPE Component Entity” shall have the meaning set forth in Section 5.1(c) hereof. For the avoidance of doubt, so long as Borrower is an Acceptable LLC, there shall be no SPE Component Entity required for purposes of this Agreement or the other Loan Documents.
“Special Member” shall have the meaning set forth in Section 5.1(e) hereof.
“Sponsor” shall mean Guarantor.

“State” shall mean the state in which the Property or any part thereof is located.
“Successor Borrower” shall have the meaning set forth in Section 2.8 hereof.
“Tax Reserve Account” shall have the meaning set forth in Section 8.1 hereof.
“Tax Reserve Funds” shall have the meaning set forth in Section 8.1 hereof.
“Taxes” shall mean all taxes, assessments, water rates, sewer rents, business improvement district or other similar assessments and other governmental impositions, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Land, now or hereafter levied or assessed or imposed against the Property or any part thereof.
“Tenant” shall mean any Person leasing, subleasing or otherwise occupying any portion of the Property under a Lease or other occupancy agreement with Borrower.
“Title Insurance Policy” shall mean those certain ALTA mortgagee title insurance policies issued with respect to each Individual Property and insuring the lien of the Security Instrument.
“Total Defeasance Collateral” shall mean U.S. Obligations, which provide payments (i) on or prior to, but as close as possible to, the Business Day immediately preceding all Monthly Payment Dates and other scheduled payment dates, if any, under the Note after the Total Defeasance Date and up to and including the Open Period Start Date (including the outstanding principal balance on the Note as of the Open Period Start Date), and (ii) in amounts equal to or greater than the Scheduled Defeasance Payments relating to such Monthly Payment Dates and other scheduled payment dates.
“Total Defeasance Date” shall have the meaning set forth in Section 2.8 hereof.
“Total Defeasance Event” shall have the meaning set forth in Section 2.8 hereof.
“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State.
“Undefeased Note” shall have the meaning set forth in Section 2.8 hereof.
“Underwriter Group” shall have the meaning set forth in Section 11.2 hereof.
“Updated Information” shall have the meaning set forth in Section 11.1 hereof.
“U.S. Obligations” shall mean “government securities” as defined in Section 2(a)(16) of the Investment Company Act of 1940 and within the meaning of Treasury Regulation Section 1.860G-2(a)(8); provided, that, (i) such “government securities” are not subject to prepayment, call or early redemption, (ii) to the extent that any REMIC Requirements require a revised and/or alternate definition of “government securities” in connection with any defeasance hereunder, the foregoing shall be deemed amended in a manner commensurate therewith and (iii) the aforesaid laws and regulations shall be deemed to refer to the same as may be and/or may hereafter be amended, restated, replaced or otherwise modified.
“Wells Fargo” shall mean Wells Fargo Bank, National Association.
“Work Charge” shall have the meaning set forth in Section 4.16(a) hereof.
“Yield Maintenance Premium” shall mean an amount equal to the greater of the following two amounts: (a) an amount equal to 1% of the amount prepaid; or (b) an amount equal to (i) the amount, if any, by which the sum of the present values as of the prepayment date of all unpaid principal and interest payments required hereunder, calculated by discounting such payments from the respective dates each such payment was due hereunder (or, with respect to the payment required on the Open Period Start Date (assuming the outstanding principal balance of the Loan is due on the Open Period Start Date), from the Open Period Start Date) back to the prepayment date at a discount rate equal to the Periodic Treasury Yield (defined below) exceeds the outstanding principal balance of the Loan as of the prepayment date, multiplied by (ii) a fraction whose numerator is the amount prepaid and whose denominator is the outstanding principal balance of the Loan as of the prepayment date. For purposes of the foregoing, “Periodic Treasury Yield” shall mean (y) the annual yield to maturity of the actively traded non-callable United States Treasury fixed interest rate security (other than any such security which can be surrendered at the option of the holder at face value in payment of federal estate tax or which was issued at a substantial discount) that has a maturity closest to (whether before, on or after) the Open Period Start Date (or if two or more such securities have maturity dates equally close to the Open Period Start Date, the average annual yield to maturity of all such securities), as reported in The Wall Street Journal or other authoritative publication or news retrieval service on the fifth Business Day preceding the prepayment date, divided by (z) 12. Lender’s calculation of the Yield Maintenance Premium, and all component calculations, shall be conclusive and binding on Borrower absent manifest error.
Section 1.2Principles of Construction.
All references to sections, exhibits and schedules are to sections, exhibits and schedules in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

Article 2.

GENERAL TERMS
Section 2.1The Loan.
Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrower hereby agrees to accept the Loan on the Closing Date.
Section 2.2Disbursement to Borrower.
Borrower may request and receive only one borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be re-borrowed. Borrower agrees that if the disbursement of the Loan is being, or will be made, through a title company who is to perform escrow services, Lender can rely upon such title company’s wire instructions submitted to Lender in connection with such disbursement in order to disburse the proceeds of the Loan escrow at such title company.
Section 2.3The Note and the Other Loan Documents.
The Loan shall be evidenced by the Note and this Agreement and secured by this Agreement, the Security Instrument and the other Loan Documents.
Section 2.4Use of Proceeds.
Borrower shall use the proceeds of the Loan to do one or more of the following: (i) pay and discharge any existing loans relating to the Property, (ii) pay all past-due Taxes, Insurance Premiums and Other Charges, if any, in respect of the Property, (iii) make initial deposits of the Reserve Funds, (iv) pay costs and expenses incurred in connection with the closing of the Loan, and (v) to the extent any proceeds remain after satisfying clauses (i) through (iv) above, for such lawful purpose as Borrower shall designate in its sole discretion, including, for the avoidance of doubt, making one or more distributions to any member of Borrower, which designation shall be consistent with the terms of this Agreement. Borrower shall not, and shall ensure that each member of the Borrower Group shall not, directly or indirectly, use any of the proceeds of the Loan to fund, finance or facilitate any activities, business or transactions that would be prohibited by Sanctions, AML Law or Anti-Corruption Laws.
Section 2.5Interest Rate.
(a)Generally. Interest on the outstanding principal balance of the Loan shall accrue from the Closing Date up to but excluding the Maturity Date at the Interest Rate.
(b)Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal balance of the Loan and, to the extent permitted by Applicable Law, overdue interest in respect of the Loan, shall accrue interest at the Default Rate, (i) with respect to any Event of Default that can be cured solely with the payment of money, calculated from the date of the underlying Default without regard to any grace or cure periods contained herein and (ii) with respect to any Default that cannot be cured solely with the payment of money, calculated from the date of such Event of Default.

(c)Interest Calculation. Interest on the outstanding principal balance of the Loan shall accrue at the Interest Rate calculated on an Actual/360 Basis. Borrower acknowledges that interest calculated on an Actual/360 Basis exceeds interest calculated on a 30/360 Basis and, therefore: (i) a greater portion of each monthly installment of principal (if applicable) and interest will be applied to interest using the Actual/360 Basis than would be the case if interest accrued on a 30/360 Basis and (ii) the unpaid principal balance of the Loan on the Maturity Date will be greater using the Actual/360 Basis than would be the case if interest accrued on a 30/360 Basis.
(d)Usury Savings. This Agreement and the other Loan Documents are subject to the express condition that at no time shall Borrower be required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal without prepayment penalty or premium and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use or forbearance of the sums due under the Loan, shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.
Section 2.6Loan Payments.
(a)Payment Before Maturity. Borrower shall make a payment to Lender of interest only on the Closing Date for the period from the Closing Date through (but excluding) the eleventh (11th) day of either (i) the month in which the Closing Date occurs (if such Closing Date is on or after the first (1st) day of such month, but prior to the eleventh (11th) day of such month) or (ii) if the Closing Date is after the eleventh (11th) day of the then current calendar month, the calendar month following the calendar month in which the Closing Date occurs (unless the Closing Date is the eleventh (11th) day of a calendar month, in which case no such separate payment of interest shall be due). Borrower shall make a payment to Lender of interest in the amount of the Monthly Payment Amount on the Monthly Payment Date occurring in February, 2025 and on each Monthly Payment Date thereafter to and including the Maturity Date. Each payment shall be applied first to accrued and unpaid interest and the balance, if any, to principal. For the avoidance of doubt, the Loan is interest-only for the entire term of the Loan.
(b)Intentionally Omitted.
(c)Payment on Maturity. Borrower shall pay to Lender on the Maturity Date the outstanding principal balance of the Loan, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Security Instrument and the other Loan Documents.
(d)Late Payment Charge. If any principal, interest or any other sum due under the Loan Documents, other than the payment of principal due on the Maturity Date, is not paid by Borrower when due, Borrower shall pay to Lender upon demand an amount equal to the lesser of five percent (5%) of such unpaid sum or the maximum amount permitted by Applicable Law in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Security Instrument and the other Loan Documents to the extent permitted by Applicable Law.

(e)Method and Place of Payment.
(i)Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 12:00 Noon, California time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.
(ii)Whenever any payment to be made hereunder or under any other Loan Document shall be stated to be due on a day which is not a Business Day, the due date thereof shall be deemed to be the immediately succeeding Business Day.
(iii)All payments required to be made by Borrower hereunder or under the Note or the other Loan Documents shall be made irrespective of, and without deduction for, any setoff, claim or counterclaim and shall be made irrespective of any defense thereto.
Section 2.7Prepayments.
(a)Voluntary Prepayments.
(i)Except as otherwise provided herein (and as otherwise provided in the Cash Management Agreement in connection with a DSCR Trigger Event Cure), Borrower shall not have the right to prepay the Loan in whole or in part. On and after the Monthly Payment Date in July, 2029 (the “Open Period Start Date”), Borrower may, provided no Event of Default has occurred and is continuing, at its option and upon thirty (30) days prior notice to Lender (or such shorter period of time as may be permitted by Lender in its sole discretion), prepay the Debt in whole on any date without payment of the Yield Maintenance Premium. Any prepayment received by Lender on a date other than a Monthly Payment Date shall include interest which would have accrued thereon to the next Monthly Payment Date (such amounts, the “Interest Shortfall”). Notwithstanding any provisions of this Article 2 to the contrary, in addition to Borrower’s right to defease pursuant to Section 2.8 below and Borrower’s right to prepay on or after the Open Period Start Date as provided above, Borrower may prepay the Loan in whole, but not in part, at any time after the Defeasance Lockout Release Date upon the satisfaction of the following conditions:
(A)no Event of Default shall have occurred and be continuing;
(B)not less than thirty (30) (but not more than ninety (90)) days prior written notice shall be given to Lender specifying a date on which the prepayment shall occur (the “Prepayment Date”). Such notice may be revoked by Borrower by notice to Lender not later than two (2) Business Days prior to the scheduled prepayment date provided Borrower pays all of Lender’s reasonable costs and expenses incurred in connection with the notices of prepayment and revocation;
(C)the Prepayment Date shall be a Monthly Payment Date or any other Business Day provided Borrower pays to Lender, together with the prepayment and any other amounts due hereunder, the Interest Shortfall;
(D)Borrower has paid to Lender all accrued and unpaid interest on the Loan through and including the Prepayment Date (after taking into account any

Interest Shortfall payment pursuant to clause (C) above) together with all other sums due under the Note, this Agreement and the other Loan Documents;
(E)Borrower has paid to Lender a prepayment premium in an amount equal to the Yield Maintenance Premium; and
(F)Borrower has paid all reasonable costs and expenses incurred by Lender in connection with such prepayment.
(ii)In addition to Borrower’s right to defease a portion of the Loan pursuant to Section 2.8(c), provided no Event of Default shall have occurred and remain uncured, in connection with a bona fide arm’s length sale of the 11600 Property and/or the 11620 Property to an independent third party, Borrower shall have the right at any time prior to the Defeasance Lockout Release Date to voluntarily prepay a portion of the Loan and obtain a release of the lien of the Security Instrument as to the 11600 Property and/or the 11620 Property upon satisfaction of the following conditions precedent:
(A)Borrower has paid to Lender a prepayment in an amount equal to the Release Price;
(B)Borrower has paid to Lender a prepayment premium in an amount equal to the Yield Maintenance Premium with respect to the portion of the principal amount of the Loan equal to the Release Price;
(C)Borrower has satisfied the conditions in Section 2.7(a)(i)(A), (B), (C), (D) and (F) above; and
(D)Borrower has satisfied the conditions in Section 2.8(c)(x), (xi) and (xii) and Section 11.3.
(iii)Notwithstanding the foregoing or anything herein to the contrary, Borrower may not exercise its rights pursuant to Section 2.7(a)(ii) during the period that commences on the date that is sixty (60) days prior to the date of any intended Securitization of the Loan and ending on the date that is sixty (60) days after the date of such Securitization of the Loan.
(b)Mandatory Prepayments. On each date on which Lender actually receives a distribution of Net Proceeds, and if such Net Proceeds are not required to be made available to Borrower for Restoration in accordance with the terms herein, and Lender does not otherwise agree to make such Net Proceeds available, Borrower shall (on the next Monthly Payment Date) prepay the outstanding principal balance of the Note in an amount equal to one hundred percent (100%) of such Net Proceeds; provided, however, that Lender’s application of Net Proceeds toward the payment of the Debt in accordance with the terms of Section 7.4(c) hereof shall be deemed a prepayment by Borrower pursuant to this Section 2.7(b); and provided, further, that Borrower may, at its option within ninety (90) days after such prepayment, prepay the entire outstanding balance of the Loan. No Yield Maintenance Premium shall be due in connection with any prepayment made pursuant to this Section 2.7(b).
(c)Prepayments After Default. After (A) the occurrence and during the continuance of an Event of Default and (B)(i) any acceleration of the Debt, including, without limitation, any acceleration pursuant to Section 10.2(a) hereof due to an Event of Default under Section 10.1(g) hereof or (ii) any prepayment of the Debt, the Yield Maintenance Premium (or, if prior to the

Defeasance Lockout Release Date, the Default Yield Maintenance Premium) shall, in all cases, be deemed a portion of the Debt due and owing hereunder and under the other Loan Documents. Without limitation of the foregoing, if, after the occurrence and during the continuance of an Event of Default, (x) payment of all or any part of the Debt is tendered by Borrower (voluntarily or involuntarily), a purchaser at foreclosure, or any other Person (which such payment shall be deemed an attempt to circumvent the prohibition against prepayment prior to the Open Period Start Date as set forth herein), (y) Lender obtains a recovery of all or a portion of the Debt (through an exercise of remedies hereunder or under the other Loan Documents or otherwise), or (z) the Debt is deemed satisfied (in whole or in part) through an exercise of remedies hereunder or under the other Loan Documents or at law, the Yield Maintenance Premium (or, if prior to the Defeasance Lockout Release Date, the Default Yield Maintenance Premium), in addition to the outstanding principal balance, all accrued and unpaid interest, Interest Shortfall, and other amounts payable under the Loan Documents, shall be deemed due and payable hereunder. Borrower acknowledges that (i) a prepayment will cause damage to Lender; (ii) the Yield Maintenance Premium or the Default Yield Maintenance Premium, as applicable, is intended to compensate Lender for the loss of its investment and the expense incurred and time and effort associated with making the Loan, which will not be fully repaid if the Loan is tendered, prepaid or repaid (in each case, in whole or in part and voluntarily or involuntarily) prior to the Maturity Date; (iii) it will be extremely difficult and impractical to ascertain the extent of Lender’s damages caused by a prepayment after an acceleration or any other tender, prepayment or repayment of the Debt (in each case, in whole or in part and voluntarily or involuntarily) not permitted by the Loan Documents; and (iv) the Yield Maintenance Premium or the Default Yield Maintenance Premium, as applicable, represents Lender’s and Borrower’s reasonable estimate of Lender’s damages from the prepayment and is not a penalty. Notwithstanding anything to the contrary contained herein or in any other Loan Document, any tender, prepayment or repayment of the Debt shall be applied to the Debt in such order and priority as may be determined by Lender in its sole discretion.
(d)Intentionally Omitted.
(e)Release of Lien. Unless the Loan is indefeasibly paid in full pursuant to the terms and conditions of the Loan Documents, no repayment, or prepayment or defeasance of all or any portion of the Note shall cause, give rise to a right to require, or otherwise result in, the release of the lien of the Security Instrument.
Section 2.8Defeasance.
(a)Total Defeasance. Provided no Event of Default shall have occurred and remain uncured, Borrower shall have the right at any time after the Defeasance Lockout Release Date and prior to the Open Period Start Date to voluntarily defease the entire Loan and obtain a release of the lien of the Security Instrument by providing Lender with the Total Defeasance Collateral (hereinafter, a “Total Defeasance Event”), subject to the satisfaction of the following conditions precedent:
(i)Borrower shall provide Lender not less than thirty (30) days’ notice (or such shorter period of time if permitted by Lender in its sole discretion) but not more than ninety (90) days’ notice specifying a date (the “Total Defeasance Date”) on which the Total Defeasance Event is to occur;
(ii)Borrower shall pay to Lender (A) all payments of principal and interest due and payable on the Loan to and including the Total Defeasance Date; (B) all other sums, if any, then due and payable under the Note, this Agreement, the Security Instrument and the other Loan Documents through and including the Total Defeasance Date (or, if the Total Defeasance Date is not a Monthly Payment Date, the next occurring

Monthly Payment Date (except to the extent that such amounts shall be paid, in timing and amount, by proceeds from the Total Defeasance Collateral); (C) all escrow, closing, recording, legal, appraisal, Rating Agency and other fees, costs and expenses paid or incurred by Lender or its agents in connection with the Total Defeasance Event, the release of the lien of Security Instrument on the Property, the review of the proposed Total Defeasance Collateral and the preparation of the Security Agreement and related documentation; and (D) any revenue, documentary stamp, intangible or other taxes, charges or fees due in connection with the transfer or assumption of the Note and/or the Total Defeasance Event;
(iii)Borrower shall deposit the Total Defeasance Collateral into the Defeasance Collateral Account and otherwise comply with the provisions of Section 2.8(d) hereof;
(iv)Borrower shall execute and deliver to Lender a Security Agreement in respect of the Defeasance Collateral Account and the Total Defeasance Collateral;
(v)Borrower shall deliver to Lender an opinion of counsel for Borrower that is standard in commercial lending transactions and subject only to customary qualifications, assumptions and exceptions opining, among other things, that (A) Lender has a legal and valid perfected first priority security interest in the Defeasance Collateral Account and the Total Defeasance Collateral; (B) if a Securitization has occurred (1) the REMIC Trust formed pursuant to such Securitization and/or any subsequent or prior Securitization of the Loan or any portion thereof or interest therein will each not fail to maintain their respective status as a “real estate mortgage investment conduit” within the meaning of Section 860D of the IRS Code as a result of a Total Defeasance Event pursuant to this Section 2.8 and (2) the Total Defeasance Event would neither (I) constitute a “significant modification” of the Loan within the meaning of Treasury Regulation Section 1.860G-2(b) nor (II) cause the Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the IRS Code; and (C) a New Non-Consolidation Opinion with respect to the Successor Borrower.
(vi)following a Securitization, to the extent required by any Rating Agency that is rating the Securities, any pooling and servicing agreement, or any applicable Securitization document, Borrower shall deliver to Lender a Rating Agency Confirmation (provided, however, if the Rating Agency waives, declines or refuses to review or otherwise engage any request for a Rating Agency Confirmation made pursuant to this Section 2.8(a)(vi), Lender consent shall not be required) as to the Total Defeasance Event;
(vii)Borrower shall deliver an Officer’s Certificate certifying that the requirements set forth in this Section 2.8 have been satisfied;
(viii)Borrower shall deliver a certificate of a “big four” or other nationally recognized public accounting firm acceptable to Lender certifying that the Total Defeasance Collateral will generate monthly amounts equal to or greater than the Scheduled Defeasance Payments;
(ix)Borrower shall deliver such other certificates, opinions, documents and instruments as Lender may reasonably request; and
(x)Borrower shall pay all costs and expenses of Lender incurred in connection with the Total Defeasance Event, including, without limitation, Lender’s reasonable attorneys’ fees and expenses and Rating Agency fees and expenses.

(b)If Borrower has elected to defease the entire Note and the requirements of this Section 2.8 have been satisfied, the Property shall be released from the lien of the Security Instrument and the Total Defeasance Collateral pledged pursuant to the Security Agreement shall be the sole source of collateral securing the Note. In connection with the release of the lien, Borrower shall submit to Lender, not less than thirty (30) days prior to the Total Defeasance Date (or such shorter time as is acceptable to Lender in its sole discretion), a release of lien (and related Loan Documents) for execution by Lender. Such release shall be in a form appropriate in the jurisdiction in which the Property is located and shall contain standard provisions protecting the rights of the releasing lender. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release, together with an Officer’s Certificate certifying that such documentation (i) is in compliance with all Applicable Law, and (ii) will affect such release in accordance with the terms of this Agreement. Borrower shall pay all costs, taxes and expenses associated with the release of the lien of the Security Instrument, including Lender’s reasonable attorneys’ fees.
(c)Partial Defeasance. Provided no Event of Default shall have occurred and remain uncured, in connection with a bona fide arm’s length sale of the 11600 Property and/or the 11620 Property to an independent third party, Borrower shall have the right at any time after the Defeasance Lockout Release Date and prior to the Open Period Start Date to voluntarily defease a portion of the Loan and obtain a release of the lien of the Security Instrument as to the 11600 Property and/or the 11620 Property by providing Lender with the Partial Defeasance Collateral (hereinafter, a “Partial Defeasance Event”) upon satisfaction of the following conditions precedent:
(i)Borrower shall provide Lender not less than thirty (30) days’ notice (or a shorter period of time if permitted by Lender in its sole discretion) but not more than ninety (90) days notice specifying a date (the “Partial Defeasance Date”) on which the Partial Defeasance Event is to occur;
(ii)Borrower shall pay to Lender (A) all payments of principal and interest due and payable on the Loan to and including the Partial Defeasance Date (provided that, if such Partial Defeasance Date is not a Monthly Payment Date, Borrower shall also pay to Lender all payments of principal and interest due on the Loan to and including the next occurring Monthly Payment Date); (B) all other sums, if any, then due and payable under the Note, this Agreement, the Security Instrument and the other Loan Documents through and including the Partial Defeasance Date (or, if the Partial Defeasance Date is not a Monthly Payment Date, the next occurring Monthly Payment Date); (C) all escrow, closing, recording, legal, appraisal (if any), Rating Agency and other fees, costs and expenses paid or incurred by Lender or its agents in connection with the Partial Defeasance Event, the release of the lien of the Security Instrument on the applicable Individual Property, the review of the proposed Partial Defeasance Collateral and the preparation of the Security Agreement and related documentation; and (D) any revenue, documentary stamp, intangible or other taxes, charges or fees due in connection with the transfer or assumption of the Defeased Note and/or the Partial Defeasance Event;
(iii)Borrower shall deposit the Partial Defeasance Collateral into the Defeasance Collateral Account and otherwise comply with the provisions of this Section 2.8(c) hereof;

(iv)Lender shall prepare and Borrower shall execute all necessary documents to modify this Agreement and to amend and restate the Note and issue substitute notes, with one (1) note having a principal balance equal to the greater of (x) 115% of the Allocated Loan Amount for the subject Individual Property, (y) 100% of the Net Sales Proceeds for the subject Individual Property and (z) an amount sufficient to comply with REMIC Requirements such that the Loan will not fail to maintain its status as a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the IRS Code (the “Defeased Note”), and the other notes having a principal balance equal to the excess of (A) the principal amount of the Loan existing immediately prior to the applicable Partial Defeasance Event, over (B) the amount of the Defeased Note (collectively, the “Undefeased Note”). The Defeased Note and Undefeased Note shall have identical terms as the Note except for the principal balance; and, in connection therewith, the Monthly Payment Amount and the amount of each such payment applied to principal thereafter (if any) shall be divided between the Defeased Note and the Undefeased Note in the same proportion as the unpaid principal balance (in each case immediately after the Partial Defeasance Event) of the Defeased Note and the Undefeased Note, as the case may be, bears to the aggregate principal balance due under the Defeased Note and the Undefeased Note immediately after the Partial Defeasance Event. The Defeased Note and the Undefeased Note shall not be cross defaulted or cross collateralized, unless affirmatively required by the Rating Agencies. A Defeased Note may not be the subject of any further defeasance;
(v)Borrower shall execute and deliver to Lender a Security Agreement in respect of the Defeasance Collateral Account and the Partial Defeasance Collateral;
(vi)Borrower shall deliver to Lender an opinion of counsel for Borrower that is standard in commercial lending transactions and subject only to customary qualifications, assumptions and exceptions opining, among other things, that (A) Lender has a legal and valid perfected first priority security interest in the Defeasance Collateral Account and the Partial Defeasance Collateral, (B) (1) the Defeased Note, the Undefeased Note, the Security Agreement and the other defeasance documents executed and delivered by Borrower or Successor Borrower, as applicable (the “Partial Defeasance Documents”), are legal, valid, and binding obligations of Borrower and/or Successor Borrower, as applicable, enforceable in accordance with their terms and (2) the Partial Defeasance Documents were duly executed and delivered by the applicable parties to Lender and such parties were duly authorized to execute and deliver such Partial Defeasance Documents to Lender, (C) if a Securitization has occurred, (1) the REMIC Trust formed pursuant to such Securitization and/or any subsequent or prior Securitization of the Loan or any portion thereof or interest therein will each not fail to maintain their respective status as a “real estate mortgage investment conduit” within the meaning of Section 860D of the IRS Code as a result of a Partial Defeasance Event pursuant to this Section 2.8 and (2) the Partial Defeasance Event would neither (I) constitute a “significant modification” of the Loan within the meaning of Treasury Regulation Section 1.860G-2(b) nor (II) cause the Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the IRS Code, and (D) if requested by Lender, the Partial Defeasance Event will not result in a deemed exchange for purposes of the IRS Code and will not adversely affect the status of the Defeased Note and the Undefeased Note as indebtedness for federal income tax purpose;
(vii)following a Securitization, to the extent required by any Rating Agency that is rating the Securities, any pooling and servicing agreement, or any applicable Securitization document, Borrower shall deliver to Lender a Rating Agency Confirmation (provided, however, if the Rating Agency waives, declines or refuses to review or otherwise engage any request for a Rating Agency Confirmation made pursuant to this Section 2.8(c)(vii), Lender consent shall not be required) as to the Partial Defeasance Event;
(viii)Borrower shall deliver to Lender an Officer’s Certificate certifying that the requirements set forth in this Section 2.8 have been satisfied;
(ix)Borrower shall deliver to Lender a certificate from a nationally recognized public accounting firm acceptable to Lender certifying that the Partial Defeasance Collateral will generate monthly amounts equal to or greater than the Scheduled Defeasance Payments;
(x)After giving effect to the release of the lien of the Security Instrument encumbering the Individual Property proposed by Borrower to be released, the Debt Yield with respect to the remaining Individual Properties shall be not less than the Debt Yield of all Individual Properties encumbered by the Security Instrument immediately prior to the proposed Partial Defeasance Date;
(xi)After giving effect to the release of the lien of the Security Instrument encumbering the Individual Property proposed by Borrower to be released, the Debt Service Coverage Ratio with respect to the remaining Individual Properties shall be not less than the Debt Service Coverage Ratio of all Individual Properties encumbered by the Security Instrument immediately prior to the proposed Partial Defeasance Date;
(xii)After giving effect to the release of the lien of the Security Instrument encumbering the Individual Property proposed by Borrower to be released, the Loan-To-Value Ratio with respect to the remaining Individual Properties shall be no greater than the Loan-To-Value Ratio with respect to all of the Individual Properties immediately prior to the Partial Defeasance Event (being determined based upon updated Appraisals for each of the Individual Properties) (Lender hereby agreeing to engage appraisers to perform updated Appraisals by the proposed Partial Defeasance Date promptly after receiving the notice described in Section 2.8(c)(i));
(xiii)Borrower shall deliver such other certificates, opinions, documents and instruments as Lender may reasonably request; and

(xiv)Borrower shall pay all costs and expenses of Lender incurred in connection with the Partial Defeasance Event, including, without limitation, Lender’s reasonable attorneys’ fees and expenses and Rating Agency fees and expenses.
(d)If Borrower has elected to make a partial defeasance and the requirements of this Section 2.8 have been satisfied, the applicable Individual Property shall be released from the lien of the Security Instrument. In connection with the release of the lien, Borrower shall submit to Lender, not less than thirty (30) days prior to the Partial Defeasance Date (or such shorter time as is acceptable to Lender in its sole discretion), a release of lien (and related Loan Documents) for execution by Lender. Such release shall be in a form appropriate in the jurisdiction in which the applicable Individual Property is located and shall contain standard provisions protecting the rights of the releasing lender. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release, together with an Officer’s Certificate certifying that such documentation (A) is in compliance with all Applicable Law, and (B) will effect such release in accordance with the terms of this Agreement. Borrower shall pay all costs, taxes and expenses associated with the release of the lien of the Security Instrument, including Lender’s reasonable attorneys’ fees. Borrower shall cause title to the Individual Property so released from the lien of the applicable Security Instrument to be transferred to and held by a Person other than Borrower. Except as set forth in this Article 2, no repayment, prepayment or defeasance of all or any portion of the Note shall cause, give rise to a right to require, or otherwise result in, the release of the lien of the Security Instrument from any Individual Property.
(e)On or before the date on which Borrower delivers the Total Defeasance Collateral or Partial Defeasance Collateral (as applicable), Borrower or Successor Borrower (as applicable) shall open at any Eligible Institution an Eligible Account (the “Defeasance Collateral Account”). The Defeasance Collateral Account shall contain only (i) Total Defeasance Collateral or Partial Defeasance Collateral (as applicable), and (ii) cash from interest and principal paid on the Total Defeasance Collateral or Partial Defeasance Collateral (as applicable). All cash from interest and principal payments paid on the Total Defeasance Collateral or Partial Defeasance Collateral (as applicable) shall be paid over to Lender on each Monthly Payment Date and applied first to accrued and unpaid interest and then to principal. Any cash from interest and principal paid on the Total Defeasance Collateral or Partial Defeasance Collateral (as applicable) not needed to pay the Scheduled Defeasance Payments shall be paid to Borrower or Successor Borrower (as applicable). Borrower or Successor Borrower (as applicable) shall cause the Eligible Institution at which the Total Defeasance Collateral or Partial Defeasance Collateral (as applicable) is deposited to enter into an agreement with Borrower or Successor Borrower (as applicable) and Lender, satisfactory to Lender in its sole discretion, pursuant to which such Eligible Institution shall agree to hold and distribute the Total Defeasance Collateral or Partial Defeasance Collateral (as applicable) in accordance with this Agreement. Borrower or Successor Borrower (as applicable) shall be the owner of the Defeasance Collateral Account and shall report all income accrued on Total Defeasance Collateral or Partial Defeasance Collateral (as applicable) for federal, state and local income tax purposes in its income tax return. Borrower shall prepay all cost and expenses associated with opening and maintaining the Defeasance Collateral Account. Lender shall not in any way be liable by reason of any insufficiency in the

Defeasance Collateral Account. Upon payment of the principal evidenced by the Note in full, any residual amount remaining in the Defeasance Collateral Account shall be paid to Successor Borrower (defined below).
(f)In connection with a Total Defeasance Event or Partial Defeasance Event under this Section 2.8, Borrower shall transfer and assign all obligations, rights and duties under and to the Note or the Defeased Note (as applicable) and the Security Agreement, together with the Total Defeasance Collateral or the Partial Defeasance Collateral (as applicable) to a newly-created successor entity, which entity shall be a Single Purpose Entity and which entity shall be designated or established by Borrower (or another Person reasonably approved by Lender) and subject to the reasonable approval of Lender (the “Successor Borrower”). Borrower shall also have the right to purchase, or cause to be purchased on behalf of Borrower, the pledged Total Defeasance Collateral or the Partial Defeasance Collateral (as applicable). Such Successor Borrower shall assume the obligations under the Note or the Defeased Note (as applicable) and the Security Agreement and Borrower shall be relieved of its obligations under the Loan Documents (other than those obligations which by their terms survive a repayment, defeasance or other satisfaction of the Loan and/or a transfer of the Property in connection with Lender’s exercise of its remedies under the Loan Documents). Borrower shall pay a minimum of $1,000 to any such Successor Borrower as consideration for assuming the obligations under the Note or the Defeased Note (as applicable) and the Security Agreement. Borrower shall pay all costs and expenses incurred by Lender, including the cost of establishing the Successor Borrower and Lender’s reasonable attorney’s fees and expenses, incurred in connection therewith.
(g)Notwithstanding anything to the contrary contained in this Section 2.8, the parties hereto hereby acknowledge and agree that after the Securitization of the Loan (or any portion thereof or interest therein), with respect to any Lender approval or similar discretionary rights over any matters contained in this Section (any such matter, a “Defeasance Approval Item”), such rights shall be construed such that Lender shall only be permitted to withhold its consent or approval with respect to any Defeasance Approval Item if the same fails to meet the Prudent Lender Standard.
Section 2.9Release on Payment in Full.
If Borrower shall pay or cause to be paid the outstanding principal balance of, and unpaid interest on, and all other sums due under, the Note, this Agreement and the other Loan Documents in accordance with the terms and provisions thereof, at the request of Borrower and at Borrower’s sole cost and expense, Lender shall: (a) assign the Note, the Security Instrument and all of the other Loan Documents to any Person designated by Borrower, which assignment documents shall be in recordable form (but without representation or warranty by, or recourse to, Lender, except that Lender shall represent that such assignment(s) has been duly authorized, executed and delivered and that Lender has not previously assigned or encumbered the Security Instrument or the other Loan Documents); provided, however, that the assignment documents shall be prepared by counsel to Borrower and delivered to Lender for its review and approval, which shall not be unreasonably withheld, conditioned or delayed; (b) deliver to, or as directed by, Borrower the originally executed Note and all originally executed other notes which may have been consolidated, amended and/or restated in connection with the execution of the Note or, with respect to any note where the original has been lost, destroyed or mutilated, a lost note affidavit for the benefit of the assignee lender and the title insurance company insuring the Security Instrument, as assigned, in form sufficient to permit such title insurance company to insure the lien of the Security Instrument as assigned to and held by the assignee without exception for any matter relating to the lost, destroyed or mutilated note, but without an indemnity from Lender of any kind; (c) execute and deliver an allonge with respect to the Note and any other note(s) as described in the preceding clause (b) above without recourse, covenant or warranty of any nature, express or implied (except as to Lender having the authority to execute and deliver the allonge); (d) deliver the original executed Security Instrument, to the extent in Lender’s possession; and (e) execute and deliver such other instruments of conveyance, assignment, termination, severance and release (including appropriate UCC-3 termination statements) in recordable form as may reasonably be requested by Borrower to evidence such assignment and/or severance and that are customarily provided by Lender in similar circumstances and otherwise in form and substance reasonably acceptable to Lender. All reasonable out-of-pocket costs and expenses incurred by Lender, including, without limitation, reasonable attorney’s fees, in connection with the foregoing shall be paid by Borrower, but Borrower shall not be charged any fees for the assignment of documents contemplated by this Section 2.9 (other than any third party, out-of-pocket fee actually incurred by Lender).
Article 3.

REPRESENTATIONS AND WARRANTIES
Borrower represents and warrants as of the Closing Date that:
Section 3.1Legal Status and Authority; Compliance with Law.
Each Borrower (a) is duly organized, validly existing and in good standing under the laws of its state of formation; (b) is duly qualified to transact business and is in good standing in the State; and (c) has all necessary approvals, governmental and otherwise, and full power and authority to own, operate and lease the applicable Individual Property. Borrower has full power, authority and legal right to mortgage, grant, bargain, sell, pledge, assign, warrant, transfer and convey the Property pursuant to the terms hereof and to keep and observe all of the terms of this Agreement, the Note, the Security Instrument and the other Loan Documents on Borrower’s part to be performed. Borrower is in compliance with all Applicable Law relating to OFAC, Sanctioned Targets, AML Law, Anti-Corruption Laws, and any other anti-money laundering, anti-bribery, and anti-corruption laws in any U.S. or foreign jurisdiction and, to Borrower’s knowledge, is in compliance in all material respects with all other Applicable Law.
Section 3.2Validity of Documents.
(a) The execution, delivery and performance of this Agreement, the Note, the Security Instrument and the other Loan Documents by Borrower and its applicable Affiliates and the borrowing evidenced by the Note and this Agreement (i) are within the power and authority of such parties; (ii) have been authorized by all requisite organizational action of such parties; (iii) have received all necessary approvals and consents, corporate, governmental or otherwise; (iv) will not violate, conflict with, result in a breach of or constitute (with notice or lapse of time, or both) a material default under any provision of law, any order or judgment of any court or Governmental Authority, any license, certificate or other approval required to operate the Property, Borrower’s organizational documents, or any indenture, agreement or other instrument to which Borrower is a party or by which it or any of its assets or the Property is or may be bound or affected, including, without limitation, the Management Agreement; (v) will not result in the creation or imposition of any lien, charge or encumbrance whatsoever upon any of its assets, except the lien and security interest created hereby and by the other Loan Documents; and (vi) will not require any authorization or license from, or any filing with, any Governmental Authority (except for the recordation of the Security Instrument in appropriate land records in the State and except for Uniform Commercial Code filings relating to the security interest created hereby), (b) this Agreement, the Note, the Security Instrument and the other Loan Documents have been duly executed and delivered by Borrower through the undersigned authorized representative of Borrower and (c) this Agreement, the Note, the Security Instrument and the other Loan Documents constitute the legal, valid and binding obligations of Borrower and are enforceable against Borrower in accordance with their respective terms. The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (except as such enforcement may be limited by bankruptcy, insolvency, fraudulent transfers, reorganization, moratorium or other similar Creditors Rights Laws, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)), and Borrower has not asserted any right of rescission, set-off, counterclaim or defense with respect thereto.
Section 3.3Litigation.
There is no action, suit, investigation, arbitration or proceeding, judicial, governmental, administrative or otherwise (including any condemnation or similar proceeding), pending, filed, or, to the best of Borrower’s knowledge, threatened or contemplated against Borrower, Sponsor or Guarantor or against or affecting the Property that has not been disclosed to Lender by Borrower in writing in connection with the closing of the Loan, is not fully covered by insurance or, if determined adversely to Borrower, would have a material adverse effect on (a) Borrower’s title to the Property, (b) the validity or enforceability of the Security Instrument, (c) Borrower’s ability to perform under the Loan Documents, (d) Guarantor’s ability to perform under the Loan Documents to which it is a party, (e) the use, operation or value of the Property, (f) the principal benefit of the security intended to be provided by the Loan Documents, or (g) the ability of the Property to generate net cash flow sufficient to pay the Debt Service and other amounts due under the Loan.
Section 3.4Agreements.
There is no agreement or instrument to which Borrower is a party or by which Borrower is bound that would require the subordination in right of payment of any of Borrower’s obligations hereunder or under the Note to an obligation owed to another party.

Section 3.5Financial Condition.
(a)Borrower is solvent, and no proceeding under Creditors Rights Laws with respect to Borrower has been initiated and Borrower has received reasonably equivalent value for the granting of the Security Instrument.
(b)Neither the Property, nor any portion thereof, is the subject of any proceeding under Creditors Rights Laws.
(c)No petition in bankruptcy has been filed against Borrower, Sponsor, Guarantor or any general partner or managing member thereof, in the last ten (10) years, and none of Borrower, Sponsor, Guarantor nor any general partner or managing member thereof, in the last ten (10) years has made any assignment for the benefit of creditors or taken advantage of any Creditors Rights Laws.
(d)Borrower is not contemplating either the filing of a petition by it under any Creditors Rights Laws or the liquidation of its assets or property, and Borrower does not have any knowledge of any Person contemplating the filing of any such petition against it.
Section 3.6Intentionally Omitted.
Section 3.7No Plan Assets.
As of the date hereof and throughout the term of the Loan (a) Borrower is not and will not be an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, (b) Borrower is not and will not be a “governmental plan” within the meaning of Section 3(32) of ERISA, (c) transactions by or with Borrower are not and will not be subject to any state statute, regulation or ruling regulating investments of, or fiduciary obligations with respect to, governmental plans, and (d) none of the assets of Borrower constitutes or will constitute “plan assets” of one or more of such plans within the meaning of 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA. As of the date hereof, neither Borrower nor any ERISA Affiliate maintains, sponsors or contributes to a Defined Benefit Plan or a Multiemployer Plan. Neither the Borrower nor any ERISA Affiliate sponsors, contributes to or maintains, either currently or in the past, a plan, document, agreement, or arrangement subject to ERISA.
Section 3.8Not a Foreign Person.
Borrower is not a “foreign person” within the meaning of § 1445(f)(3) of the IRS Code.
Section 3.9Business Purposes.
The Loan is solely for the business purpose of Borrower, and is not for personal, family, household, or agricultural purposes.
Section 3.10Borrower Information.
Borrower’s principal place of business and its chief executive office as of the date hereof is 4700 Wilshire Boulevard, Los Angeles, California 90010. Borrower’s mailing address, as set forth in the opening paragraph hereof or as changed in accordance with the provisions hereof, is true and correct. Borrower is not subject to back-up withholding taxes.
Section 3.11Status of Property.
(a)Borrower has obtained all material certificates, licenses, permits, franchises, consents and other approvals, governmental and otherwise, necessary for the ownership and operation of each Individual Property and the conduct of its business (collectively, “Licenses”) and all required zoning, building code, land use, environmental and other similar permits or approvals, all of which are in full force and effect as of the date hereof and not subject to revocation, suspension, forfeiture or modification.
(b)To Borrower’s knowledge, each Individual Property and the present and contemplated use and occupancy thereof are in material compliance with all applicable zoning ordinances, building codes, land use laws, Environmental Laws and other similar Applicable Law.
(c)Each Individual Property is served by all utilities and public water and sewer systems necessary for the current or contemplated use thereof. All utility service is provided by public utilities and each Individual Property has accepted or is equipped to accept such utility service. Each Individual Property is served by public water and sewer systems.
(d)All public roads and streets necessary for service of and access to each Individual Property for the current or contemplated use thereof have been completed, are serviceable and all-weather and are physically and legally open for use by the public. Each Individual Property has either direct access to such public roads or streets or access to such public roads or streets by virtue of a perpetual easement or similar agreement inuring in favor of Borrower and any subsequent owners of the applicable Individual Property.
(e)Each Individual Property is free from material damage caused by fire or other casualty. Each Individual Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects, ordinary wear and tear excepted; there exists no structural or other material defects or damages in each Individual Property, whether latent or otherwise, and Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.
(f)All costs and expenses of any and all labor, materials, supplies and equipment used in the construction of the Improvements which are due and payable have been paid in full. There are no mechanics’ or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under Applicable Law could give rise to any such liens) affecting the Property which are or may be prior to or equal to the lien of the Security Instrument.
(g)Borrower has paid in full for, and is the owner of, all furnishings, fixtures and equipment (other than Tenants’ property) used in connection with the operation of the Property, free and clear of any and all security interests, liens or encumbrances, except the lien and security interest created by this Agreement, the Note, the Security Instrument and the other Loan Documents.

(h)All liquid and solid waste disposal, septic and sewer systems located on each Individual Property are in a good and safe condition and repair and in compliance with all Applicable Law in all material respects.
(i)No portion of the Improvements is located in an area identified by the Federal Emergency Management Agency or any successor thereto as an area having special flood hazards pursuant to the Flood Insurance Acts or, if any portion of the Improvements is located within such area, Borrower has obtained and will maintain the insurance prescribed in Section 7.1(a) hereof. No part of any Individual Property consists of or is classified as wetlands, tidelands or swamp and overflow lands.
(j)Except for encroachments that are insured against pursuant to the Title Insurance Policy or otherwise do not cause a Material Adverse Effect, all the Improvements lie within the boundaries of the Land and any building restriction lines applicable to the Land and, to Borrower’s knowledge, no improvements on adjoining properties encroach onto any Individual Property.
(k)To Borrower’s knowledge after due inquiry, there are no pending or proposed special or other assessments for public improvements or otherwise affecting any Individual Property, nor are there any contemplated improvements to any Individual Property that may result in such special or other assessments.
Section 3.12Financial Information.
All financial data, including, without limitation, the balance sheets, statements of cash flow, statements of income and operating expense and rent rolls, that have been delivered to Lender in respect of Borrower, Sponsor, Guarantor and/or the Property (a) are true, complete and correct in all material respects, (b) accurately represent the financial condition of Borrower, Sponsor, Guarantor or the Property, as applicable, as of the date of such reports, and (c) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein. Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a Material Adverse Effect, except as referred to or reflected in said financial statements. Since the date of such financial statements, there has been no materially adverse change in the financial condition, operations or business of Borrower, Sponsor or Guarantor from that set forth in said financial statements. Without limiting the foregoing, the most recent financial statements of Guarantor previously delivered to Lender are true and correct in all respects, have been prepared in accordance with GAAP or in accordance with other principles acceptable to Lender in its reasonable discretion (consistently applied) and fairly present the financial condition of Guarantor in all material respects as of the respective dates thereof, and no material adverse change has occurred in the financial condition of Guarantor since the respective dates thereof.
Section 3.13Condemnation.
No Condemnation or other proceeding has been commenced, is pending or, to Borrower’s knowledge, is threatened with respect to all or any portion of the Property or for the relocation of the access to any Individual Property.

Section 3.14Separate Lots.
Each Individual Property is assessed for real estate tax purposes as one or more wholly independent tax lot or lots, separate from any adjoining land or improvements not constituting a part of such lot or lots, and no other land or improvements is assessed and taxed together with each such Individual Property or any portion thereof.
Section 3.15Insurance.
There are no present claims of any material nature relating to the Borrower or the Property under any of the Policies, and to Borrower’s knowledge, no Person, including Borrower, has done, by act or omission, anything which would impair the coverage of any of the Policies.
Section 3.16Use of Property.
Each Individual Property is used primarily as an office building and other appurtenant and related uses, including retail and parking, except that the 11600 Property is used primarily as a medical office building and other appurtenant and related uses, including parking.
Section 3.17Leases and Rent Roll.
Except as disclosed in the final, certified rent roll for each Individual Property delivered to Lender in connection with the closing of the Loan (the “Rent Roll”) and the aging report and Tenant estoppels delivered to Lender in connection with the closing of the Loan, (a) Borrower is the sole owner of the entire lessor’s interest in the Leases; (b) the Leases are valid and enforceable against Borrower and the Tenants set forth therein and are in full force and effect; (c) all of the Leases are arms-length agreements with bona fide, independent third parties; (d) Borrower is not in default under any Lease and, to Borrower’s knowledge, no party under any Lease is in default beyond applicable notice and/or cure periods; (e) all Rents due have been paid in full and no Tenant is in arrears in its payment of Rent; (f) none of the Rents reserved in the Leases have been assigned or otherwise pledged or hypothecated; (g) none of the Rents have been collected for more than one (1) month in advance (except a security deposit shall not be deemed rent collected in advance); (h) except with respect to the premises subject to the ongoing tenant improvement work disclosed to Lender as of the date hereof, the premises demised under the Leases have been completed and the Tenants under the Leases have accepted the same and have taken possession of the same on a rent-paying basis with no rent concessions currently being provided or to be provided in the future to any Tenants; (i) there exist no offsets or defenses to the payment of any portion of the Rents and Borrower has no monetary obligation to any Tenant under any Lease; (j) Borrower has received no written notice from any Tenant challenging the validity or enforceability of any Lease; (k) there are no agreements with the Tenants under the Leases other than expressly set forth in each Lease; (l) no Lease contains an option to purchase, right of first refusal to purchase, right of first refusal to lease additional space at the Property, or any other similar provision; (m) no person or entity has any possessory interest in, or right to occupy, the Property except under and pursuant to a Lease; (n) no Tenants have exercised any right to “go dark” that they may have under their Leases and, to Borrower’s knowledge, no event has occurred that, but for the giving of notice and/or passage of time, would give any Tenant any right to abate rent, “go dark” or terminate any Lease; (o) all security deposits relating to the Leases reflected on the Rent Roll have been collected by Borrower; (p) each Tenant is in actual, physical occupancy of the premises demised under its Lease and is paying full rent under its Lease (other than any Tenant whose space is subject to the ongoing tenant improvement work disclosed to Lender as of the date hereof); (q) no Tenant has sublet any portion of the premises demised to such Tenant under its Lease or any portion thereof; (r) no Tenant has informed Borrower or otherwise given notice (whether written or oral) that it intends to (or will seek to) “go dark”, vacate, cease to occupy or cease to conduct business in the ordinary course at its leased premises or any portion thereof, pursuant to any force majeure clause contained in its Lease or otherwise as a result of any pandemic, including, without limitation, the COVID-19 pandemic; (s) no Tenant has directly or indirectly (i) asserted any defense against the payment of any rent or other amounts under its Lease or the performance of any other obligations under its Lease, (ii) sought or given notice (whether written or oral) that it intends to seek any relief or other concessions with respect to the payment of any rent or other amounts under its Lease or the performance of any other obligations under its Lease or (iii) made any other request for or otherwise given notice (whether written or oral) that it intends to seek any amendment, deferral, forbearance, waiver or other modification of any term or provision of its Lease, in any case, pursuant to any force majeure clause contained in its Lease or otherwise as a result of any pandemic, including, without limitation, the COVID-19 pandemic; (t) Borrower is not currently in discussions or negotiations (directly or indirectly) with any Tenant with respect to, and no Tenant has requested in writing, any material amendment or modification of its Lease (including, without limitation, any reduction, deferral or waiver in the rent or the term thereof or in any other amounts due thereunder); and (u) no Tenant occupying 20% or more (by square feet) of the net rentable area of each Individual Property is, to Borrower’s knowledge, a debtor in any state or federal bankruptcy, insolvency or similar proceeding.
Section 3.18Filing and Recording Taxes.
All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under Applicable Law currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of this Agreement, the Security Instrument, the Note and the other Loan Documents, have been paid or will be paid, and, under current Applicable Law, the Security Instrument is enforceable in accordance with its terms by Lender (or any subsequent holder thereof), except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Creditors Rights Laws, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
Section 3.19Management Agreement.
The Management Agreement is in full force and effect and there is no default by Manager beyond applicable notice, cure and/or grace periods thereunder by any party thereto and, to Borrower’s knowledge, no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder. Borrower is not in default under the Management Agreement. As of the date hereof, no management fees under the Management Agreement are due and payable.

Section 3.20Illegal Activity/Forfeiture.
(a)To the best of Borrower’s knowledge, no portion of the Property has been purchased, improved, equipped or furnished with proceeds of any illegal activity and to the best of Borrower’s knowledge, there are no illegal activities or activities relating to controlled substances at the Property (including, without limitation, any growing, distributing and/or dispensing of medical marijuana).
(b)There has not been committed by Borrower or, to Borrower’s knowledge, any other Person in occupancy of or involved with the operation or use of the Property, any act or omission affording the federal government or any state or local government the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under this Agreement, the Note, the Security Instrument or the other Loan Documents.
Section 3.21Taxes.
Borrower has filed all federal, state, county, municipal, and city income, personal property and other tax returns required to have been filed by it and has paid all taxes and related liabilities which have become due pursuant to such returns or pursuant to any assessments received by it. Borrower knows of no basis for any additional assessment in respect of any such taxes and related liabilities for prior years.
Section 3.22Permitted Encumbrances.
None of the Permitted Encumbrances, individually or in the aggregate, materially interferes with the benefits of the security intended to be provided by this Agreement, the Security Instrument, the Note and the other Loan Documents, materially and adversely affects the value or marketability of any Individual Property, impairs the use or the operation of any Individual Property or impairs Borrower’s ability to pay its obligations in a timely manner.
Section 3.23Material Agreements.
With respect to each Material Agreement, (a) to Borrower’s knowledge, each Material Agreement is in full force and effect, (b) to Borrower’s knowledge, there are no defaults under any Material Agreement by any party thereto and no event has occurred which, but for the passage of time, the giving of notice, or both, would constitute a default under any Material Agreement, (c) all payments and other sums due and payable by Borrower under the Material Agreements have been paid in full or will be paid in full prior to the expiration of any grace period and (d) to Borrower’s knowledge, no party to any Material Agreement has commenced any action or given or received any notice for the purpose of terminating any Material Agreement.

Section 3.24Non-Consolidation Opinion Assumptions. All of the assumptions made in the Non-Consolidation Opinion, including, but not limited to, any exhibits attached thereto, are true, complete and correct.
Section 3.25Federal Reserve Regulations.
No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Applicable Law or by the terms and conditions of this Agreement, the Security Instrument, the Note or the other Loan Documents.
Section 3.26Investment Company Act.
Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; or (b) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.
Section 3.27Fraudulent Conveyance.
Borrower (a) has not entered into the Loan or any Loan Document with the actual intent to hinder, delay, or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under the Loan Documents. Giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the execution and delivery of the Loan Documents, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed or contingent liabilities. The fair saleable value of Borrower’s assets is and will, immediately following the execution and delivery of the Loan Documents, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities or its debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the execution and delivery of the Loan Documents will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debts and liabilities (including, without limitation, contingent liabilities and other commitments) beyond its ability to pay such debts as they mature (taking into account the timing and amounts to be payable on or in respect of obligations of Borrower).
Section 3.28Sanctioned Targets.
As of the date hereof and at all times throughout the term of the Loan, including after giving effect to any transfers of interests permitted pursuant to the Loan Documents, (a) to Borrower’s knowledge, none of the funds or other assets of Borrower, Sponsor or Guarantor constitute property of, or are beneficially owned, directly or indirectly, by any person, entity or country which is a sanctioned person, entity or country under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder (including regulations administered by the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury and the Specially Designated Nationals and Blocked Persons List and all other lists maintained by OFAC or any other U.S. government agency) (“Sanctioned Target”); (b) to Borrower’s knowledge, unless expressly waived in writing by Lender, no Sanctioned Target has any direct or indirect interest of any nature whatsoever in Borrower, Sponsor or Guarantor, as applicable; (c) to the best knowledge of Borrower, none of the funds of Borrower, Sponsor or Guarantor, as applicable, have been derived from any unlawful activity with the result that the investment in Borrower, Sponsor and/or Guarantor, as applicable (whether directly or indirectly), is prohibited by Applicable Law or the Loan is in violation of Applicable Law; (d) Borrower, Sponsor and Guarantor have instituted, maintain and comply with policies, procedures and controls reasonably designed to assure compliance with Sanctions; (e) Borrower, Sponsor and Guarantor are in compliance with Sanctions; and (f) to the best of Borrower’s knowledge, after due care and inquiry, Borrower, Sponsor and Guarantor and their owners and affiliates are not under investigation for an alleged breach of any Sanctions by a Governmental Authority that enforces Sanctions.

Section 3.29Money Laundering Control Act; Anti-Corruption Laws.
(a)All capitalized words and phrases and all defined terms used in the Money Laundering Control Act of 1986, 18 USC Sections 1956-57, as amended, and in other statutes and all orders, rules and regulations of the United States government and its various executive departments, agencies and offices related to the subject matter of the Money Laundering Control Act, including, without limitation, the USA PATRIOT Act of 2001, 107 Public Law 56 and all anti-money laundering laws, orders, rules and regulations of any foreign jurisdiction (collectively, referred to as “AML Law”) are incorporated into this Section. Borrower hereby represents and warrants that Borrower, Sponsor and Guarantor and, to Borrower’s knowledge, each and every Person affiliated with Borrower, Sponsor and/or Guarantor or that, to Borrower’s knowledge, has an economic interest (directly or indirectly) in Borrower, or, to Borrower’s knowledge, that has or will have an interest in the transaction contemplated by this Agreement or in the Property or will participate, in any manner whatsoever, in the Loan, is, and shall at all times during the term of the Loan be: (i) in full compliance with all applicable requirements of AML Law and any regulations issued thereunder; (ii) operated under policies, procedures and practices, if applicable, that are in compliance with AML Law and available to Lender for Lender’s review and inspection during normal business hours and upon reasonable prior notice; (iii) not in receipt of any notice from the Secretary of State or the Attorney General of the United States or any other department, agency or office of the United States claiming a violation or possible violation of AML Law or otherwise under investigation with respect to any AML Law; (iv) not a Person who has been determined by competent authority to be subject to any of the prohibitions contained in AML Law, including, without limitation, the USA PATRIOT Act of 2001, 107 Public Law 56; and (v) not owned or controlled by or now acting and/or will in the future act for or on behalf of any Person who has been determined to be subject to the prohibitions contained in AML Law (the requirements set forth in clauses (i)-(v) above referred to as the “AML Requirements”). In the event that any Person affiliated with Borrower, Sponsor and/or Guarantor or that has an economic interest (directly or indirectly) in Borrower, or that has or will have an interest in the transaction contemplated by this Agreement or in the Property or will participate, in any manner whatsoever, in the Loan (other than solely as a result of being the Lender, any Investor, or any of their respective Affiliates) is not (or at all times during the term of the Loan is not), in compliance with the AML Requirements, it shall, at the option of Lender, be an Event of Default hereunder, unless such condition is cured within thirty (30) days of Borrower’s receipt of notice thereof.

(b)Borrower hereby represents and warrants that (i) each member of the Borrower Group has instituted, maintains and complies (and shall institute, maintain and comply) with policies, procedures and controls reasonably designed to assure compliance with Anti-Corruption Laws; and (ii) to the best of Borrower’s knowledge, after due care and inquiry, no member of the Borrower Group is under investigation for an alleged breach of Anti-Corruption Laws by a Governmental Authority that enforces such Anti-Corruption Laws.
Section 3.30Organizational Chart.
The organizational charts attached as Schedule II hereto, relating to Borrower and certain Affiliates and other parties, is true, complete (with respect to the information shown thereon) and correct on and as of the date hereof. The organizational charts delivered to Lender in connection with the closing of the Loan labelled “CONFIDENTIAL/TRADE SECRET”, relating to Borrower and certain Affiliates and other parties, is true, complete (with respect to the information shown thereon) and correct on and as of the date hereof.
Section 3.31Bank Holding Company.
Borrower is not a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.
Section 3.32CFIUS.
    Either (a) Borrower’s acquisition of each Individual Property is and/or was not a Covered Transaction, or (b) Borrower has previously obtained CFIUS Approval with respect to Borrower’s acquisition of each Individual Property.
Section 3.33REA Representations.
With respect to each REA, to Borrower’s knowledge (a) each REA is in full force and effect and has not been amended, restated, replaced or otherwise modified (except, in each case, as expressly set forth herein), (b) there are no defaults under any REA by any party thereto and, to Borrower’s knowledge, no event has occurred which, but for the passage of time, the giving of notice, or both, would constitute a default under any REA, (c) all sums due and payable under each REA have been paid in full or will be paid in full prior to the expiration of any grace period and (d) no party to any REA has commenced any action or given or received any notice for the purpose of terminating any REA.
Section 3.34No Change in Facts or Circumstances.
All information submitted by Borrower, Guarantor or Sponsor to Lender and in all financial statements, rent rolls, reports, certificates, Leases and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower, Sponsor and/or Guarantor in this Agreement or in the other Loan Documents, are accurate, complete and correct in all material respects. There has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect as to the matters and the time periods described in such information or that would otherwise have a Material Adverse Effect.
Section 3.35Perfection of Accounts.
Borrower hereby represents and warrants to Lender that:
(a)This Agreement, together with the other Loan Documents, create a valid and continuing security interest (as defined in the Uniform Commercial Code) in the Accounts in favor of Lender, which security interest is prior to all other Liens, other than Permitted Encumbrances, and is enforceable as such against creditors of and purchasers from Borrower. Other than in connection with the Loan Documents and except for Permitted Encumbrances, Borrower has not sold or otherwise conveyed the Accounts; and
(b)The Accounts constitute “deposit accounts” or “securities accounts” within the meaning of the Uniform Commercial Code, as set forth in the Cash Management Agreement.
Section 3.36Survival of Representations.
Borrower agrees that, unless expressly provided otherwise, all of the representations and warranties of Borrower set forth in this Article 3 and elsewhere in this Agreement and the other Loan Documents are made as of the Closing Date and shall survive for so long as any portion of the Debt remains owing to Lender. All representations, warranties, covenants and agreements made in this Agreement and in the other Loan Documents shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.
Article 4.

BORROWER COVENANTS
From the date hereof and until payment and performance in full of all obligations of Borrower under this Agreement, the Security Instrument, the Note and the other Loan Documents or the earlier release of the lien of the Security Instrument (and all related obligations) in accordance with the terms of this Agreement, the Security Instrument, the Note and the other Loan Documents, Borrower hereby covenants and agrees with Lender that:
Section 4.1Existence.
Each Borrower will continuously maintain (a) its existence and shall not dissolve or Divide or permit its dissolution or Division, (b) its rights to do business in the applicable State and (c) its franchises and trade names, if any.
Section 4.2Applicable Law.
(a)Subject to Section 4.2(b) hereof, Borrower shall promptly comply and shall cause such Individual Property to comply in all material respects with all Applicable Law affecting the Borrower and such Individual Property, or the use thereof, including, without limitation, the Seismic Retrofit Ordinances, all Environmental Laws and Applicable Law relating to OFAC, Sanctioned Targets, AML Law, Anti-Corruption Laws, and any other anti-money laundering, anti-bribery, and anti-corruption laws in any U.S. or foreign jurisdiction. Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its rights, Licenses, permits, trade names, and franchises necessary for the existence of Borrower or the operation of the Property. Borrower also hereby covenants and agrees that it shall not commit, permit or suffer to exist any illegal commercial activities or commercial activities relating to controlled substances at the Property (including, without limitation, any growing, distributing and/or dispensing of marijuana for commercial purposes, medical or otherwise for so long as the foregoing is a violation of any Applicable Law). Borrower shall give prompt notice to Lender of the receipt by Borrower of any notice related to a violation of any Applicable Law and of the commencement of any proceedings or investigations which relate to compliance with Applicable Law. In the event Borrower receives any notice that Borrower, Sponsor or Guarantor (or any of their respective beneficial owners, affiliates or participants), or any Person that has an interest in any Individual Property, is designated as a Sanctioned Target, Borrower shall immediately notify Lender in writing. At Lender’s option, it shall be an Event of Default hereunder if (i) Borrower, Guarantor, Sponsor or any other direct or indirect owners of Borrower, Guarantor, or Sponsor to the Loan is designated as a Sanctioned Target; (ii) any of the funds or other assets of Borrower, Sponsor or Guarantor constitute property of, or are beneficially owned, directly or indirectly, by any Sanctioned Target; (iii) unless expressly waived in writing by Lender or Borrower cures such condition within thirty (30) days of receipt of written notice thereof, any Sanctioned Target has any interest of any nature whatsoever in Borrower, Sponsor or Guarantor, as applicable; or (iv) any of the funds of Borrower, Sponsor or Guarantor, as applicable, have been derived from any unlawful activity with the result that the investment in Borrower, Sponsor and/or Guarantor, as applicable (whether directly or indirectly), is prohibited by Applicable Law or the Loan is in violation of Applicable Law, in each case, including after giving effect to any transfers of interests permitted pursuant to the Loan Documents; provided, however, that so long as the Property is not in imminent danger of seizure, forfeiture or other material penalty by any applicable governmental agency, the occurrence of any of the events described the foregoing subsections (i)-(iv) shall not constitute an Event of Default hereunder unless Borrower has failed to cure the same within sixty (60) days after the date that Borrower has actual knowledge of such occurrence.
(b)After prior written notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the validity of any Applicable Law, the applicability of any Applicable Law to Borrower or any Individual Property or any alleged violation of any Applicable Law, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all Applicable Law; (iii) neither the applicable Individual Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall promptly upon final determination thereof comply with any such Applicable Law determined to be valid or applicable or cure any violation of any Applicable Law; (v) such proceeding shall suspend the enforcement of the contested Applicable Law against Borrower or the applicable Individual Property; and (vi) Borrower shall furnish such security as may be required in the proceeding, or as may be reasonably requested by Lender, to ensure compliance with such Applicable Law, together with all interest and penalties payable in connection therewith. Lender may apply any such security or part thereof, as necessary to cause compliance with such Applicable Law at any time when, in the reasonable judgment of Lender, the validity, applicability or violation of such Applicable Law is finally established or the applicable Individual Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost.
(c)Borrower covenants and agrees that in the event Borrower receives any notice that Borrower, Sponsor or Guarantor (or any of their respective beneficial owners, affiliates or participants) or any Person that has an interest in the Property is designated as a Sanctioned Target, Borrower shall immediately notify Lender in writing. Borrower shall notify Lender in writing not more than three (3) Business Days after first becoming aware of any breach of this Section. At Lender’s option, it shall be an Event of Default hereunder if Borrower, Guarantor, Sponsor or, subject to any right Borrower may have to cure such condition expressly set forth in Section 4.2(a) above, any other direct or indirect owners of Borrower, Guarantor or Sponsor is designated as a Sanctioned Target.
(d)Borrower covenants and agrees that in the event Borrower receives any notice that Borrower, Sponsor or Guarantor (or any of their respective beneficial owners, affiliates or participants) or any Person that has an interest in the Property is indicted, arraigned, custodially detained or convicted on charges involving money laundering or a predicate crime to money laundering, Borrower shall immediately notify Lender. At Lender’s option, it shall be an Event of Default hereunder if Borrower, Guarantor, Sponsor or any other direct or indirect owners of Borrower, Guarantor or Sponsor is indicted, arraigned, custodially detained or convicted on charges involving money laundering or a predicate crime to money laundering or is involved in any activity which could result in an indictment, arraignment, custodial detention or conviction on any such charges.
Section 4.3Maintenance and Use of Property.
Borrower shall cause the Property to be maintained in a reasonably good and safe condition and repair in all material respects, ordinary wear and tear excepted. The Improvements and the Personal Property shall not be removed, demolished or materially altered (except for normal replacement of the Personal Property) without the consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed, or as otherwise permitted pursuant to Section 4.21 hereof. Borrower shall promptly repair, replace or rebuild any part of the Property which may be destroyed by any casualty, or become damaged, worn or dilapidated (ordinary wear and tear excepted) or which may be affected by any proceeding of the character referred to in Section 3.13 hereof and shall complete and pay for any structure at any time in the process of construction or repair on the Land. Borrower shall not initiate, join in, acquiesce in, or consent to any change in any private restrictive covenant, zoning law or other public or private restriction, limiting or defining the uses which may be made of the Property or any part thereof. If under applicable zoning provisions the use of all or any portion of the Property is or shall become a nonconforming use, Borrower will not cause or permit the nonconforming use to be discontinued or the nonconforming Improvement to be abandoned without the express written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed.
Section 4.4Waste.
Borrower shall not commit or suffer any waste of the Property or make any change in the use of the Property which will in any way materially increase the risk of fire or other hazard arising out of the operation of the Property, or take any action that might invalidate or give cause for cancellation of any Policy, or do or permit to be done thereon anything that may in any way impair the value of the Property or the security for the Loan. Borrower will not, without the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed, permit any drilling or exploration for or extraction, removal, or production of any minerals from the surface or the subsurface of the Property, regardless of the depth thereof or the method of mining or extraction thereof.

Section 4.5Taxes and Other Charges.
(a)Subject to Section 4.5(b), Borrower shall pay all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Property or any part thereof prior to delinquency; provided, however, Borrower’s obligation to directly pay Taxes shall be suspended for so long as Borrower complies with the terms and provisions of Section 8.1 hereof. Borrower shall furnish to Lender receipts for the payment of the Taxes and the Other Charges prior to the date the same shall become delinquent (provided, however, that Borrower is not required to furnish such receipts for payment of Taxes in the event that such Taxes have been paid by Lender pursuant to Section 8.1 hereof). Borrower shall not suffer and shall promptly cause to be paid and discharged any lien or charge whatsoever which may be or become a lien or charge against the Property, and shall promptly pay for all utility services provided to the Property to the extent such utility services are not paid for directly by Tenants.
(b)After prior written notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be permitted by and conducted in accordance with all Applicable Law; (iii) neither the applicable Individual Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost; (iv) Borrower shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the applicable Individual Property; and (vi) Borrower shall furnish such security as may be required in the proceeding or, unless such Taxes or Other Charges have already been paid in full, as may be reasonably requested by Lender, to ensure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon. Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the reasonable judgment of Lender, the Individual Property (or part thereof or interest therein) shall be in imminent danger of being sold, forfeited, terminated, canceled or lost or there shall be any imminent danger of the lien of the Security Instrument being primed by any related lien.
Section 4.6Litigation.
Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings pending or, to the extent Borrower has knowledge thereof, threatened in writing against Borrower or any SPE Component Entity which might have a Material Adverse Effect.
Section 4.7Access to Property.
Subject to the rights of Tenants under Leases and the Manager (other than any Affiliated Manager) under the Management Agreement, Borrower shall permit agents, representatives and employees of Lender to inspect the Property or any part thereof at reasonable hours upon reasonable advance written notice; provided, however, that Borrower shall be entitled to have a representative present at any such inspection, and any such inspection shall be conducted in a manner so as to not unreasonably interfere with or disturb Tenants at the Property.

Section 4.8Intentionally Omitted.
Section 4.9Cooperate in Legal Proceedings.
Borrower shall reasonably cooperate with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect the rights of Lender hereunder or any rights obtained by Lender under any of the Note, the Security Instrument or the other Loan Documents and, in connection therewith, permit Lender, at Lender’s election, to participate in any such proceedings.
Section 4.10Intentionally Omitted.
Section 4.11Awards.
Borrower shall reasonably cooperate with Lender in obtaining for Lender the benefits of any Awards or insurance proceeds lawfully or equitably payable in connection with the Property, and Lender shall be reimbursed for any reasonable expenses incurred in connection therewith (including reasonable, actual attorneys’ fees and disbursements, and the payment by Lender of the expense of an appraisal on behalf of Borrower in case of a Casualty or Condemnation affecting the Property or any part thereto) out of such Awards or insurance proceeds.
Section 4.12Books and Records.
(a)Borrower shall keep adequate books and records of account in accordance with GAAP, or in accordance with other methods selected by Borrower and acceptable to Lender in its reasonable discretion, including, without limitation, any methods accepted by Lender in connection with the closing of the Loan (consistently applied), and furnish to Lender:
(i)quarterly (and prior to a Securitization, if requested by Lender, monthly) certified rent rolls (in the form approved by Lender in connection with the closing of the Loan) and tenant sales reports (if applicable) for each Individual Property, each signed and dated by a Responsible Officer of Borrower, within fifteen (15) days after the end of each calendar month (if requested by Lender) or forty-five (45) days after the end of each calendar quarter, as applicable;
(ii)quarterly (and prior to a Securitization, if requested by Lender, monthly) operating statements of each Individual Property, prepared and certified by a Responsible Officer of Borrower in the form required by Lender, detailing the revenues received, the expenses incurred and major capital improvements for the period of calculation and containing appropriate year-to-date information, within thirty (30) days after the end of each calendar month (if requested by Lender) or forty-five (45) days after the end of each calendar quarter, as applicable;
(iii)an annual balance sheet, profit and loss statement, statement of cash flow, and statement of change in financial position of Borrower audited by a “Big Four” accounting firm or other independent certified public accountant reasonably acceptable to Lender, within ninety (90) days after the close of each fiscal year of Borrower;
(iv)an annual operating statement of each Individual Property and a combined annual operating statement of the Properties, which combined annual operating statement shall be audited by a “Big Four” accounting firm or other independent certified public accountant reasonably acceptable to Lender (which may be combined with the financial information required in subsection (iii) above) (and, for the avoidance of doubt, Lender confirms that the financial statement of Borrower provided in connection with the Closing of the Loan satisfies this subsection (iv)), detailing the revenues received, the expenses incurred and major capital improvements for the period of calculation and containing appropriate year-to-date information, within ninety (90) days after the close of each fiscal year of Borrower;
(v)by no later than December 15 of each calendar year, an annual operating budget for the next succeeding calendar year presented on a monthly basis consistent with the annual operating statement described above for each Individual Property, including cash flow projections for the upcoming year and all proposed capital replacements and improvements (the “Annual Budget”). Upon the occurrence and during the continuance of any Cash Trap Event Period, Lender shall have the right to approve each Annual Budget (as may be modified by Borrower with Lender’s reasonable consent) and no Annual Budget shall take effect unless and until the same has been approved by Lender in its reasonable discretion. Within ten (10) Business Days of Lender’s request following the commencement of any Cash Trap Event Period, Borrower shall deliver to Lender the Annual Budget for approval by Lender (which approval shall not be unreasonably withheld);
(vi)by no later than thirty (30) days after the end of each calendar month during the period prior to Securitization (if requested by Lender) and, thereafter, by no later than forty-five (45) days after the end of each calendar quarter, a summary report containing each of the following with respect to each Individual for the most recently completed calendar month or quarter (as applicable): (A) intentionally omitted, (B) rent per square foot payable by each such tenant or occupant, (C) aggregate occupancy of each Individual Property by anchor space and in-line store space, and (D) a tenant aging and receivables report; and
(vii)annual statements, prepared and certified by a Responsible Officer of Borrower in form reasonably acceptable to Lender, detailing Borrower’s compliance with the Seismic Retrofit Ordinances, the expenses incurred and the Seismic Retrofit Work (if any) or other major capital improvements related thereto (if any), together with a status progress report detailing compliance with Section 4.27 below, within one hundred twenty (120) days after the close of each fiscal year of Borrower, and with respect to such fiscal year (provided, however, Lender acknowledges that Borrower’s deadline for compliance with such Seismic Retrofit Ordinances has been extended to November 16, 2030, and November 12, 2045, with respect to Phase 2 and Phase 3, respectively, and therefore, no statements under this clause (vii) are required, unless and until such time (if ever) that such deadlines are changed to require compliance prior to the Maturity Date).
(b)Upon reasonable request from Lender, not more than twice per calendar year unless an Event of Default has occurred and is continuing, Borrower shall furnish in a reasonably timely manner to Lender:
(i)a property management report for each Individual Property, showing the number of written inquiries made and/or rental applications received from tenants or prospective tenants and deposits received from tenants and any other information requested by Lender, in reasonable detail and certified by a Responsible Officer of Borrower to be true and complete, but no more frequently than quarterly; and
(ii)an accounting of all security deposits held in connection with any Lease of any part of the Property, including the name and identification number of the accounts in which such security deposits are held, the name and address of the financial institutions in which such security deposits are held and the name of the person to contact at such financial institution, along with any authority or release necessary for Lender to obtain information regarding such accounts directly from such financial institutions.
(c)Within thirty (30) days of Lender’s request, Borrower shall furnish Lender with such other additional financial or management information (including State and Federal tax returns) as may, from time to time (but no more than once per calendar year unless (i) an Event of Default has occurred and is continuing, (ii) such request is prior to and in connection with securitization of the Loan, (iii) such information is requested in connection with any Borrower requests made hereunder and under any of the other Loan Documents, (iv) such information is requested or required by law, judicial, administrative or governmental order, process or procedure or other legal process or as otherwise requested by any governmental agency, supervisory authority, regulatory authority (including, any self-regulatory organization claiming to have jurisdiction) or any bank examiner, or (v) such request for information is needed in connection with the ordinary operation of generally-accepted servicing practices for similar loans similarly situated), be reasonably required by Lender in form and substance reasonably satisfactory to Lender. Borrower shall furnish to Lender and its agents convenient facilities for the examination and audit of any such books and records, not more than twice per calendar year unless an Event of Default has occurred and is continuing, at any reasonable time from time to time during business hours upon reasonable advance written notice.
(d)Borrower agrees that all financial statements and other items required to be delivered to Lender pursuant to this Section 4.12 (each a “Required Financial Item” and, collectively, the “Required Financial Items”) shall: (i) be complete and correct in all material respects; (ii) present fairly the financial condition of the party or the Property to which it relates; (iii) disclose all liabilities that are required to be reflected or reserved against; and (iv) be prepared (A) in hardcopy and electronic formats and (B) in accordance with GAAP or in accordance with other methods acceptable to Lender in its sole discretion, including, without limitation, any methods accepted by Lender in connection with the closing of the Loan (consistently applied). Borrower shall be deemed to warrant and represent that, to Borrower’s knowledge, as of the date of delivery of any such financial statement, there has been no material adverse change in financial condition, nor have any assets or properties been sold, transferred, assigned, mortgaged, pledged or encumbered since the date of such financial statement except as disclosed by Borrower in a writing delivered to Lender. Borrower agrees that all Required Financial Items shall not contain any misrepresentation or omission of a material fact.
Section 4.13Estoppel Certificates.
(a)After written request by Lender, Borrower, within ten (10) Business Days of such request, shall furnish Lender or any proposed assignee with a statement, duly acknowledged and certified, setting forth (i) the original principal amount of the Note, (ii) the unpaid principal amount of the Note, (iii) the rate of interest of the Note, (iv) the terms of payment and maturity date of the Note, (v) the date installments of interest and/or principal were last paid, (vi) that, except as provided in such statement, no Event of Default exists to Borrower’s actual knowledge, (vii) that this Agreement, the Note, the Security Instrument and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification, (viii) whether any offsets or defenses exist against the obligations secured hereby and, if any are alleged to exist, a detailed description thereof, (ix) to Borrower’s actual knowledge, that all Leases are in full force and effect and have not been modified (or if modified, setting forth all modifications), (x) the date to which the Rents thereunder have been paid pursuant to the Leases, (xi) whether or not, to the actual knowledge of Borrower, any of the Tenants are in default beyond applicable notice, cure and grace periods of any material obligations under the Leases, and, if any of the Tenants are in default, setting forth the specific nature of all such defaults and (xii) the amount of security deposits held by Borrower under each Lease and that such amounts are consistent with the amounts required under each Lease. Other than in connection with a Secondary Market Transaction or upon the occurrence and during the continuance of an Event of Default, Borrower shall not be required to provide the estoppel statement required by this Section 4.13(a) more than once in any twelve (12) month period.
(b)Borrower shall use commercially reasonable efforts to deliver to Lender, promptly upon written request, but no more than once per calendar year, duly executed estoppel certificates from any one or more Tenants as reasonably required by Lender attesting to such facts regarding the Lease as Lender may require, including, but not limited to, attestations that each Lease covered thereby is in full force and effect with no defaults thereunder on the part of any party, that none of the Rents have been paid more than one month in advance, except as security, and that the lessee claims no defense or offset against the full and timely performance of its obligations under the Lease. Other than in connection with a Secondary Market Transaction or upon the occurrence and during the continuance of an Event of Default, Borrower shall not be required to provide the estoppel certificates required by this Section 4.13(b) more than once in any twelve (12) month period.
(c)In connection with a Secondary Market Transaction in connection with the Loan (or any portion thereof or interest therein), at Lender’s written request, Borrower shall provide an estoppel certificate to any Investor or any prospective Investor in such form, substance and detail as Lender, such Investor or prospective Investor may reasonably require.
(d)Borrower shall use commercially reasonable efforts to deliver to Lender, upon written request, estoppel certificates from each party under each REA and each Material Agreement in form and substance reasonably acceptable to Lender. Other than in connection with a Secondary Market Transaction or upon the occurrence and during the continuance of an Event of Default, Borrower shall not be required to provide the estoppel certificates required by this Section 4.13(d) more than once in any twelve (12) month period.
Section 4.14Leases and Rents.
(a)Upon request, Borrower shall, in a reasonably timely manner, furnish Lender with executed copies of all Leases then in effect. All renewals of Leases and all proposed Leases shall provide for rental rates and terms comparable to existing local market rates. Within ten (10) days after the execution of a Lease or any renewals, amendments or modification of a Lease, Borrower shall deliver to Lender a copy thereof, together with Borrower’s certification that such Lease (or such renewal, amendment or modification) was entered into in accordance with the terms of this Agreement.
(b)Any Lease and any renewals, amendments or modification of a Lease (provided such Lease or Lease renewal, amendment or modification is not a Major Lease (or a renewal, amendment or modification to a Major Lease)) that meets the following requirements may be entered into by Borrower without Lender’s prior consent: such Lease (i) provides for rental rates comparable to existing local market rates for similar properties and is otherwise on commercially reasonable terms, (ii) unless a subordination, non-disturbance and attornment agreement is delivered pursuant to this Section 4.14, provides that such Lease is subordinate to the Security Instrument and that the Tenant will attorn to Lender and any purchaser at a foreclosure sale, (iii) other than with respect to proposed retail leases with investment grade tenants (or guaranteed by an investment grade tenant) or tenants who have not less than twenty-five (25) stores nationally, or proposed office leases with a State university (i.e., UCLA) or other tenant operating a national or regional medical system (i.e., Cedars), is written substantially in accordance with the standard form of Lease delivered to Lender prior to the Closing Date or which shall have been delivered after the Closing Date and reasonably approved by Lender

(subject to any commercially-reasonable changes made in the course of negotiations with the applicable Tenant), (iv) is not with an Affiliate of Borrower or any Guarantor, and (v) does not contain any option to purchase, any right of first refusal to purchase, any right to terminate (except in the event of the destruction or condemnation of substantially all of the Property) or any other terms which would cause a Material Adverse Effect. All other Leases (including Major Leases) and all renewals, amendments and modifications thereof (including, without limitation, any subletting or assignment thereunder not contemplated by the express terms of such Lease (other than any subletting or assignment which does not require Borrower’s consent under such Lease)) or waivers thereunder executed (or otherwise agreed to) after the date hereof shall be subject to Lender’s prior approval, which approval shall not be unreasonably withheld, conditioned or delayed.
(c)Lender shall execute and deliver a Subordination, Non-Disturbance and Attornment Agreement on Lender’s then current standard form to Tenants under future Major Leases approved by Lender in accordance with Section 4.14(b) hereof promptly upon request with such commercially reasonable changes as may be requested by Tenants, from time to time, as are reasonably acceptable to Lender. Lender’s execution of a Subordination, Non-Disturbance and Attornment Agreement which is not in compliance with the foregoing sentence shall be at Lender’s sole discretion and subject to such additional conditions as Lender shall reasonably determine. Provided (i) no Default or Event of Default has occurred and be continuing and/or (ii) the Loan is not being serviced by a special servicer or the request does not require the consent of a special servicer or other third party, Borrower shall not be liable to Lender or any master servicer for any fees associated with Lender’s approval of any Subordination, Non-Disturbance and Attornment Agreement on Lender’s then-current form, but shall otherwise be liable for Lender’s actual costs and expenses pursuant to Section 17.6.
(d)Borrower (i) shall observe and perform the obligations imposed upon the lessor under the Leases in all material respects in a commercially reasonable manner; (ii) shall enforce the terms, covenants and conditions contained in the Leases upon the part of the lessee thereunder to be observed or performed in a commercially reasonable manner, provided, however, Borrower shall not terminate or accept a surrender of a Major Lease without Lender’s prior approval, which shall not be unreasonably withheld, conditioned or delayed; (iii) shall not collect any of the Rents more than one (1) month in advance (other than security deposits); (iv) shall not execute any assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents); (v) with respect to any Lease that required Lender’s prior consent to enter into pursuant to the terms of Section 4.14(b) (or would require Lender’s prior consent as a result of the modification), shall not, without Lender’s consent, which consent shall not be unreasonably withheld, conditioned or delayed, alter, modify or change such Lease so as to change the amount of or payment date for rent, change the expiration date, grant any option for additional space or term, materially reduce the obligations of the lessee or increase the obligations of lessor; and (vi) shall hold all security deposits under all Leases in accordance with Applicable Law.
(e)Notwithstanding anything contained herein to the contrary, Borrower shall not willfully withhold from Lender any information regarding renewal, extension, amendment, modification, waiver of provisions of, termination, rental reduction of, surrender of space of, or shortening of the term of, any Lease during the term of the Loan.
(f)Borrower shall notify Lender in writing, within five (5) Business Days following receipt thereof, of Borrower’s receipt of any termination fee or payment (“Lease Event Payment”) paid by any Tenant under any Lease in consideration of any termination, modification or amendment or settlement of any Lease or any release or discharge of any Tenant under any Lease from any obligation thereunder (a “Lease Event”). Borrower further covenants and agrees that (i) Borrower shall hold any such Lease Event Payment in trust for the benefit of

Lender and (ii) (A) in the event such Lease Event Payment is less than $150,000 and such Lease Event does not have a Material Adverse Effect, and provided no Event of Default or Cash Trap Event Period has occurred and is continuing, such Lease Event Payment shall be payable to Borrower or (B) in the event such Lease Event Payment equals or exceeds $150,000, such Lease Event has a Material Adverse Effect, an Event of Default has occurred and is continuing, or a Cash Trap Event Period has occurred and is continuing, such Lease Event Payment shall be placed by Borrower in reserve with Lender, to be disbursed by Lender for tenant improvement and leasing commission costs with respect to the applicable Individual Property and/or for payment of the Debt or otherwise in connection with the Loan and/or the applicable Individual Property, as so determined by Lender, in its sole discretion.
(g)Notwithstanding anything to the contrary contained herein, to the extent Lender’s prior approval is required for any leasing matters set forth in this Section 4.14, Lender shall have ten (10) Business Days from receipt of written request and all required information and documentation relating thereto in which to approve or disapprove such matter, provided that such request to Lender is marked in bold lettering with the following language: “LENDER’S RESPONSE IS REQUIRED WITHIN TEN (10) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF A LOAN AGREEMENT BETWEEN THE UNDERSIGNED AND LENDER,” and the envelope containing the request must be marked “PRIORITY.” In the event that Lender fails to approve, disapprove or request more information of the leasing matter in question within such time, Lender’s approval shall be deemed given for all purposes. Borrower shall provide Lender with such information and documentation as may be reasonably required by Lender, including, without limitation, lease comparables and other market information as reasonably required by Lender. For purposes of clarification, Lender requesting additional and/or clarified information, in addition to approving or denying any request (in whole or in part), shall be deemed a response by Lender for purposes of the foregoing. Provided (i) no Default or Event of Default has occurred and be continuing and/or (ii) the Loan is not being serviced by a special servicer or the request does not require the consent of a special servicer or other third party, Borrower shall not be liable to Lender or any master servicer for any fees associated with Lender’s approval of any leasing matters required under this Section 4.14, but shall otherwise be liable for Lender’s actual costs and expenses pursuant to Section 17.6. In addition, Borrower may, at Borrower’s option, prior to delivering to Lender a draft of any such new Lease, Lease amendment, Lease modification or Lease renewal for Lender’s approval, first deliver to Lender for Lender’s approval a term sheet setting forth the material economic and other business terms (the “Material Business Terms”) of such proposed Lease, Lease amendment, Lease modification or Lease renewal, together with all other materials reasonably requested by Lender in order to evaluate such Material Business Terms. In the event that the Material Business Terms are provided to Lender in accordance with the first sentence of this subsection (g) and Lender fails to approve, disapprove or request more information with respect to the Material Business Terms within the applicable time, then Lender’s approval shall be deemed given in accordance with this Section. Subject to the approval time periods set forth above with respect to Leases, Lease amendments, Lease modifications and Lease renewals, so long as any Lease or Lease modification submitted to Lender for approval: (a) does not contain Material Business Terms which differ in any respect from the Material Business Terms approved by Lender, and (b) otherwise does not contain any lease terms which deviate in any material respect from the terms of the standard form of lease previously submitted to Lender (except as stated in the Material Business Terms which have been approved or deemed approved by Lender), Lender’s consent to such Lease, Lease amendment, Lease modification or Lease renewal shall not be required.
Section 4.15Management Agreement.
(a)Borrower shall (i) diligently perform, observe and enforce all of the material terms, covenants and conditions of the Management Agreement on the part of Borrower to be performed, observed and enforced to the end that all things shall be done which are necessary to keep unimpaired the rights of Borrower under the Management Agreement and (ii) promptly notify Lender of the giving of any notice to Borrower of any default beyond applicable notice, grace and/or cure periods by Borrower in the performance or observance of any of the terms, covenants or conditions of the Management Agreement on the part of Borrower to be performed and observed and deliver to Lender a true copy of each such notice. Without Lender’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, Borrower shall not surrender the Management Agreement, consent to the assignment by Manager of its interest under the Management Agreement, or terminate or cancel the Management Agreement or modify, change, supplement, alter or amend the Management Agreement, in any material respect, either orally or in writing, and Borrower hereby assigns to Lender as further security for the payment of the Debt and for the performance and observance of the terms, covenants and conditions of this Agreement, all the rights, privileges and prerogatives of Borrower to surrender the Management Agreement or to terminate, cancel, modify, change, supplement, alter or amend the Management Agreement in any respect, and any such surrender of the Management Agreement, termination or cancellation, or material modification, change, supplement, alteration or amendment of the Management Agreement in violation of this Section 4.15(a) shall be void and of no force and effect. Provided (x) no Default or Event of Default has occurred and be continuing and/or (y) the Loan is not being serviced by a special servicer or the request does not require the consent of a special servicer or other third party, Borrower shall not be liable to Lender or any master servicer for any fees associated with Lender’s consent required under this Section 4.15(a), but shall otherwise be liable for Lender’s actual costs and expenses pursuant to Section 17.6.
(b)If Borrower shall default beyond applicable notice, grace and/or cure periods in the performance or observance of any material term, covenant or condition of the Management Agreement on the part of Borrower to be performed or observed, then, without limiting the generality of the other provisions of this Agreement, and without waiving or releasing Borrower from any of its obligations hereunder, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all the terms, covenants and conditions of the Management Agreement on the part of Borrower to be performed or observed to be promptly performed or observed on behalf of Borrower, to the end that the rights of Borrower in, to and under the Management Agreement shall be kept unimpaired and free from default. Lender and any person designated by Lender shall have, and are hereby granted, the right to enter upon the Property at any time and from time to time for the purpose of taking any such action. If Manager shall deliver to Lender a copy of any notice sent to Borrower of default under the Management Agreement, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender in good faith, in reliance thereon.
(c)Borrower shall notify Lender if Manager sub-contracts to a third party or an affiliate any or all of its management responsibilities under the Management Agreement promptly upon learning the same. Upon request from Lender, Borrower shall, from time to time, but no more than once per calendar year, use commercially reasonable efforts to obtain from Manager under the Management Agreement such certificates of estoppel with respect to compliance by Borrower with the terms of the Management Agreement as may reasonably be requested by Lender. Borrower shall exercise each individual option, if any, to extend or renew the term of the Management Agreement upon demand by Lender made at any time within one (1) year of the last day upon which any such option may be exercised, and Borrower hereby expressly authorizes and appoints Lender its attorney-in-fact to exercise any such option in the name of and upon behalf of Borrower, which power of attorney shall be irrevocable and shall be deemed to be coupled with an interest. Any sums expended by Lender pursuant to this paragraph shall bear interest at the Default Rate from the date such cost is incurred to the date of payment to Lender, shall be deemed to constitute a portion of the Debt, shall be secured by the lien of the

Security Instrument and the other Loan Documents and shall be immediately due and payable upon demand by Lender therefor.
(d)Without limitation of the foregoing, if the Management Agreement is terminated pursuant to the Assignment of Management Agreement or for any other reason, then Lender, at its option, may require Borrower to engage, in accordance with the terms and conditions set forth in the Assignment of Management Agreement, a new manager (the “New Manager”) to manage the applicable Individual Property, which such New Manager shall be a Qualified Manager. New Manager shall be engaged by Borrower pursuant to a written management agreement that complies with the terms hereof and of the Assignment of Management Agreement and is otherwise reasonably satisfactory to Lender in all material respects. New Manager and Borrower shall execute an Assignment of Management Agreement in the form then used by Lender. Without limitation of the foregoing, if required by Lender, Borrower shall, as a condition precedent to Borrower’s engagement of such New Manager, obtain a Rating Agency Confirmation with respect to such New Manager and management agreement. To the extent that such New Manager is an Affiliated Manager, Borrower’s engagement of such New Manager shall be subject to Borrower’s delivery to Lender of a New Non-Consolidation Opinion with respect to such New Manager and new management agreement. For all purposes under the Loan Documents, Manager, Harvest Properties, Inc., Jones Lang LaSalle, CBRE, and Cushman & Wakefield, CIM Group, LLC or an affiliate of CIM Group, LLC, are each hereby approved as a “New Manager” unless, in each case, such entity is ever terminated as a manager of the Property pursuant to the terms of the Loan Documents.
(e)Borrower hereby covenants with Lender that during the term of this Agreement: (i) Borrower shall not transfer the responsibility for the management of any Individual Property from Manager to any other person or entity without prior written notification to Lender and, to the extent required pursuant to the terms of this Agreement and the Assignment of Management Agreement, the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed; (ii) Borrower shall not terminate or amend any of the terms or provisions of the Management Agreement without the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed; and (iii) Borrower shall, in the manner provided for in the Assignment of Management Agreement, give notice to Lender of any notice or information that Borrower receives which indicates that Manager is terminating the Management Agreement or that Manager is otherwise discontinuing its management of the applicable Individual Property.
Section 4.16Payment for Labor and Materials.
(a)Subject to Section 4.16(b), Borrower will promptly pay (or cause to be paid) when due all bills and costs for labor, materials, and specifically fabricated materials incurred in connection with the Property (any such bills and costs, a “Work Charge”) and never permit to exist beyond fifteen (15) Business Days after the date that Borrower becomes aware thereof in respect of the Property or any part thereof any lien or security interest, even though inferior to the liens and the security interests hereof, and in any event never permit to be created or exist in respect of the Property or any part thereof any other or additional lien or security interest other than the liens or security interests created hereby and by the Security Instrument, except for the Permitted Encumbrances.
(b)After prior written notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the validity of any Work Charge, the applicability of any Work Charge to Borrower or to any Individual Property or any alleged non-payment of any Work Charge and defer paying the same, provided that (i) no Event of Default has occurred and is continuing (for the avoidance of doubt, a Work Charge, in and of itself, cannot give rise to an Event of Default pursuant to

Section 10.1(i) if such Work Charge is then being contested in accordance with this Section 4.16(b)); (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all Applicable Law; (iii) neither the applicable Individual Property nor any part thereof or interest therein will be in imminent danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall promptly upon final determination thereof pay (or cause to be paid) any such contested Work Charge determined to be valid, applicable or unpaid; (v) such proceeding shall suspend the collection of such contested Work Charge from the Property or Borrower shall have paid the same (or shall have caused the same to be paid) under protest; and (vi) Borrower shall furnish (or cause to be furnished) such security as may be required in the proceeding, or as may be reasonably requested by Lender, to insure payment of such Work Charge, together with all interest and penalties payable in connection therewith. Lender may apply any such security or part thereof, as necessary to pay for such Work Charge at any time when, in the reasonable judgment of Lender, the validity, applicability or non-payment of such Work Charge is finally established or the applicable Individual Property (or any part thereof or interest therein) shall be in imminent danger of being sold, forfeited, terminated, cancelled or lost.
Section 4.17Intentionally Omitted.
Section 4.18Debt Cancellation.
Borrower shall not cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.
Section 4.19ERISA.
(a)Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative exemption) prohibited transaction under ERISA or constitute a violation of any state statute, regulation or ruling impacting a Defined Benefit Plan or a governmental plan.
(b)Borrower shall deliver to Lender such certifications or other evidence from time to time, but not more than once per year, throughout the term of the Loan, as reasonably requested by Lender, that (A) Borrower is not an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (B) either (i) Borrower is not subject to any state statute, regulation or ruling regulating investments of, or fiduciary obligations with respect to, governmental plans or (ii) the condition set forth in clause (C)(v) below is true; and (C) one or more of the following circumstances is true:
(i)Equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. §2510.3-101(b)(2);
(ii)Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower is held by “benefit plan investors” within the meaning of 29 C.F.R. §2510.3-101(f)(2), as modified by ERISA Section 3(42), disregarding the value of any equity interests in Borrower held by (I) a person (other than a benefit plan investor) who has discretionary authority or control with respect to the assets of Borrower, (II) any person who provides investment advice for a fee (direct or indirect) with respect to the assets of Borrower, or (III) any affiliate of a person described in the immediately preceding clause (I) or (II);
(iii)Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3-101(c) or (e);
(iv)The assets of Borrower are not otherwise “plan assets” of one or more “employee benefit plans” (as defined in Section 3(3) of ERISA) subject to Title I of ERISA, within the meaning of 29 C.F.R. §2510.3-101, as modified by ERISA Section 3(42); or
(v)If a state statute, regulation or ruling does apply to transactions by or with Borrower regulating investments of, or fiduciary obligations with respect to, governmental plans, no transactions contemplated by the Loan Documents will violate such statute, regulation or ruling.
(c)Borrower shall not maintain, sponsor, contribute to or become obligated to contribute to, or suffer or permit any ERISA Affiliate of Borrower to, maintain, sponsor, contribute to or become obligated to contribute to, any Defined Benefit Plan or a Multiemployer Plan or permit the assets of Borrower to (i) become “plan assets”, whether by operation of law or under regulations promulgated under ERISA or (ii) become subject to any state statute, regulation or ruling regulating investments of, or fiduciary obligations with respect to, governmental plans.
Section 4.20No Joint Assessment.
Borrower shall not suffer, permit or initiate the joint assessment of any Individual Property with (a) any other real property constituting a tax lot separate from the applicable Individual Property, or (b) any portion of the applicable Individual Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to the applicable Individual Property.
Section 4.21Alterations.
Lender’s prior approval (which approval shall not be unreasonably withheld, conditioned or delayed) shall be required in connection with any alterations to any Improvements on any Individual Property (a) that may have a Material Adverse Effect, (b) the cost of which (including any related alteration, buildout, improvement or replacement, but excluding any alteration, buildout, improvement or replacement pursuant to any Lease existing as of the date hereof or entered into in accordance with the terms of this Agreement and approved by Lender or deemed approved pursuant to Section 4.14(g)) is reasonably anticipated to exceed the applicable Alteration Threshold with respect to any Individual Property, or (c) that are structural in nature, except for (x) any alterations performed as a part of a Restoration in accordance with Section 7.4 hereof, (y) any alterations or tenant improvements being made expressly pursuant to any Lease existing as of the date hereof, including the tenant improvement work disclosed to Lender as of the date hereof, or entered into in accordance with the terms of this Agreement and approved by Lender or deemed approved pursuant to Section 4.14(g) and (z) any Immediate Repairs. If the total unpaid amounts incurred and to be incurred with respect to any alterations to the Improvements (excluding any alterations for which Borrower is being reimbursed by Tenants pursuant to their respective Leases) shall at any time exceed the applicable Alteration Threshold with respect to any Individual Property, Borrower shall promptly deliver to Lender as security for the payment of such amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following: (i) cash, (ii) U.S. Obligations, (iii) other securities reasonably acceptable to Lender, (iv) a Letter of Credit, (v) a completion bond acceptable to Lender or (vi) a completion guaranty in form and substance reasonably satisfactory to Lender from a guarantor reasonably acceptable to Lender (together with such resolutions, opinions and other documentation relating to such guaranty and/or such guarantor as may be reasonably required by Lender). Such security shall be in an amount equal to the excess of the total unpaid amounts incurred and to be incurred with respect to such alterations to the Improvements (excluding any alterations for which Borrower is being reimbursed by Tenants pursuant to their respective Leases) over the Alteration Threshold. If such security is provided in the form of cash, Borrower shall be entitled to disbursements of the same from time to time, in amounts no less than the Minimum Disbursement Amount, upon Lender’s receipt of evidence reasonably satisfactory to Lender that the unpaid amounts incurred and to be incurred with respect to the applicable alterations have been reduced due to partial completion. All alterations to any Improvements shall be made lien-free and in a good and workmanlike manner in accordance with all Applicable Laws.
Section 4.22REA Covenants.
Borrower shall (a) promptly perform and/or observe, in all material respects, all of the covenants and agreements required to be performed and observed by it under any REA and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (b) promptly notify Lender of any material default under any REA of which it is aware; (c) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, notice, report and estimate received by it under any REA; (d) enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed under any REA in a commercially reasonable manner; (e) cause the applicable Individual Property to be operated, in all material respects, in accordance with any REA; and (f) not, without the prior written consent of Lender, (i) enter into any new REA or execute modifications to any existing REA, (ii) surrender, terminate or cancel any REA, (iii) reduce or consent to the reduction of the term of any REA, (iv) increase or consent to the increase of the amount of any charges under any REA, (v) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, any REA in any material respect, or (vi) following the occurrence and during the continuance of an Event of Default, exercise any rights, make any decisions, grant any approvals or otherwise take any action under any REA.
Section 4.23Material Agreements.
Borrower shall (a) promptly perform and/or observe, in all material respects, all of the covenants and agreements required to be performed and observed by it under the Material Agreements and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (b) promptly notify Lender of any material default under the Material Agreements of which it is aware; (c) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, notice, report and estimate received by it under the Material

Agreements; (d) enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed under the Material Agreements in a commercially reasonable manner; (e) cause the applicable Individual Property to be operated, in all material respects, in accordance with the Material Agreements; (f) not, following the occurrence and during the continuance of an Event of Default, exercise any rights, make any decisions, grant any approvals or otherwise take any action under the Material Agreements without Lender’s prior written consent; and (g) not, without the prior written consent of Lender (which consent shall not be unreasonably withheld, conditioned or delayed), except in the case of construction contracts for work at the Property permitted pursuant to the terms and conditions of this Agreement, (i) enter into any new Material Agreement or execute modifications to any existing Material Agreements, (ii) surrender, terminate or cancel the Material Agreements, (iii) reduce or consent to the reduction of the term of the Material Agreements, (iv) increase or consent to the increase of the amount of any charges under the Material Agreements, or (v) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Material Agreements in any material respect. Notwithstanding the foregoing, Lender’s consent shall not be required in connection with Material Agreements that are construction contracts, architecture agreements, development agreements and similar contracts that are both (a) entered into in connection with the renovation, alteration or restoration of the Property required or permitted pursuant to the Loan Documents and (b) otherwise entered into and undertaken in compliance with this Agreement.
Section 4.24Source of Repayment and Collateral.
Borrower shall not fund any repayment of the Debt with proceeds, or provide as collateral any Individual Property, that is directly or indirectly derived from any transaction or activity that is prohibited by Sanctions, AML Law or Anti-Corruption Laws, or that could otherwise cause the Lender or any other party to this Agreement and/or any other Loan Document to be in breach of Sanctions, AML Law or Anti-Corruption Laws.
Section 4.25Illegal Activity/Forfeiture.
(a)Borrower shall not purchase, improve, equip or furnish any portion of the Property with proceeds of any illegal activity.
(b)Borrower shall not commit, permit or suffer to exist any act or omission affording the federal government or any state or local government the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under this Agreement, the Note, the Security Instrument or the other Loan Documents.
Section 4.26CFIUS.
During the term of the Loan, each Borrower shall (and shall cause the holders of the direct and/or indirect, legal and/or beneficial interests in each Borrower to) (a) within five (5) days of receipt of the same, notify Lender of, and provide Lender with a copy of, any inquiry received from CFIUS or any other Governmental Authority related to Borrower’s acquisition of each Individual Property, (b) make any filing requested by CFIUS related to Borrower’s acquisition of each Individual Property, (c) cooperate with, and fully respond to any inquiries received from, CFIUS or any Governmental Authority related to CFIUS’s review and/or investigation (the “CFIUS Review”) related to Borrower’s acquisition of each Individual Property, in each case, within the time permitted by CFIUS or such Governmental Authority, as applicable, and (d) subject to the terms and conditions hereof (including, without limitation, Article 6 hereof), take any mitigation measures requested by CFIUS and/or any Governmental Authority in connection with the CFIUS Review.
Section 4.27Seismic Retrofit Compliance.
(a)Borrower shall submit a Seismic Retrofit Compliance Plan to the City of Los Angeles no later than the submission deadline required for same pursuant to any Seismic Compliance Order or Seismic Retrofit Ordinances. Borrower represents that, as of the Closing Date, such submission deadline is November 16, 2030 (with respect to Phase 2) and November 12, 2045 (with respect to Phase 3).
(b)Borrower shall complete all Seismic Retrofit Work (if any) as and when required under any Seismic Compliance Order or Seismic Retrofit Ordinances.
Article 5.

ENTITY COVENANTS
Section 5.1Single Purpose Entity/Separateness.
(a)Each Borrower has not and will not:
(i)engage in any business or activity other than the ownership, operation, maintenance, sale, leasing, financing, disposition and management of the applicable Individual Property, and activities incidental, necessary or appropriate thereto;
(ii)acquire or own any assets other than (A) the applicable Individual Property, and (B) such incidental Personal Property as may be necessary for the ownership, leasing, maintenance and operation of such Individual Property;
(iii)merge into or consolidate with any Person or effectuate a Division, or dissolve, terminate, liquidate in whole or in part, or transfer, Divide or otherwise dispose of all or substantially all of its assets (other than to other Borrowers), or change its legal structure, other than as expressly permitted under the Loan Documents;
(iv)fail to observe all material organizational formalities, or fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the Applicable Law of the jurisdiction of its organization or formation, or amend, modify, terminate or fail to comply with Section 8.1 of its operating agreement without the prior written consent of Lender, which may be withheld in Lender’s sole and absolute discretion;
(v)own any subsidiary, or make any investment in, any Person;
(vi)commingle its assets with the assets of any other Person (other than with other Borrowers);

(vii)incur any Indebtedness, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (A) the Debt, (B) the Prior Loan, and (C) Permitted Indebtedness. No Indebtedness other than the Debt may be secured (subordinate or pari passu) by the Property;
(viii)(A) fail to maintain all of its books, records, financial statements and bank accounts separately from those of its Affiliates and any constituent party (other than other Borrowers), (B) list (or permit to be listed) Borrower’s assets as assets on the financial statement of any other Person; provided, however, that Borrower’s assets may be included in a consolidated or combined financial statement of its Affiliates provided that (x) appropriate notation shall be made on such consolidated or combined financial statements to indicate the separateness of Borrower and such Affiliates and to indicate that Borrower’s assets and credit are not available to satisfy the debts and other obligations of such affiliates (other than other Borrowers) or any other Person and (y) such assets shall be listed on Borrower’s own separate balance sheet or (C) fail to maintain its books, records, resolutions and agreements as official records;
(ix)enter into any contract or agreement with any Affiliate (other than other Borrowers), including the Management Agreements, except (i) in the ordinary course of business and upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arm’s-length basis with unaffiliated third parties, and (ii) as expressly permitted or contemplated under the Loan Documents, including the Management Agreements between Borrower and Manager that are in effect as of the date hereof;
(x)maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person (other than with respect to other Borrowers);
(xi)assume or guarantee the debts of any other Person, hold itself out to be responsible for the debts of any other Person, or otherwise pledge its assets for the benefit of any other Person or hold out its credit as being available to satisfy the obligations of any other Person (other than, in each case, with respect to other Borrowers);
(xii)make any loans or advances to any Person (other than other Borrowers);
(xiii)fail to file its own tax returns (to the extent such Borrower is required to file any tax returns) unless prohibited by Applicable Law from doing so (except that Borrower may file or may include its filing as part of a consolidated federal tax return, to the extent required and/or permitted by Applicable Law, provided that there shall be an appropriate notation indicating the separate existence of Borrower and its assets and liabilities);
(xiv)fail either to hold itself out to the public as a legal entity separate and distinct from any other Person (but excluding other Borrowers) and not as a division or part of any other Person or to conduct its business solely in its own name or fail to correct any known misunderstanding regarding its separate identity (provided that any action taken by agents, including Manager, on behalf of Borrower, while holding themselves out as agents of Borrower, shall not, in and of itself, constitute a violation of this Subsection 5.1(a)(xiv));
(xv)fail to maintain adequate capital for the normal obligations reasonably foreseeable for a business of its size and character and in light of its contemplated business operations (to the extent there exists sufficient cash flow from the applicable

Individual Property to do so after the payment of all operating expenses and Debt Service and, in no event, shall any direct or indirect owner be required to make additional capital contributions to Borrower);
(xvi)without the unanimous written consent of all of its partners or members, as applicable, and the consent of each Independent Director (regardless of whether such Independent Director is engaged at the Borrower or SPE Component Entity level), (A) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any Creditors Rights Laws, (B) seek or consent to the appointment of a receiver, liquidator or any similar official for Borrower or the Property, (C) take any action intended to cause such entity to become insolvent, or (D) make an assignment for the benefit of creditors of Borrower;
(xvii)(A) fail to fairly and reasonably allocate expenses that are shared with an Affiliate (including, without limitation, shared office space) or (B) use stationery, invoices and checks of any other person or entity;
(xviii)fail to remain solvent, to pay its own liabilities (including, without limitation, salaries of its own employees) from its own funds or fail to maintain a sufficient number of employees, if any, in light of its contemplated business operations (in each case to the extent there exists sufficient cash flow from the Property to do so after the payment of all operating expenses and Debt Service and, in no event, shall any equity owner be required to make additional capital contributions to Borrower);
(xix)acquire obligations or securities of its partners, members, shareholders or other Affiliates (other than with respect to other Borrowers), as applicable, or identify its partners, members or shareholders or other Affiliates, as applicable, as a division or part of it; or
(xx)violate or cause to be violated the assumptions made with respect to Borrower and its principals in the Non-Consolidation Opinion or in any New Non-Consolidation Opinion.
(b)Each Borrower hereby represents and warrants that, from the date of its formation to the date of this Agreement, each Borrower:
(i)is and always has been duly formed, validly existing, and in good standing in the state of its formation and in all other jurisdictions where it is qualified to do business;
(ii)has no judgments or liens of any nature against it except for tax liens not yet delinquent or Permitted Encumbrances;
(iii)is, in all material respects, in compliance with all laws, regulations, and orders applicable to it and, except as otherwise disclosed in this Agreement, has received all permits necessary for it to operate;
(iv)is not (to its knowledge) involved in any dispute with any taxing authority;
(v)has paid all taxes which are due and payable;
(vi)has never owned any real property other than the applicable Individual Property and personal property necessary or incidental to its ownership or operation of the applicable Individual Property and has never engaged in any business other than the ownership and operation of the applicable Individual Property;
(vii)is not now, nor has ever been, party to any lawsuit, arbitration, summons, or legal proceeding that is still pending or that resulted in a judgment against it that has not been paid in full;
(viii)intentionally omitted;
(ix)intentionally omitted;
(x)has no material contingent or actual obligations not related to the Property;
(xi)has not entered into any contract or agreement with any of its Affiliates, constituents, or owners, or any guarantors of any of its obligations or any Affiliate of any of the foregoing (each, a “Related Party”), except upon terms and conditions that are commercially reasonable and substantially similar to those available in an arm’s-length transaction with an unrelated party;
(xii)has paid all of its debts and liabilities from its assets;
(xiii)has done or caused to be done all things necessary to observe all organizational formalities applicable to it and to preserve its existence;
(xiv)has maintained all of its books, records, financial statements and bank accounts separate from those of any other Person;
(xv)has not had its assets listed as assets on the financial statement of any other Person;
(xvi)has filed its own tax returns (except to the extent that it has been a tax-disregarded entity not required to file tax returns under applicable law) and, if it is a corporation, has not filed a consolidated federal income tax return with any other Person;
(xvii)has been, and at all times has held itself out to the public as, a legal entity separate and distinct from any other Person (including any Affiliate or other Related Party);
(xviii)has corrected any known misunderstanding regarding its status as a separate entity;
(xix)has conducted all of its business and held all of its assets in its own name;
(xx)has not identified itself or any of its affiliates as a division or part of the other;
(xxi)has not utilized stationery, invoices or checks of any other Person;
(xxii)has not commingled its assets with those of any other Person and has held all of its assets in its own name;
(xxiii)has not guaranteed or become obligated for the debts of any other Person;

(xxiv)has not held itself out as being responsible for the debts or obligations of any other Person;
(xxv)has allocated fairly and reasonably any overhead expenses that have been shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate or Related Party;
(xxvi)has not pledged its assets to secure the obligations of any other Person and no such pledge remains outstanding except in connection with the Loan;
(xxvii)has maintained adequate capital in light of its contemplated business operations;
(xxviii)has maintained a sufficient number of employees in light of its contemplated business operations and has paid the salaries of its own employees from its own funds;
(xxix)has not owned any subsidiary or any equity interest in any other entity;
(xxx)has not incurred any indebtedness that is still outstanding other than indebtedness that is permitted under the Loan Documents;
(xxxi)has accomplished each amendment and restatement of Borrower’s organizational documents in accordance with the relevant provisions of said documents and any such amendment or restatement was permitted by the relevant provisions of said documents;
(xxxii)is not a “Division Company” (as such term is defined in Section 18-217 of the Act);
(xxxiii) the Prior Loan has been satisfied in full, Prior Lender has released all collateral and security for the Prior Loan, and neither Borrower nor Guarantor has any remaining liabilities or obligations, other than environmental and other limited and customary indemnity obligations, in connection with the Prior Loan;
(xxxiv) has not had any of its obligations guaranteed by an affiliate, except for guarantees that have been either released or discharged (or that will be discharged as a result of the closing of the Loan) or guarantees that are expressly contemplated by the Loan Documents; and
(xxxv)has not leased any portion of the Property to a Tenant that is affiliated with the Borrower.
(c)If Borrower is a limited partnership or a limited liability company (other than an Acceptable LLC), each general partner or managing member (each, an “SPE Component Entity”) shall be an Acceptable LLC (I) whose sole asset is its interest in Borrower, (II) which has not been and shall not be permitted to engage in any business or activity other than owning an interest in Borrower; (III) which has not been and shall not be permitted to incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation); and (IV) which has and will at all times own at least a 0.5% direct equity ownership interest in Borrower. Each such SPE Component Entity will at all times comply, and will cause Borrower to comply, with each of the representations, warranties, and covenants contained in this Article 5 (to the extent applicable) as if such representation, warranty or covenant was made directly by such SPE Component Entity. Upon the withdrawal or the disassociation of an SPE Component

Entity from Borrower, Borrower shall immediately appoint a new SPE Component Entity whose articles of organization and operating agreement are substantially similar to those of such SPE Component Entity and deliver a New Non-Consolidation Opinion to Lender with respect to the new SPE Component Entity and its equity owners.
(d)Any Borrower or SPE Component Entity that is a limited liability company formed in the State of Delaware shall not have the power to Divide pursuant to Section 18-217 of the Act and the organizational documents of any such Borrower and SPE Component Entity shall provide an express acknowledgment that it does not have the power to Divide pursuant to Section 18-217 of the Act.
(e)In the event Borrower or the SPE Component Entity is an Acceptable LLC, the limited liability company agreement of Borrower or the SPE Component Entity (as applicable) (the “LLC Agreement”) shall provide that (i) upon the occurrence of any event that causes the last remaining member of Borrower or the SPE Component Entity (as applicable) (“Member”) to cease to be the member of Borrower or the SPE Component Entity (as applicable) (other than (A) upon an assignment by Member of all of its limited liability company interest in Borrower or the SPE Component Entity (as applicable) and the admission of the transferee in accordance with the Loan Documents and the LLC Agreement, or (B) the resignation of Member and the admission of an additional member of Borrower or the SPE Component Entity (as applicable) in accordance with the terms of the Loan Documents and the LLC Agreement), any person acting as Independent Director of Borrower or the SPE Component Entity (as applicable) shall, without any action of any other Person and simultaneously with the Member ceasing to be the member of Borrower or the SPE Component Entity (as applicable) automatically be admitted to Borrower or the SPE Component Entity (as applicable) as a member with a 0% economic interest (“Special Member”) and shall continue Borrower or the SPE Component Entity (as applicable) without dissolution and (ii) Special Member may not resign from Borrower or the SPE Component Entity (as applicable) or transfer its rights as Special Member unless (A) a successor Special Member has been admitted to Borrower or the SPE Component Entity (as applicable) as a Special Member in accordance with requirements of Delaware law (if applicable) and (B) after giving effect to such resignation or transfer, there remains at least two (2) Independent Directors of the SPE Component Entity or Borrower (as applicable) in accordance with Section 5.2 below. The applicable LLC Agreement shall further provide that (i) Special Member shall automatically cease to be a member of Borrower or the SPE Component Entity (as applicable) upon the admission to Borrower or the SPE Component Entity (as applicable) of the first substitute member, (ii) Special Member shall be a member of Borrower or the SPE Component Entity (as applicable) that has no interest in the profits, losses and capital of Borrower or the SPE Component Entity (as applicable) and has no right to receive any distributions of the assets of Borrower or the SPE Component Entity (as applicable), (iii) pursuant to the applicable provisions of the Act, Special Member shall not be required to make any capital contributions to Borrower or the SPE Component Entity (as applicable) and shall not receive a limited liability company interest in Borrower or the SPE Component Entity (as applicable), (iv) Special Member, in its capacity as Special Member, may not bind Borrower or the SPE Component Entity (as applicable) and (v) except as required by any mandatory provision of the Act, Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, Borrower or the SPE Component Entity (as applicable) including, without limitation, the Division, merger, consolidation or conversion of Borrower or the SPE Component Entity (as applicable); provided, however, such prohibition shall not limit the obligations of Special Member, in its capacity as Independent Director, to vote on such matters required by the Loan Documents or the LLC Agreement. In order to implement the admission to Borrower or the SPE Component Entity (as applicable) of Special Member, Special Member shall execute a counterpart to the LLC Agreement. Prior to its admission to Borrower or the SPE Component Entity (as applicable) as Special Member, Special Member shall not be a member of Borrower or the SPE Component Entity (as applicable), but Special

Member may serve as an Independent Director of Borrower or the SPE Component Entity (as applicable).
(f)In the event Borrower or the SPE Component Entity is an Acceptable LLC, the LLC Agreement shall further provide that, (i) upon the occurrence of any event that causes the Member to cease to be a member of Borrower or the SPE Component Entity (as applicable) to the fullest extent permitted by law, the personal representative of Member shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of Member in Borrower or the SPE Component Entity (as applicable) agree in writing (A) to continue Borrower or the SPE Component Entity (as applicable) and (B) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of Borrower or the SPE Component Entity (as applicable) effective as of the occurrence of the event that terminated the continued membership of Member in Borrower or the SPE Component Entity (as applicable), (ii) any action initiated by or brought against Member or Special Member under any Creditors Rights Laws shall not cause Member or Special Member to cease to be a member of Borrower or the SPE Component Entity (as applicable) and upon the occurrence of such an event, the business of Borrower or the SPE Component Entity (as applicable) shall continue without dissolution, and (iii) each of Member and Special Member waives any right it might have to agree in writing to dissolve Borrower or the SPE Component Entity (as applicable) upon the occurrence of any action initiated by or brought against Member or Special Member under any Creditors Rights Laws, or the occurrence of an event that causes Member or Special Member to cease to be a member of Borrower or the SPE Component Entity (as applicable).
Section 5.2Independent Directors.
(a)The organizational documents of each Borrower (to the extent such Borrower is an Acceptable LLC) or the SPE Component Entity, as applicable, shall provide that at all times there shall be at least two (2) duly appointed members of its board of directors or managers, as applicable (each, an “Independent Director”) reasonably satisfactory to Lender who each shall not have been at the time of each such individual’s initial appointment, and (I) shall not have been at any time during the preceding five (5) years, and shall not be at any time while serving as Independent Director, (i) a shareholder (or other equity owner) of, or an officer, director (other than in its capacity as Independent Director), partner, member or employee of, any Borrower or any of its respective shareholders, partners, members, subsidiaries or affiliates, (ii) a customer of, or supplier to, or other Person who derives any of its purchases or revenues from its activities with, any Borrower or any of its respective shareholders, partners, members, subsidiaries or affiliates, (iii) a Person who Controls or is under common Control with any such shareholder, officer, director, partner, member, employee supplier, customer or other Person, or (iv) a member of the immediate family of any such shareholder, officer, director, partner, member, employee, supplier, customer or other Person, and (II) shall be employed by, in good standing with and engaged by Borrower in connection with, in each case, an Approved ID Provider. Each Independent Director at the time of their initial engagement shall have had at least three (3) years prior experience as an independent director to a company or a corporation in the business of owning and operating commercial properties similar in type and quality to the Property. Notwithstanding anything herein to the contrary, it shall be an additional covenant and requirement under this Section 5.2 that any entity housing an Independent Director (whether Borrower or any SPE Component Entity) shall be an Acceptable LLC.

(b)The organizational documents of each Borrower or the SPE Component Entity (as applicable) shall further provide that (I) the board of directors or managers of such Borrower or the SPE Component Entity as applicable, and the constituent members of such entities (the “Constituent Members”) shall not take any action which, under the terms of any organizational documents of such Borrower or the SPE Component Entity, as applicable, requires the unanimous vote of (1) the board of directors or managers of such Borrower or the SPE Component Entity, as applicable, or (2) the Constituent Members, unless at the time of such action there shall be at least two (2) Independent Directors engaged as provided by the terms hereof; (II) (x) no Independent Director may be removed or replaced without Cause and unless Borrower (or the SPE Component Entity) provides Lender with not less than three (3) Business Days’ prior written notice of (a) any proposed removal of an Independent Director together with a statement as to the reasons for such removal, and (b) the identity of the proposed replacement Independent Director together with a certification that such replacement satisfies the requirements set forth herein and in the organizational documents for an Independent Director; (III) to the fullest extent permitted by applicable law, including Section 18-1101(c) of the Act and notwithstanding any duty otherwise existing at law or in equity, the Independent Directors shall consider only the interests of the Constituent Members and Borrower and any SPE Component Entity (including Borrower’s and any SPE Component Entity’s respective creditors) in acting or otherwise voting on the matters provided for herein and in Borrower’s and SPE Component Entity’s organizational documents (which such fiduciary duties to the Constituent Members and Borrower and any SPE Component Entity (including Borrower’s and any SPE Component Entity’s respective creditors), in each case, shall be deemed to apply solely to the extent of their respective economic interests in Borrower or SPE Component Entity (as applicable) exclusive of (x) all other interests (including, without limitation, all other interests of the Constituent Members), (y) the interests of other affiliates of the Constituent Members, Borrower and SPE Component Entity and (z) the interests of any group of affiliates of which the Constituent Members, Borrower or SPE Component Entity is a part)); (IV) other than as provided in subsection (III) above, the Independent Directors shall not have any fiduciary duties to any Constituent Members, any directors of Borrower or SPE Component Entity or any other Person; (V) the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing under applicable law; (VI) to the fullest extent permitted by applicable law, including Section 18-1101(e) of the Act, an Independent Director shall not be liable to Borrower, SPE Component Entity, any Constituent Member or any other Person for breach of contract or breach of duties (including fiduciary duties), unless the Independent Director acted in bad faith or engaged in willful misconduct; and (VII) except as provided in the foregoing subsections (III) through (VI), the Independent Directors shall, in exercising their rights and performing their duties under the applicable organizational documents, have a fiduciary duty of loyalty and care similar to that of a director of a business corporation organized under the General Corporation Law of the State of Delaware.
Section 5.3Change of Name, Identity or Structure.
Borrower shall not change (or permit to be changed) any Borrower’s or the SPE Component Entity’s (a) name, (b) identity (including its trade name or names), (c) principal place of business set forth on the first page of this Agreement, or (d) Borrower’s or the SPE

Component Entity’s corporate, partnership or other structure, without notifying Lender of such change in writing at least thirty (30) days prior to the effective date of such change and, in the case of a change in any Borrower’s or the SPE Component Entity’s structure (including, without limitation, a Division), without first obtaining the prior written consent of Lender, provided, however, that such consent shall not be required in connection with a transfer expressly permitted pursuant to Article 6 hereof. Borrower shall execute and deliver to Lender, prior to or contemporaneously with the effective date of any such change, any financing statement or financing statement change reasonably required by Lender to establish or maintain the validity, perfection and priority of the security interest granted herein. At the request of Lender, Borrower shall execute a certificate in form reasonably satisfactory to Lender listing the trade names under which any Borrower or the SPE Component Entity intends to operate the Property, and representing and warranting that Borrower or the SPE Component Entity does business under no other trade name with respect to the Property.
Section 5.4Business and Operations.
Borrower will continue to engage in the businesses now conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Property. Borrower will qualify to do business and will remain in good standing under the laws of the jurisdiction as and to the extent the same are required for the ownership, maintenance, management and operation of the Property.
Article 6.

NO SALE OR ENCUMBRANCE
Section 6.1Transfer Definitions.
For purposes of this Article 6, “Restricted Party” shall mean Borrower, Sponsor, REIT Guarantor, any SPE Component Entity, any Affiliated Manager, or any shareholder, partner, member or non-member manager, or any direct or indirect legal or beneficial owner of Borrower, Sponsor, Guarantor, any SPE Component Entity, any Affiliated Manager or any shareholder, partner, member or non-member manager; and a “Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, mortgage, grant, bargain, lien, encumbrance, pledge, assignment, grant of any options with respect to, or any other transfer, Division or disposition of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) a legal or beneficial interest.
Section 6.2No Sale/Encumbrance.
(a)Without the prior written consent of Lender, Borrower shall not cause or permit (i) a Sale or Pledge of the Property or any part thereof or any legal or beneficial interest therein, (ii) a Sale or Pledge of an interest in any Restricted Party or (iii) any change in Control of Borrower, REIT Guarantor, any Affiliated Manager, or any change in control of the day-to-day operations of the Property (collectively, a “Prohibited Transfer”), other than (A) with respect to clause (i) only, (x) Leases of space in the Improvements to Tenants in accordance with the provisions of Section 4.14, (y) any Permitted Encumbrances, and (z) any Permitted Equipment Leases, (B) transfers to the extent permitted in accordance with the provisions of Section 6.3, (C)

transfers in connection with a prepayment of a portion of the Loan in accordance with the terms of Section 2.8(a)(ii) and (D) transfers in connection with a Partial Defeasance Event in accordance with the terms of Section 2.8(c). For the avoidance of doubt, a transfer permitted pursuant to clause (A), (B), (C) or (D) in the preceding sentence shall not constitute a Prohibited Transfer.
(b)A Prohibited Transfer shall include, but not be limited to, (i) an installment sales agreement wherein Borrower agrees to sell the Property or any part thereof for a price to be paid in installments; (ii) an agreement by Borrower leasing all or a substantial part of the Property for other than actual occupancy by a Tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to (A) any Leases or any Rents or (B) any REA; (iii) any action for partition of the Property (or any portion thereof or interest therein) or any similar action instituted or prosecuted by Borrower or by any other person or entity, pursuant to any contractual agreement or other instrument or under Applicable Law (including, without limitation, common law); (iv) intentionally omitted; (v) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock in one or a series of transactions; (vi) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general or limited partner or any profits or proceeds relating to such partnership interests or the creation or issuance of new limited partnership interests; (vii) if a Restricted Party is a limited liability company, any Division, merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of any member or any profits or proceeds relating to such membership interest; (viii) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests; or (ix) the incurrence of any property-assessed clean energy loans or similar indebtedness with respect to any Borrower and/or the Property, including, without limitation, if such loans or indebtedness are made or otherwise provided by any Governmental Authority and/or secured or repaid (directly or indirectly) by any taxes or similar assessments.
Section 6.3Permitted Equity Transfers.
Notwithstanding the restrictions contained in this Article 6, any and all of the following equity transfers shall be permitted without Lender’s consent or notice to Lender (other than a notice provided to Lender for purposes of complying with Lender’s “know your customer” requirements as set forth below with respect to clause (g)) (and shall not constitute Prohibited Transfers) (any such transfer, a “Permitted Equity Transfer”): (a) a transfer (but not a pledge) by devise or descent or by operation of law upon the death of a Restricted Party or any member, partner or shareholder of a Restricted Party, (b) the Sale or Pledge, in one or a series of transactions, of the stock, partnership interests, membership interests or other interests (as the case may be) in REIT Guarantor (or in any Person or entity directly or indirectly holding an interest in REIT Guarantor) (including, without limitation, transfers of common shares and preferred equity), (c) the Sale or Pledge of shares of common stock in any Restricted Party that is a publicly traded entity, provided such shares of common stock are listed on the New York Stock Exchange, NASDAQ or another nationally recognized stock exchange, (d) secondary or follow-on offerings of common shares in REIT Guarantor, (e) any merger or consolidation of REIT Guarantor with or into any other Person, (f) the sale, transfer or issuance of stock, partnership interests or membership interests (as the case may be) in a Restricted Party to third party investors through licensed U.S. broker-dealers in accordance with Applicable Law (provided, that, the foregoing provisions of clauses (b), (c), (d), (e) and (f) shall not result in a Change of Control of each Borrower or be deemed to waive, qualify or otherwise limit Borrower’s obligation to comply (or to cause the compliance with) the other covenants set forth herein and in the other Loan Documents (including, without limitation, the covenants contained herein relating to ERISA matters)), (g) any other Sale or Pledge which is not included in clauses (a) through (f) above, in one or a series of transactions, by any indirect owner of any Borrower of its indirect beneficial interests in such Borrower (excluding, for the sake of clarity, (x) any transfer, assignment or sale of the direct interests in any Borrower or (y) any pledge of the direct interests in any Borrower or interests in any entity formed primarily for the purpose of holding direct or indirect interests in any Borrower (and not other material assets)), provided that, with respect only to the transfers listed in this clause (g), after giving effect to such Sale or Pledge (and in the case of any Sale or Pledge that is a pledge or other encumbrance, assuming the foreclosure or other exercise of remedies under such pledge or other encumbrance) all of the following conditions shall have been satisfied: (A) in the event that any Person owns, directly or indirectly, 25% (or, if such Person is not formed, organized or incorporated in, or is not a citizen of, the United States of America, and at all times prior to the last Securitization involving any portion of or interest in the Loan held by JPM, 10%) or more of the interests in Borrower as a result of such transfer (for clarity, this provision shall not be applicable if such Person owned more than the applicable percentage threshold prior to such transfer), Lender shall receive not less than fifteen (15) Business Days prior written notice of each such transfer, together with such information with respect to the applicable transferee(s) as Lender may reasonably request in connection with its then-current “know your customer” procedures and requirements, (B) immediately after giving effect to such Sale or Pledge, a Change of Control shall not have occurred with respect to any Borrower, (C) after giving effect to such transfers, if the Property is managed by an Affiliated Manager, such Affiliated Manager remains an Affiliate of Borrower, or otherwise, a New Manager approved in accordance with the applicable terms and conditions hereof is engaged to manage the Property, (D) in the case of (1) the transfer of the management of the Property to a new Affiliated Manager in accordance with the applicable terms and conditions hereof, or (2) the transfer of any direct or indirect equity ownership interests in any Restricted Party, in either case, that results in any Person and its Affiliates owning in excess of forty-nine percent (49%) of the direct or indirect equity ownership interests in Borrower or in any SPE Component Entity that did not own the same on the date hereof or at the time of the delivery of any New Non-Consolidation Opinion prior to such transfer, such transfers shall be conditioned upon delivery to Lender of a New Non-Consolidation Opinion addressing such transfer, and (E) such transfers shall be conditioned upon Borrower’s ability to, after giving effect to the equity transfer in question, (I) remake the representations contained herein relating to ERISA, OFAC, Anti-Corruption Laws, AML Law, DPA, and CFIUS matters (and, upon Lender’s request, Borrower shall deliver to Lender (x) an Officer’s Certificate containing such updated representations effective as of the date of the consummation of the applicable equity transfer and (y) public searches, reasonably acceptable to Lender, for any Person owning, directly or indirectly, 25% (or, if such Person is not formed, organized or incorporated in, or is not a citizen of, the United States of America, and at all times prior to the last Securitization involving any portion of or interest in the Loan held by JPM, 10%) or more of the interests in Borrower as a result of such transfer (for clarity, this provision shall not be applicable if such Person owned more than the applicable percentage threshold prior to such transfer)) and (II) continue to comply with the covenants contained herein relating to ERISA, OFAC, Anti-Corruption Laws, AML Law, DPA and CFIUS matters (clauses (A) – (E) referred to as the “Minimum Transfer Requirements”). Upon request from Lender, Borrower shall promptly provide Lender a revised version of the organizational chart delivered to Lender in connection with the Loan reflecting any equity transfer consummated in accordance with this Section 6.3.
Notwithstanding anything to the contrary contained in the foregoing Section 6.2 or this Section 6.3, any voluntary Transfer (other than pursuant to Section 6.4) which causes CIM Entity to no longer Control Borrower, shall be subject to Lender’s prior written consent, which consent may be conditioned upon Borrower’s satisfaction of Section 6.6 hereof.

Section 6.4Permitted Total Property Transfers (Total Assumptions).
Notwithstanding the foregoing provisions of this Article 6, following the date which is three (3) months from the Closing Date, Lender shall not unreasonably withhold consent to the transfer of all Individual Properties collectively (to the extent not previously partially released pursuant to Section 2.8(a)(ii) or Section 2.8(c)), on six (6) occasions, and the related assumptions of the Loan by, any Person (a “Transferee”) provided that, with respect to each such transfer, each of the following terms and conditions are satisfied:
(a)no Default or Event of Default has occurred and is continuing;
(b)Borrower shall have (i) delivered written notice to Lender of the terms of such prospective transfer not less than thirty (30) days before the date on which such transfer is scheduled to close and, concurrently therewith, all such information concerning the proposed Transferee as Lender shall reasonably require and (ii) paid to Lender a non-refundable processing fee in the amount of $25,000. Lender shall have the right to approve or disapprove the proposed transfer based on its then current underwriting and credit requirements for similar loans secured by similar properties which loans are sold in the secondary market, such approval not to be unreasonably withheld. In determining whether to give or withhold its approval of the proposed transfer, Lender shall consider the experience and track record of Transferee and its principals in owning and operating facilities similar to the Property, the financial strength of Transferee and its principals, the general business standing of Transferee and its principals and Transferee’s and its principals’ relationships and experience with contractors, vendors, tenants, lenders and other business entities; provided, however, that, notwithstanding Lender’s agreement to consider the foregoing factors in determining whether to give or withhold such approval, such approval shall be given or withheld based on what Lender determines to be commercially reasonable and, if given, may be given subject to such conditions as Lender may deem reasonably appropriate;
(c)Borrower shall have paid (or caused to have been paid) to Lender, concurrently with the closing of such prospective transfer, (i) a non-refundable assumption fee in an amount equal to $25,000.00 for each transfer, (ii) all out-of-pocket costs and expenses, including reasonable attorneys’ fees (but specifically excluding the cost of Lender’s in-house or internal counsel), incurred by Lender in connection therewith and (iii) all fees, costs and expenses of all third parties and the Rating Agencies incurred in connection therewith;

(d)Transferee assumes and agrees to pay the Debt as and when due subject to the provisions of Article 13 hereof and, prior to or concurrently with the closing of such transfer, Transferee and its constituent partners, members, shareholders, affiliates or sponsors as Lender may require, shall execute, without any cost or expense to Lender, such documents and agreements as Lender shall reasonably require to evidence and effectuate said assumption and an Affiliate of Transferee reasonably acceptable to Lender shall execute a recourse guaranty and an environmental indemnity in form and substance substantially identical to the Guaranty and Environmental Indemnity, respectively, with such changes to each of the foregoing as may be reasonably required by Lender;
(e)Borrower and Transferee, without any cost to Lender, shall furnish any information reasonably requested by Lender for the preparation of, and shall authorize Lender to file, new financing statements and financing statement amendments and other documents to the fullest extent permitted by Applicable Law, and shall execute any additional documents reasonably requested by Lender;
(f)Borrower shall have delivered to Lender, without any cost or expense to Lender, (i) endorsements to Lender’s Title Insurance Policy (or a new Title Insurance Policy) dating down the date of the Title Insurance Policy to the date of the transfer and insuring that fee simple or leasehold title to the Property, as applicable, is vested in Transferee (subject to Permitted Encumbrances), (ii) hazard insurance endorsements or certificates, and (iii) other similar materials as Lender may deem necessary at the time of the transfer, in the case of each of (i), (ii) and (iii), in form and substance satisfactory to Lender;
(g)Transferee shall have furnished to Lender all appropriate papers evidencing Transferee’s organization and good standing, and the qualification of the signers to execute the assumption of the Debt, which papers shall include certified copies of all documents relating to the organization and formation of Transferee and of the entities, if any, which are partners or members of Transferee. Transferee and such constituent partners, members or shareholders of Transferee (as the case may be), as Lender shall require (consistent with Lender’s requirements of similar transferees in similar circumstances), shall comply with the covenants set forth in Article 5 hereof (provided, however, such Transferee shall not be a Delaware Statutory Trust, a tenancy-in-common, a Crowdfunded Person, or any Person who is (i) Controlled (directly or indirectly) by one or more of the foregoing and/or (ii) more than 49% owned (directly or indirectly) by one or more of the foregoing);
(h)Transferee shall assume the obligations of Borrower under any Management Agreement or provide a new management agreement with a new manager which meets with the requirements of the Assignment of Management Agreement and Section 4.15 hereof and assign to Lender as additional security such new management agreement;
(i)Transferee shall furnish to Lender a New Non-Consolidation Opinion and an opinion of counsel satisfactory to Lender and its counsel (A) that Transferee’s formation documents provide for the matters described in subparagraph (g) above, (B) that the assumption of the Debt has been duly authorized, executed and delivered, and that the assumption agreement and the other Loan Documents are valid, binding and enforceable against Transferee in accordance with their terms, (C) that Transferee and any entity which is a controlling stockholder, member or general partner of Transferee, have been duly organized, and are in existence and good standing, (D) that the transfer will not constitute a “significant modification” of the Loan within the meaning of Treasury Regulation 1.860G-2(b) or otherwise cause a tax to be imposed on a “prohibited transaction” by any REMIC Trust, and (E) with respect to such other matters as Lender may reasonably request;

(j)the proposed transfer of all of the Individual Properties to the Transferee shall not constitute a Covered Transaction or, if the proposed transfer of all of the Individual Properties to the Transferee is a Covered Transaction, then CFIUS Approval shall be obtained with respect to such proposed transfer;
(k)if required by Lender, Lender shall have received a Rating Agency Confirmation with respect to such transfer;
(l)Transferee shall deposit with Lender such new or increased Reserve Funds as Lender may require, including, without limitation, new or increased Reserve Funds for taxes, insurance, tenant improvements and leasing commissions, capital expenditures and immediate repairs, and enter into an amendment of the Loan Documents to require the Transferee to make monthly deposits of such new or increased Reserve Funds for such purposes thereafter; and
(m)Borrower’s obligations under the contract of sale pursuant to which the transfer is proposed to occur shall expressly be subject to the satisfaction of the applicable terms and conditions of this Section 6.4.
Notwithstanding the foregoing or anything herein to the contrary, Borrower may not exercise its rights pursuant to this Section 6.4 during the period that commences on the date that is sixty (60) days prior to the date of any intended Securitization of the Loan and ending on the date that is sixty (60) days after the date of such Securitization of the Loan.
Section 6.5Replacement of REIT Guarantor.
Borrower may, from time to time, but not exceeding twice per calendar year, replace or supplement the REIT Guarantor with a Satisfactory Replacement Guarantor pursuant to the terms of Section 23 of the Guaranty. In the event that REIT Guarantor is replaced with a Satisfactory Replacement Guarantor pursuant to the terms and conditions hereof and of Section 23 of the Guaranty, the Guarantor being replaced shall be relieved of all liability under the Loan Documents for acts, events, conditions, or circumstances occurring or arising after the date of such transfer which arise through no act or omission of Borrower or such Guarantor, except to the extent that such acts, events, conditions, or circumstances are the proximate result of acts, events, conditions, or circumstances that existed prior to the date of such transfer, whether or not discovered prior or subsequent to the date of such transfer. Borrower shall pay all of Lender’s costs (including, without limitation, reasonable attorneys’ fees) incurred in connection with the exercise of Borrower’s rights pursuant to this Section 6.5, whether or not REIT Guarantor is replaced or supplemented.
Section 6.6Replacement of CIM Guarantor.
    If any Transfer occurs under the Loan Documents (other than pursuant to Section 6.4) such that CIM Entity no longer Controls Borrower, unless otherwise consented to in writing by Lender, within thirty (30) days of such Transfer, Borrower shall replace or supplement the CIM Guarantor with a Satisfactory Replacement Guarantor pursuant to the terms of Section 23 of the Guaranty, provided, however, with respect to the Minimal Financial Criteria, the requirement for (x) Net Worth shall be $500,000,000.00, and (y) Liquidity shall be $10,000,000.00.

Section 6.7Lender’s Rights.
Lender reserves the right to condition the consent to a Prohibited Transfer requested hereunder upon (a) a modification of the terms hereof and on assumption of this Agreement and the other Loan Documents as so modified by the proposed Prohibited Transfer, (b) payment of a transfer fee of 1% of outstanding principal balance of the Loan and all of Lender’s expenses incurred in connection with such Prohibited Transfer, (c) to the extent required by Lender, receipt of a Rating Agency Confirmation with respect to the Prohibited Transfer, (d) the proposed transferee’s continued compliance with the covenants set forth in this Agreement, including, without limitation, the covenants in Article 5, (e) receipt of a New Non-Consolidation Opinion with respect to the Prohibited Transfer, and/or (f) such other conditions and/or legal opinions as Lender shall determine in its sole discretion to be in the interest of Lender. All expenses incurred by Lender shall be payable by Borrower whether or not Lender consents to the Prohibited Transfer. Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon a Prohibited Transfer without Lender’s consent. This provision shall apply to every Prohibited Transfer, whether or not Lender has consented to any previous Prohibited Transfer.
Section 6.8Additional Transfers.
In addition, so long as the Minimum Transfer Requirements remain satisfied, sales, exchanges, conveyances, assignments and/or transfers of any direct or indirect interests in Borrower (but not pledges, other than as described below), shall be permitted, so long as, after giving effect thereto, (a) REIT Guarantor continue(s) to hold, directly or indirectly, not less fifty-one percent (51%) of the membership interests in Borrower and (b) one or more Control Parties shall maintain Control (whether through the ownership of voting securities or by contract) of each Borrower.
Section 6.9Pledges.
(a)Notwithstanding the foregoing, a pledge to an Institutional Lender of the right of any direct or indirect legal or beneficial owner of Sponsor to receive distributions, and the granting of a security interest in and to such distributions, (but not a pledge of any direct or indirect interest in Borrower or any Restricted Party) shall be permitted hereunder, provided that (i) such cash flow pledge is made in connection with a line of credit or similar financing arrangement that is secured by a substantial amount of other collateral unrelated to the Borrower or the Property and the repayment of the debt facility is not specifically tied to the cash flow of the Property and (ii) such lender is an Institutional Lender regularly engaged in the practice of making such loans.
(b)Notwithstanding anything to the contrary contained in Section 6.3 or Section 6.9(a), the pledge of any direct or indirect interest in any Restricted Party (but not the pledge of any direct interest in Borrower owned by any SPE Component Entity, if any), shall be permitted hereunder so long as the transfer resulting from the exercise of such pledge would be permitted hereunder without the consent of Lender, provided, however, that any transfers actually resulting from the exercise of any such pledge shall be required to satisfy the terms and conditions of Section 6.3 and Section 6.9(a).

Article 7.

INSURANCE; CASUALTY; CONDEMNATION; RESTORATION
Section 7.1Insurance.
(a)Each Borrower shall obtain and maintain, or cause to be obtained and maintained, insurance for each Borrower and each Individual Property providing at least the following coverages:
(i)insurance with respect to the Improvements and, if applicable, the Personal Property insuring against any peril now or hereafter included within the “Special” or “All Risks” Causes of Loss form (which shall not exclude fire, lightning, windstorm (including named storms), hail, explosion, riot, civil commotion, aircraft, vehicles and smoke), in each case (A) in an amount equal to 100% of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value of the improvements on the Property, exclusive of costs of excavations, foundations, underground utilities and footings waiving of depreciation; (B) to be written on a no coinsurance form or containing an agreed amount endorsement with respect to the Improvements and, if applicable, Personal Property waiving all co-insurance provisions; (C) providing for no deductible in excess of $50,000 (except that $100,000 shall be permitted with respect to water damage), excluding (x) windstorm insurance which may have a deductible not to exceed 5% of the total insurable value of the Property, and (y) earthquake insurance which may have a deductible not to exceed 10% of the total insurable value of the Property; (D) at all times insuring against at least those hazards that are commonly insured against under a “Special” or “All Risks” Causes of Loss form of policy, as the same shall exist on the date hereof, and together with any increase in the scope of coverage provided under such form after the date hereof; and (E) if any of the Improvements constitute legal non-conforming structures or uses, providing Law & Ordinance coverage, including Coverage for Loss to the Undamaged Portion of the Building, Demolition Costs and Increased Cost of Construction in amounts acceptable to Lender. The Full Replacement Cost shall be re-determined from time to time (but not more frequently than once in any twelve (12) calendar months) at the request of Lender by an appraiser or contractor designated and paid by Borrower and approved by Lender, or by an engineer or appraiser in the regular employ of the insurer. After the first appraisal, additional appraisals may be based on construction cost indices customarily employed in the trade. No omission on the part of Lender to request any such ascertainment shall relieve Borrower of any of its obligations under this Subsection;
(ii)commercial general liability insurance, including terrorism (subject to the provisions of Section 7.1(j)), against all claims for personal injury, bodily injury, death or property damage occurring upon, in or about the applicable Individual Property, including “Dram Shop” or other liquor liability coverage if Borrower sells or distributes alcoholic beverages from the Property, such insurance (A) to be on the so-called “occurrence” form with a general aggregate limit of not less than $2,000,000 and a per occurrence limit of not less than $1,000,000; (B) to continue at not less than the aforesaid limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) contractual liability for all insured contracts; and (5) contractual liability covering the indemnities contained in Articles 12 and 13 hereof to the extent the same is available;

(iii)loss of rents and/or business interruption insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in Subsections 7.1(a)(i), (iv) and (vi) through (viii); (C) in an amount equal to 100% of the projected gross income from the applicable Individual Property on an actual loss sustained basis for a period beginning on the date of Casualty and continuing until the Restoration of the applicable Individual Property is completed, or the expiration of eighteen (18) months, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; the amount of such business interruption/loss of rents insurance shall be determined prior to the Closing Date and at least once each year thereafter based on the greater of: (x) Borrower’s reasonable estimate of the gross income from the applicable Individual Property and (y) the highest gross income received with respect to any Individual Property during the term of the Loan for any full calendar year prior to the date the amount of such insurance is being determined, in each case for the succeeding eighteen (18) month period and (D) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of six (6) months from the date that the applicable Individual Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period. All Net Proceeds payable to Lender pursuant to this Subsection (the “Rent Loss Proceeds”) shall be held by Lender (x) if no Cash Trap Event Period has occurred and is continuing, in an Eligible Account (which account shall be deemed to be included within the definition of “Accounts”) and (y) upon the occurrence and during the continuance of a Cash Trap Event Period, in accordance with the terms of the Cash Management Agreement and shall be applied to the obligations secured hereunder from time to time due and payable hereunder and under the Note in accordance with the terms and conditions thereof; provided, however, that (I) nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured hereunder on the respective dates of payment provided for in the Note except to the extent such amounts are actually paid out of the Rent Loss Proceeds and (II) in the event that all or any portion of the Rent Loss Proceeds are paid in a lump sum in advance and Borrower is entitled to disbursement of such Rent Loss Proceeds in accordance with the terms hereof, Lender or Servicer shall hold such Rent Loss Proceeds in a segregated interest-bearing Eligible Account (which account shall be deemed to be included within the definition of “Accounts”) and Lender or Servicer shall estimate the number of months required for Borrower to restore the damage caused by the applicable Casualty, shall divide the applicable aggregate Rent Loss Proceeds by such number of months and shall disburse such monthly installment of Rent Loss Proceeds from such Eligible Account (x) if no Cash Trap Event Period has occurred and is continuing, to Borrower after Lender’s deduction therefrom of the amount of Debt Service and deposits into the Reserve Funds then due and payable hereunder and (y) upon the occurrence and during the continuance of a Cash Trap Event Period, into the Cash Management Account each month during the performance of such Restoration. Any Rent Loss Proceeds remaining upon the repayment of the Debt in full shall be returned to Borrower;
(iv)at all times during which structural construction, repairs or alterations are being made with respect to the Improvements and only if the current property and liability coverage forms do not otherwise apply (A) commercial general liability and umbrella liability insurance covering claims related to the construction, repairs or alterations being made at the applicable Individual Property which are not covered by or under the terms or provisions of the commercial general liability and umbrella liability insurance policies required herein; and (B) the insurance provided for in Subsection 7.1(a)(i) above, which shall be written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to Subsections

7.1(a)(i), (iii) and (vi) through (viii), as applicable, (3) including permission to occupy the applicable Individual Property, and (4) written on a no coinsurance form or containing an agreed amount endorsement waiving co-insurance provisions;
(v)if applicable, workers’ compensation, subject to the statutory limits of the state in which the applicable Individual Property is located, and employer’s liability insurance with a limit of at least $1,000,000 per accident and per disease per employee, and $1,000,000 for disease aggregate in respect of any work or operations on or about the applicable Individual Property, or in connection with the applicable Individual Property or its operation (if applicable);
(vi)equipment breakdown/boiler and machinery insurance covering all mechanical and electrical equipment in such amounts as shall reasonably be required by Lender, on terms and in amounts consistent with the commercial property insurance policy required under Subsection 7.1(a)(i) above or in such other amount as shall be reasonably required by Lender (if applicable to the applicable Individual Property);
(vii)if any portion of the Improvements or Personal Property is at any time located in an area identified in the Federal Register by the Federal Emergency Management Agency or any successor thereto as an area having special flood hazards (“SFHA”) pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended, or any successor law (the “Flood Insurance Acts”), flood hazard insurance for all such Improvements and/or Personal Property located in the SFHA in an amount equal to (1) the maximum limit of building and/or contents coverage available for the applicable Individual Property under the Flood Insurance Acts plus (2) additional limits in an amount equal to the “Full Replacement Cost” or such other amount agreed to by Lender with deductibles not to exceed the maximum limit allowed under the National Flood Insurance Program; provided that, the insurance provided pursuant to this clause (vii) shall be on terms consistent with the “All Risk” insurance policy required in Subsection 7.1(a)(i) above;
(viii)earthquake insurance, if at any time the applicable Individual Property is in a seismic zone 3 or 4 and the earth movement probable maximum loss (“PML”) / scenario expected loss (“SEL”) is 20% or greater, earthquake insurance with minimum coverage equivalent to the greater of 1.0x the SUL (“Scenario Upper Loss”) and 1.5x SEL PML/SEL of the applicable Individual Property plus loss of rents and/or business interruption as required in Section 7.1 (a)(iii) and provided further that the insurance amounts for the coverages set forth in subclause (viii) hereof shall not be less than the 475-year annual aggregate probable maximum loss as indicated in a seismic risk analysis for a 475-year return period, and shall be ran in the manner in which the program responds (such analysis to be approved by Lender and secured by the applicable Borrower utilizing a third-party firm qualified to perform such seismic risk analysis using the most current RMS software, or its equivalent, to include consideration of loss amplification, at the expense of the applicable Individual Borrower); provided that the insurance pursuant to subclauses (viii) hereof shall be on terms consistent with the comprehensive all risk insurance policy required under this subsection (i);
(ix)umbrella liability insurance in an amount not less than $50,000,000 per occurrence on terms consistent with the commercial general liability insurance policy required under Subsection 7.1(a)(ii) above;
(x)insurance against employee dishonesty in amounts acceptable to Lender (if applicable to the Property and Borrower);

(xi)auto liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence of One Million and No/100 Dollars ($1,000,000) (if applicable); and
(xii)such other insurance and in such amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the applicable Individual Property located in or around the region in which the applicable Individual Property is located.
(b)All insurance provided for in Subsection 7.1(a) hereof shall be obtained under valid and enforceable policies (the “Policies” or in the singular, the “Policy”), in such forms and, from time to time after the date hereof, in such amounts as may be reasonably satisfactory to Lender, issued by financially sound and responsible insurance companies authorized to do business in the state in which the applicable Individual Property is located and approved by Lender. The insurance companies must have a financial strength rating of “A” or better and a financial size category of “VIII” or better by A.M. Best Company, Inc., and a rating of (i) “A-” or better by S&P, and (ii) if Moody’s rates the insurance company and is designated by Lender in connection with the Securitization, “Baa2” or better by Moody’s (each such insurer shall be referred to below as a “Qualified Insurer”). Within fifteen (15) days of the expiration dates of the Policies theretofore furnished to Lender pursuant to Subsection 7.1(a), Borrower shall deliver carrier-issued binders and certificates of insurance accompanied by lender endorsements of the renewal Policies, and upon written request of Lender, complete copies of the Policies once available from the insurers, that may be redacted in the same manner as the Policies delivered to Lender in connection with the closing of the Loan. Upon renewal of the Policies and by the payment due date of any related premium invoices, Borrower shall deliver evidence reasonably satisfactory to Lender of payment of the premiums due thereunder (the “Insurance Premiums”).
(c)Borrower may provide any insurance required pursuant to this Section 7.1 under a blanket policy or policies covering the Property and Improvements provided that the blanket policy (or policies, in the aggregate) (i) complies with the requirements set forth in this Section 7.1 and (ii) provides the same protection as would a separate Policy insuring only the applicable Property. Borrower must disclose to Lender if any portion of the other properties covered by such blanket policy are located within 1,000 feet of any portion of any Individual Property, and if so, Lender may request to review and approve the blanket policy. In the event Borrower obtains (or causes to be obtained) separate insurance or an umbrella or a blanket Policy, Borrower shall notify Lender of the same and evidence of each Policy shall be delivered to Lender as required in this Section 7.1. Lender acknowledges that Borrower has provided a blanket Policy in connection with the closing of the Loan and that, as of the Closing Date, such Policy satisfies the requirements of this Subsection 7.1(c).
(d)All Policies of insurance that are required to be obtained pursuant to Subsection 7.1(a) shall name Borrower as the named insured and, in the case of liability policies, except for the Policies referenced in Subsections 7.1(a)(v) and (xi), shall name Lender as additional insured, as their respective interests may appear, and in the case of property coverages, including but not limited to the all-risk/special form coverage, rent loss, business interruption, terrorism, boiler and machinery, and flood insurance, shall name Lender as mortgagee/lender’s loss payable by a standard noncontributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender.
(e)All Policies of insurance provided for in Subsection 7.1(a) shall provide that:
(i)with respect to the Policies (other than those Policies limited to liability protection), (1) no (A) act, failure to act, violation of warranties, declarations or conditions, or negligence by Borrower, or anyone acting for Borrower, or by any Tenant under any Lease or other occupant, (B) occupancy or use of the applicable Individual Property for purposes more hazardous than those permitted, (C) foreclosure or similar action by Lender, or (D) failure to comply with the provisions of any Policy which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned and (2) the Policies shall not be cancelled without at least thirty (30) days’ written notice to Lender, except ten (10) days’ notice for non-payment of premium;
(ii)with respect to the Policies limited to liability protection, if available to Borrower using commercially reasonable efforts, such Policies shall not be cancelled without at least thirty (30) days’ written notice to Lender, except ten (10) days’ notice for non-payment of premium; provided, however, if the issuer will not or cannot provide such endorsements or the notices required in this clause (ii), Borrower shall be obligated to provide such notices;
(iii)with respect to all Policies, if available to Borrower using commercially reasonable efforts, such Policies shall not be materially changed without thirty (30) days’ written notice to Lender; provided, however, if the issuer will not or cannot provide such endorsements or the notices required in this clause (iii), Borrower shall be obligated to provide such notice;
(iv)each Policy shall provide that (A) the issuers thereof shall give written notice to Lender if the Policy has not been renewed ten (10) days prior to its expiration and (B) Lender is permitted to make payments to effect the continuation of such Policy upon notice of cancellation due to non-payment of Insurance Premiums; and
(v)Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.
Additionally, Borrower further covenants and agrees to promptly send to Lender any notices of non-renewal or cancellation it receives from the insurer with respect to the Policies required pursuant to this Section 7.1.
(f)Intentionally omitted.
(g)If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, without notice to Borrower to take such action as Lender deems necessary to protect its interest in the Property, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate, and all expenses incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and until paid shall be secured by the Security Instrument and shall bear interest at the Default Rate.
(h)In the event of a foreclosure of the Security Instrument or other transfer of title to the Property in extinguishment in whole or in part of the Debt, all right, title and interest of Borrower in and to the Policies then in force concerning the Property and all proceeds payable thereunder shall thereupon vest exclusively in Lender or the purchaser at such foreclosure or other transferee in the event of such other transfer of title.
(i)As an alternative to the Policies required to be maintained pursuant to the preceding provisions of this Section 7.1, Borrower will not be in default under this Section 7.1 if Borrower maintains (or causes to be maintained) Policies which (i) have coverages, deductibles and/or other related provisions other than those specified above and/or (ii) are provided by insurance companies not meeting the credit ratings requirements set forth above (any such Policy, a “Non-Conforming Policy”), provided that, prior to obtaining such Non-Conforming Policies (or permitting such Non-Conforming Policies to be obtained), Borrower shall have received Lender’s prior written consent thereto (which consent may be contingent on Lender’s receipt of a Rating Agency Confirmation with respect to any such Non-Conforming Policy).
(j)The property, loss of rents/business interruption, general liability and umbrella liability insurance policies required in this Section 7.1 shall not exclude Terrorism Coverage (defined below) (such insurance policies, the “Applicable Policies”). Such Terrorism Coverage shall comply with each of the applicable requirements for Policies set forth above (including, without limitation, those relating to deductibles); provided that, Lender, at Lender’s option, may reasonably require Borrower to obtain or cause to be obtained the Terrorism Coverage with higher deductibles than set forth above. As used above, “Terrorism Coverage” shall mean insurance for acts of terror or similar acts of sabotage; provided, that, for so long as the Terrorism Risk Insurance Act of 2002, as extended and modified by the Terrorism Risk Insurance Program Reauthorization Act of 2019 (as the same may have been and may be further modified, amended, or extended, “TRIPRA”) (i) remains in full force and effect and (ii) continues to cover both foreign and domestic acts of terror, the provisions of TRIPRA shall determine what is deemed to be included within this definition of “Terrorism Coverage.” Notwithstanding the foregoing, whether or not TRIPRA or subsequent statute, extension, or reauthorization is in effect, Borrower shall be required to carry terrorism insurance throughout the term of the Loan as required by the preceding sentence; provided, however, if TRIPRA (or such subsequent statute, extension or reauthorization) is not in effect Borrower shall not be required to pay annual premiums in excess of the TC Cap (defined below) in order to obtain the Terrorism Coverage (but Borrower shall be obligated to purchase the maximum amount of Terrorism Coverage available with funds equal to the TC Cap). As used above, “TC Cap” shall mean an amount equal to two (2) times the premium for a separate “Special Form” or “All Risks” policy or equivalent policy insuring only the Property on a stand-alone basis (including, without limitation, the insurance required pursuant to Subsections 7.1(a)(i) and (iii) hereof) at the time that any Terrorism Coverage is excluded from any Applicable Policy.
Section 7.2Casualty.
If any Individual Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt notice of such damage to Lender and shall promptly commence and diligently prosecute the completion of the repair and restoration of the applicable Individual Property as nearly as possible to the condition the applicable Individual Property was in immediately prior to such Casualty, with such alterations as may be reasonably approved by Lender (a “Restoration”) and otherwise in accordance with Section 7.4. Borrower shall pay all costs of such Restoration whether or not such costs are covered by insurance. Lender may, but shall not be obligated to make proof of loss if not made promptly by Borrower.
Section 7.3Condemnation.
Borrower shall promptly give Lender notice of the actual or, to the extent Borrower is aware thereof, threatened commencement of any proceeding for the Condemnation of the Property of which Borrower has knowledge and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Lender may participate in any such proceedings, and Borrower shall from time to time deliver to Lender all instruments requested by it to permit such participation; provided, that Lender shall have no right pursuant to this sentence to take any action in connection with such proceedings on behalf of Borrower. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and reasonably cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including but not limited to any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If the Property or any portion thereof is taken by a condemning authority, Borrower shall promptly commence and diligently prosecute the Restoration of the Property and otherwise comply with the provisions of Section 7.4. If the Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.
Section 7.4Restoration.
The following provisions shall apply in connection with the Restoration of any Individual Property:
(a)If the Net Proceeds shall be less than the Restoration Threshold and the costs of completing the Restoration shall be less than the Restoration Threshold, the Net Proceeds will be disbursed by Lender to Borrower upon receipt, provided that the conditions set forth in Section 7.4(b)(i) are met.
(b)If the Net Proceeds are equal to or greater than the Restoration Threshold or the costs of completing the Restoration are equal to or greater than the Restoration Threshold, Lender shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 7.4.
(i)The Net Proceeds shall be made available for Restoration provided that each of the following conditions are met:
(A)no Event of Default shall have occurred and be continuing;
(B)(1) in the event the Net Proceeds are insurance proceeds, less than forty percent (40%) of the rentable area of the applicable Individual Property has been damaged, destroyed or rendered unusable as a result of a Casualty or (2) in the event the Net Proceeds are condemnation proceeds, less than fifteen percent (15%) of the rentable area of the applicable Individual Property is taken, no portion of the Improvements is located on such land and such taking does not materially impair the existing access to the applicable Individual Property;
(C)Leases demising in the aggregate a percentage amount equal to or greater than 75% of the total rentable space in the applicable Individual Property which has been demised under executed and delivered Leases in effect as of the date of the occurrence of such fire or other casualty or taking, whichever the case may be, shall remain in full force and effect during and after the completion of the Restoration, notwithstanding the occurrence of any such Casualty or Condemnation, whichever the case may be, and Borrower furnishes to Lender evidence satisfactory to Lender that all Tenants under Major Leases shall continue to operate their respective space at the applicable Individual Property after the completion of the Restoration;
(D)Borrower shall commence the Restoration (and Lender hereby acknowledges that the making of formal requests for obtaining required permits and approvals from applicable Governmental Authorities for the Restoration shall be considered commencing the Restoration) as soon as reasonably practicable (but in no event later than sixty (60) days after the issuance of all necessary building permits with respect thereto) and shall diligently pursue the same to reasonably satisfactory completion in compliance with all Applicable Laws, in all material respects, including, without limitation, all applicable Environmental Laws;
(E)Lender shall be reasonably satisfied that any operating deficits which will be incurred with respect to the applicable Individual Property as a result of the occurrence of any such fire or other casualty or taking will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 7.1(a)(iii) above, or (3) by other funds of Borrower;
(F)Intentionally omitted;
(G)Lender shall be reasonably satisfied that the Restoration will be completed on or before the earliest to occur of (1) six (6) months prior to the Maturity Date, (2) the expiration of the insurance coverage referred to in Section 7.1(a)(iii) above, (3) such time as may be required under applicable zoning law, ordinance, rule or regulation in order to repair and restore the applicable Individual Property to the condition it was in immediately prior to such fire or other casualty or taking or in a manner otherwise reasonably satisfactory to Lender, or (4) the earliest date required for such completion under the terms of any Material Agreements or REA;
(H)the applicable Individual Property and the use thereof after the Restoration will be in compliance with and permitted under any REA, any Material Agreements and all Applicable Law;
(I)subject to Acceptable Delay, the Restoration shall be done and completed in an expeditious and diligent fashion and in compliance with any REA, any Material Agreements and all Applicable Law; and
(J)Lender shall be satisfied that making the Net Proceeds available for Restoration shall be permitted pursuant to REMIC Requirements.
(ii)The Net Proceeds, to the extent not disbursed directly to Borrower pursuant to Section 7.4(a) above, shall be held by Lender in an interest-bearing Eligible Account and, until disbursed in accordance with the provisions of this Section 7.4(b), shall constitute additional security for the Debt and other obligations under this Agreement, the Security Instrument, the Note and the other Loan Documents. Any interest earned on the Net Proceeds shall be credited to Borrower and added to the Net Proceeds and shall be disbursed as provided in this Section 7.4. The Net Proceeds (other than the Rent Loss Proceeds) shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence reasonably satisfactory to Lender that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the related Restoration item have been paid for in full, and (B) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the applicable Individual Property (other than Permitted Encumbrances or liens contested by Borrower in accordance with Sections 4.2(b), 4.5(b) or 4.16(b)) which have not either been fully bonded to the reasonable satisfaction of Lender and discharged of record or in the alternative fully insured to the reasonable satisfaction of Lender by the title company issuing the Title Insurance Policy.
(iii)All plans and specifications required in connection with the Restoration shall be subject to prior review and acceptance in all reasonable respects by Lender and by an independent consulting engineer reasonably selected by Lender (the “Casualty Consultant”), which approval shall not be unreasonably withheld, conditioned or delayed. All such plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration shall be collaterally assigned to Lender as additional collateral for the Loan and Lender shall have the use of the same. The identity of the contractors, subcontractors and materialmen engaged in the Restoration shall be subject to prior review and reasonable acceptance by Lender and the Casualty Consultant. All reasonable out-of-pocket costs and expenses reasonably incurred by Lender in connection with making the Net Proceeds available for the Restoration including, without limitation, reasonable counsel fees and disbursements and the Casualty Consultant’s fees, shall be paid by Borrower. Subject to Lender’s prior, written approval of settlements (which shall not be unreasonably withheld, conditioned or delayed), Borrower shall have the right to negotiate and settle all claims under the Policies, provided that (a) no Event of Default exists, (b) Borrower promptly and with commercially reasonable diligence negotiates a settlement of any such claims and (c) the insurer with respect to the Policy under which such claim is brought has not raised any act of the insured as a defense to the payment of such claim. If an Event of Default exists, Lender shall, at its election, have the exclusive right to settle or adjust any claims made under the Policies in the event of a Casualty.
(iv)In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, minus the Restoration Retainage. For the avoidance of doubt, “costs actually incurred” in the previous sentence shall include all fees or other amounts paid to Guarantor or any of its Affiliates for products and/or services provided in connection with such Restoration, pursuant to written, arms-length contracts entered into in accordance with the terms and conditions of this Agreement; provided, however, that any such amount shall not exceed the market value of such products and services as reasonably determined by the Casualty Consultant. The term “Restoration Retainage” as used in this Section 7.4(b) shall mean an amount equal to 10% of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until such time as the Casualty Consultant certifies to Lender that Net Proceeds representing 50% of the required Restoration have been disbursed. There shall be no Restoration Retainage with respect to costs actually incurred by Borrower for work in place in completing the last 50% of the required Restoration. The Restoration Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 7.4(b), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Restoration Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 7.4(b) and that all approvals necessary for the re-occupancy and use of the Property have been obtained from all appropriate governmental and quasi-governmental authorities, and Lender receives evidence reasonably satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Restoration Retainage, provided, however, that Lender will release the portion of the Restoration Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Lender that the contractor, subcontractor or materialman has reasonably satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, and the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company insuring the lien of the Security Instrument. If required by Lender, the release of any such portion of the Restoration Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.
(v)Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.
(vi)If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the reasonable opinion of Lender in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall either (i) deposit the deficiency (the “Net Proceeds Deficiency”) with Lender before any further disbursement of the Net Proceeds shall be made or (ii) provide a completion guaranty in form and substance reasonably satisfactory to Lender from a guarantor reasonably acceptable to Lender (together with such resolutions, opinions and other documentation relating to such guaranty and/or such guarantor as may be reasonably required by Lender). The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 7.4(b) shall constitute additional security for the Debt and other obligations under this Agreement, the Security Instrument, the Note and the other Loan Documents.
(vii)The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 7.4(b), and the receipt by Lender of evidence reasonably satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be promptly remitted by Lender to Borrower, provided no Event of Default shall have occurred and shall be continuing under this Agreement, the Security Instrument, the Note or any of the other Loan Documents.
(c)All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Section 7.4(b)(vii) shall be retained and applied by Lender (on a Monthly Payment Date) toward the payment of the Debt whether or not then due and payable in such order, priority and proportions as Lender in its discretion shall deem proper, but without any requirement to pay any Yield Maintenance Premium, prepayment premium, or any other premium or penalty in connection therewith. If Lender shall receive and retain Net Proceeds, (x) the lien of the Security Instrument shall be reduced only by the amount thereof received and retained by Lender and actually applied by Lender in reduction of the Debt, and (y) if the Net Proceeds are actually applied by Lender in reduction of the Debt, the Monthly Payment Amount shall be adjusted accordingly by Lender to reflect such application of Net Proceeds in reduction of the Debt and, if applicable, the re-amortization of the remaining principal balance of the Loan over the remaining amortization period. No prepayment premium or penalty shall be due in connection with any prepayment made pursuant to this Section 7.4(c).
(d)Notwithstanding the foregoing provisions of this Section 7.4 or anything herein to the contrary, this Section 7.4 is subject to the terms of Section 11.3 hereof to the extent applicable with respect to any Casualty or Condemnation.
Article 8.

RESERVE FUNDS
Section 8.1Tax Reserve Funds.
(a)On the Closing Date, Borrower shall deposit with Lender the amount of $1,126,644.00 and Borrower shall deposit with Lender on each Monthly Payment Date an amount equal to one-twelfth (1/12th) of the Taxes at each Individual Property that Lender reasonably estimates will be payable during the next ensuing twelve (12) months in order to accumulate sufficient funds to pay all such Taxes at least ten (10) days prior to their respective due dates (the “Monthly Tax Deposit”). Amounts deposited pursuant to this Section 8.1 are referred to herein as the “Tax Reserve Funds”. The initial estimated Monthly Tax Deposit shall be $281,661.00. If at any time Lender reasonably determines that the Tax Reserve Funds will not be sufficient to pay the Taxes, Lender shall notify Borrower of such determination and the monthly deposits for Taxes shall be increased by the amount that Lender estimates is sufficient to make up the deficiency at least ten (10) days prior to the respective due dates for the Taxes; provided that if Borrower receives notice of any deficiency after the date that is ten (10) days prior to the date that Taxes are due, Borrower will deposit such amount within five (5) Business Days after its receipt of such notice. All Tax Reserve Funds shall be held by Lender or Servicer in an Eligible Account (the “Tax Reserve Account”).
(b)Provided no Event of Default has occurred and is continuing, Lender shall apply the Tax Reserve Funds to the timely payment of Taxes. In making any payment relating to Taxes, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If the amount of the Tax Reserve Funds shall exceed the amounts due for Taxes, Lender shall, in its sole discretion, either return any excess to Borrower or credit such excess against future Monthly Tax Deposits to be made to the Tax Reserve Funds and notify Borrower of such credit. Any Tax Reserve Funds remaining after the Debt has been paid in full shall be returned to Borrower.
Section 8.2Insurance Reserve Funds.
(a)Borrower shall deposit with Lender on each Monthly Payment Date an amount equal to one-twelfth (1/12th) of the Insurance Premiums that Lender reasonably estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies (the “Monthly Insurance Deposit”). Amounts deposited pursuant to this Section 8.2 are referred to herein as the “Insurance Reserve Funds”. If at any time Lender reasonably determines that the Insurance Reserve Funds will not be sufficient to pay the Insurance Premiums, Lender shall notify Borrower of such determination and the monthly deposits for Insurance Premiums shall be increased by the amount that Lender estimates is sufficient to make up the deficiency on or prior to the date that is the later of (i) thirty (30) days prior to expiration of the Policies and (ii) within five (5) Business Days after its receipt of such notice. All Insurance Reserve Funds shall be held by Lender or Servicer in an Eligible Account (the “Insurance Reserve Account”).
(b)Notwithstanding the foregoing, Borrower shall not be required to make the Monthly Insurance Deposit as set forth above, provided that (w) no Event of Default shall have occurred and be continuing, (x) the Policies maintained by Borrower covering the Property are part of a blanket or umbrella policy approved by Lender in its reasonable discretion pursuant to (and complying with the requirements of) Section 7.1 hereof, (y) Borrower provides Lender evidence of renewal of such Policies pursuant to Section 7.1 hereof, and (z) Borrower provides Lender paid receipts for the payment of the Insurance Premiums by no later than ten (10) Business Days prior to the expiration dates of the Policies. Borrower shall immediately commence making all Monthly Insurance Deposits, as required pursuant to this Section 8.2, within five (5) days after receipt of notice from Lender of Borrower’s failure to comply with items (w), (x), (y) or (z) above, which such notice shall instruct Borrower to immediately commence making all Monthly Insurance Deposits.
(c)Provided no Event of Default has occurred and is continuing, Lender shall apply the Insurance Reserve Funds to payment of Insurance Premiums. In making any payment relating to Insurance Premiums, Lender may do so according to any bill, statement or estimate procured from the insurer or its agent, without inquiry into the accuracy of such bill, statement or estimate. If the amount of the Insurance Reserve Funds shall exceed the amounts due for Insurance Premiums, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Insurance Reserve Funds. Any Insurance Reserve Funds remaining after the Debt has been paid in full shall be returned to Borrower.
Section 8.3Immediate Repair Funds.
(a)Borrower shall perform the repairs at the Property as set forth on Schedule I hereto (such repairs hereinafter referred to as “Immediate Repairs”) and shall complete each of the Immediate Repairs on or before the date that is one hundred eighty (180) days from the date hereof, which deadline shall be extended as reasonably determined by Lender upon receipt of evidence reasonably satisfactory to Lender that an Acceptable Delay has occurred; provided that, Lender may, in its sole discretion, extend the respective deadlines for performance of such Immediate Repairs by written notice to Borrower. On the Closing Date, Borrower shall deposit with Lender the amount set forth on such Schedule I hereto to perform the Immediate Repairs. Amounts deposited pursuant to this Section 8.3 are referred to herein as the “Immediate Repair Funds”. All Immediate Repair Funds shall be held by Lender or Servicer in an Eligible Account (the “Immediate Repair Reserve Account”).
(b)Provided no Event of Default has occurred and is continuing, Lender shall disburse Immediate Repair Funds to Borrower within fifteen (15) Business Days after the delivery by Borrower to Lender of a Disbursement Request Form together with Lender’s then standard reserve disbursement schedule (but not more often than once per month), in increments of at least the Minimum Disbursement Amount (or a lesser amount if the total amount of

Immediate Repair Funds is less than the Minimum Disbursement Amount at the time of such request, in which case only one disbursement of the amount remaining shall be made). Additionally, with respect to any disbursement that is $500,000 or more, in connection with any invoice relating to such disbursement that is greater than $100,000, Borrower shall also provide the following items (which items shall be in form and substance reasonably satisfactory to Lender): (i) an Officer’s Certificate (A) stating that the Immediate Repairs (or relevant portion thereof) to be funded by the requested disbursement have been completed in a good and workmanlike manner and in accordance with all Applicable Law, (B) identifying each Person that supplied materials or labor in connection with the Immediate Repairs to be funded by the requested disbursement, (C) stating that each such Person has been paid in full or will be paid in full upon such disbursement, or if such payment is a progress payment, that such payment represents full payment to such Person, less any applicable retention amount, for work completed through the date of the relevant invoice from such Person, (D) stating that the Immediate Repairs (or relevant portion thereof) to be funded have not been the subject of a previous disbursement, and (E) stating that all previous disbursements for Immediate Repairs have been used to pay the previously identified Immediate Repairs, (ii) as to any completed Immediate Repair, a copy of any license, permit or other approval by any Governmental Authority required, if any, in connection with the Immediate Repairs and not previously delivered to Lender, (iii) copies of appropriate lien waivers (or conditional lien waivers) or other evidence of payment reasonably satisfactory to Lender, (iv) at Lender’s option, a title search for the Property indicating that the Property is free from all Liens, claims and other encumbrances other than Permitted Encumbrances, (v) at Lender’s option, if the cost of any individual Immediate Repairs exceeds $100,000, Lender shall have received a report reasonably satisfactory to Lender in its reasonable discretion from an architect or engineer reasonably approved by Lender in respect of such architect or engineer’s inspection of such Immediate Repairs, and (vi) such other evidence as Lender shall reasonably request to demonstrate that the Immediate Repairs to be funded by the requested disbursement have been completed (or completed to the extent of the requested payment) and are paid for or will be paid upon such disbursement to Borrower. Upon Borrower’s completion of all Immediate Repairs in accordance with this Section 8.3 and provided no Event of Default has occurred and is continuing, Lender shall release any remaining Immediate Repair Funds, if any, to Borrower.
Section 8.4Replacement Reserve Funds.
(a)Borrower shall deposit with Lender on each Monthly Payment Date an amount equal to $13,766.00 (the “Replacement Reserve Monthly Deposit”) for the Replacements; provided, however, that so long as (i) no Event of Default is continuing and (ii) the Property is being adequately maintained (as reasonably determined by Lender based on annual site inspections), Borrower shall only be required to make the Replacement Reserve Monthly Deposit on any Monthly Payment Date to the extent that the amount of Replacement Reserve Funds on deposit in the Replacement Reserve Account (less any pending disbursements therefrom) is less than $495,573.00. Amounts deposited pursuant to this Section 8.4 are referred to herein as the “Replacement Reserve Funds”. Lender may reassess its estimate of the amount necessary for Replacements from time to time (but not more than once per year) and may require Borrower to increase the monthly deposits required pursuant to this Section 8.4 upon thirty (30) days’ notice to Borrower if Lender determines in its reasonable discretion that an increase is necessary to maintain proper operation of the Property based on an updated engineering report; provided, however, that the amount of any such increase shall not exceed ten percent (10%) of the prior monthly deposit amount in any twelve (12) month period. All Replacement Reserve Funds shall be held by Lender or Servicer in an Eligible Account (the “Replacement Reserve Account”).
(b)Lender shall disburse Replacement Reserve Funds only for Replacements. Provided no Event of Default has occurred and is continuing, Lender shall disburse Replacement Reserve Funds to Borrower within fifteen (15) Business Days after the delivery by Borrower to

Lender of a Disbursement Request Form together with Lender’s then standard reserve disbursement schedule (but not more often than once per month), in increments of at least the Minimum Disbursement Amount (or a lesser amount if the total amount of the Replacement Reserve Funds is less than the Minimum Disbursement Amount, in which case only one disbursement of the amount remaining shall be made). Additionally, with respect to any disbursement that is $500,000 or more, in connection with any invoice relating to such disbursement that is greater than $100,000, Borrower shall also provide the following items (which items shall be in form and substance reasonably satisfactory to Lender): (i) an Officer’s Certificate (A) stating that the items to be funded by the requested disbursement are Replacements, (B) stating that all Replacements at the applicable Individual Property to be funded by the requested disbursement have been completed in a good and workmanlike manner and in accordance with all Applicable Law, (C) identifying each Person that supplied materials or labor in connection with the Replacements to be funded by the requested disbursement, (D) stating that each such Person has been paid in full or will be paid in full upon such disbursement or, if such payment is a progress payment, that such payment represents full payment to such Person, less any applicable retention amount, for work completed through the date of the relevant invoice from such Person, (E) stating that the Replacements (or relevant portion thereof) to be funded have not been the subject of a previous disbursement, and (F) stating that all previous disbursements for Replacements have been used to pay the previously identified Replacements, (ii) as to any completed Replacement, a copy of any license, permit or other approval by any Governmental Authority required, if any, in connection with the Replacement and not previously delivered to Lender, (iii) copies of appropriate lien waivers (or conditional lien waivers) or other evidence of payment reasonably satisfactory to Lender, (iv) at Lender’s option, a title search for the Property indicating that the Property is free from all Liens, claims and other encumbrances (other than Permitted Encumbrances) not previously approved by Lender, (v) at Lender’s option, if the cost of any individual Replacement exceeds $100,000, Lender shall have received a report reasonably satisfactory to Lender in its reasonable discretion from an architect or engineer reasonably approved by Lender in respect of such architect or engineer’s inspection of the applicable Replacement, and (vi) such other evidence as Lender shall reasonably request to demonstrate that the Replacements at the applicable Individual Property to be funded by the requested disbursement have been completed (or completed to the extent of the requested payment) and are paid for or will be paid upon such disbursement to Borrower.
(c)Nothing in this Section 8.4 shall (i) make Lender responsible for making or completing the Replacements; (ii) require Lender to expend funds in addition to the Replacement Reserve Funds to complete any Replacements; (iii) obligate Lender to proceed with the Replacements; or (iv) obligate Lender to demand from Borrower additional sums to complete any Replacements.
(d)Borrower shall permit Lender and Lender’s agents and representatives (including, without limitation, Lender’s engineer, architect, or inspector) or third parties to enter onto the Property during normal business hours (subject to the rights of Tenants under their Leases and Manager (other than any Affiliated Manager) under the Management Agreement) and upon reasonable notice, to inspect the progress of any Replacements and all materials being used in connection therewith and to examine all plans and shop drawings relating to such Replacements. Borrower shall use commercially reasonable efforts to cause all contractors and subcontractors to reasonably cooperate with Lender or Lender’s representatives or such other Persons described above in connection with inspections described in this Section.
(e)In addition to any insurance required under the Loan Documents, Borrower shall provide or cause to be provided workmen’s compensation insurance, builder’s risk, and public liability insurance and other insurance to the extent required under Applicable Law in connection with the Replacements. All such policies shall be in form and amount reasonably satisfactory to Lender.
Section 8.5Leasing Reserve Funds.
(a)Borrower shall deposit with Lender (i) on the Closing Date, the amount of $9,000,000.00 and (ii) on each Monthly Payment Date, an amount equal to $73,222.00 (the “Leasing Reserve Monthly Deposit”) for tenant improvements and leasing commissions that may be incurred following the date hereof in connection with leasing of currently vacant space, any build out and subsequent lease of spec space (not to exceed an aggregate amount equal to the lesser of (x) $100.00 per square foot for spec space, and (y) $15.00 per square foot for spec space (multiplied by the number of years (including partial years) in the applicable Lease term) and any vacant space due to subsequent tenant turnover or lease renewals. Amounts deposited pursuant to this Section 8.5 are referred to herein as the “Leasing Reserve Funds”. All Leasing Reserve Funds shall be held by Lender or Servicer in an Eligible Account (the “Leasing Reserve Account”).
(b)Provided no Event of Default has occurred and is continuing, Lender shall disburse Leasing Reserve Funds to Borrower for Qualified Leasing Expenses, within fifteen (15) Business Days after the delivery by Borrower to Lender of a Disbursement Request Form together with Lender’s then standard reserve disbursement schedule (but not more often than once per month), in increments of at least the Minimum Disbursement Amount (or a lesser amount if the total amount of Leasing Reserve Funds is less than the Minimum Disbursement Amount, in which case only one disbursement of the amount remaining shall be made). Additionally, with respect to any disbursement that is $500,000 or more, in connection with any invoice relating to such disbursement that is greater than $100,000, Borrower shall also provide the following items (which items shall be in form and substance reasonably satisfactory to Lender): (i) an Officer’s Certificate (A) stating that, to such officer’s knowledge, all Qualified Leasing Expenses at the applicable Individual Property to be funded by the requested disbursement have been completed in a good and workmanlike manner and in accordance with all Applicable Law, (B) identifying each Person that supplied materials or labor in connection with the Qualified Leasing Expenses to be funded by the requested disbursement, (C) stating that each such Person has been paid in full or will be paid in full upon such disbursement, or if such payment is a progress payment, that such payment represents full payment to such Person, less any applicable retention amount, for work completed through the date of the relevant invoice from such Person, (D) stating that the Qualified Leasing Expenses relating to such applicable Individual Property to be funded have not been the subject of a previous disbursement, and (E) stating that all previous disbursements for Qualified Leasing Expenses have been used to pay the previously identified Qualified Leasing Expenses, (ii) as to any completed Qualified Leasing Expenses, a copy of any license, permit or other approval by any Governmental Authority required, if any, in connection with the Qualified Leasing Expenses and not previously delivered to Lender, (iii) copies of appropriate lien waivers (or conditional lien waivers) or other evidence of payment satisfactory to Lender, (iv) at Lender’s option, a title search for the applicable Individual Property indicating that the Property is free from all Liens, claims and other encumbrances (other than Permitted Encumbrances) not previously approved by Lender, (v) if required by Lender, an estoppel certificate from the applicable Tenant in form and substance reasonably acceptable to Lender (provided, however, that (A) Lender shall not make such request more than once in connection with any one (1) such disbursement and (B) Borrower shall not be obligated to provide an estoppel certificate pursuant to this clause (v) unless the applicable Tenant is required to deliver an estoppel certificate per the terms of its applicable Lease), and (vi) such other evidence as Lender shall reasonably request to demonstrate that the Qualified Leasing Expenses to be funded by the requested disbursement have been completed (or completed to the extent of the requested payment) and are paid for or will be paid upon such disbursement to Borrower.

Section 8.6The Accounts Generally.
(a)All Reserve Funds shall be held in Eligible Accounts. Borrower grants to Lender a first-priority perfected security interest in each of the Reserve Funds, the Accounts, and all sums now or hereafter deposited in the Reserve Funds and the Accounts as additional security for payment of the Debt. Until expended or applied in accordance herewith, the Reserve Funds and the Accounts shall constitute additional security for the Debt. The provisions of this Section 8.6 are intended to give Lender and/or Servicer “control” of the Reserve Funds and the Accounts within the meaning of the UCC. Borrower acknowledges and agrees that the Reserve Funds and the Accounts are subject to the sole dominion, control and discretion of Lender, its authorized agents or designees, subject to the terms hereof, and Borrower shall have no right of withdrawal with respect to any Reserve Funds except with the prior written consent of Lender or as otherwise provided herein. The Reserve Funds shall not constitute trust funds and may be commingled with other monies held by Lender.
(b)Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in the Reserve Funds or the Accounts or permit any lien to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto. Lender shall have the right to file a financing statement or statements under the UCC in connection with any of the Reserve Funds and/or the Accounts with respect thereto in the form required to properly perfect Lender’s security interest therein. Borrower agrees that at any time and from time to time, at the expense of Borrower, Borrower will promptly execute and deliver all further instruments and documents, and take all further action, that may be reasonably necessary or desirable, or that Lender may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable Lender to exercise and enforce its rights and remedies hereunder with respect to any Reserve Funds and/or the Accounts.
(c)Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon the occurrence and during the continuance of an Event of Default, without notice from Lender or Servicer (i) Borrower shall have no rights in respect of the Reserve Funds and (ii) Lender shall have all rights and remedies with respect to the Accounts and the amounts on deposit therein and the Reserve Funds as described in this Agreement, the Cash Management Agreement and in the Security Instrument, in addition to all of the rights and remedies available to a secured party under the UCC, and, notwithstanding anything to the contrary contained in this Agreement, the Cash Management Agreement or in the Security Instrument, may apply the Reserve Funds as Lender determines in its sole discretion including, but not limited to, payment of the Debt.
(d)The insufficiency of Reserve Funds on deposit with Lender shall not absolve Borrower of the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.
(e)Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys’ fees and expenses) arising from or in any way connected with the Reserve Funds, the Accounts, the sums deposited therein or the performance of the obligations for which the Reserve Funds were established, except to the extent arising from the gross negligence or willful misconduct of Lender, its agents or employees. Borrower shall assign to Lender all rights and claims Borrower may have against all Persons supplying labor, materials or other services which are to be paid from or secured by the Reserve Funds and the Accounts; provided, however, that Lender may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.

(f)Interest accrued, if any, on the Reserve Funds, other than on the Interest Bearing Reserve Funds, shall not be required to be remitted to any Account and may instead be retained by Lender. Reserve Funds that are Interest Bearing Reserve Funds shall be held in an interest-bearing account. In no event shall Lender or any Servicer be required to select any particular interest-bearing account or the account that yields the highest rate of interest, provided that selection of the account shall be consistent with the general standards at the time being utilized by Lender or such Servicer, as applicable, in establishing similar accounts for loans of comparable type. All such interest that so becomes part of the applicable Interest Bearing Reserve Funds shall be disbursed in accordance with the disbursement procedures contained herein applicable to such Interest Bearing Reserve Funds.
(g)Borrower acknowledges and agrees that it solely shall be, and shall at all times remain, liable to Lender or Servicer for all fees, charges, costs and expenses in connection with the Reserve Funds, the Accounts, this Agreement and the enforcement hereof, including, without limitation, any monthly or annual fees or charges as may be assessed by Lender or Servicer in connection with the administration of the Accounts and the Reserve Funds and the reasonable fees and expenses of third party legal counsel to Lender and Servicer as needed to enforce, protect or preserve the rights and remedies of Lender and/or Servicer under this Agreement.
Section 8.7Rent Concession Reserve Funds. Borrower shall deposit with Lender on the date hereof $1,990,340.00 representing the amount of future rent credits or abatements under existing Leases (the “Rent Concession Reserve Funds”). So long as no Event of Default has occurred and is continuing, Lender shall disburse amounts from the Rent Concession Reserve Funds as set forth on Schedule VI attached hereto.
Section 8.8Existing TI/LC Obligations Reserve Funds. Borrower shall deposit with Lender on the date hereof $8,396,806.00, representing the tenant improvements and leasing commissions which are payable by the applicable Borrower under existing Leases at the applicable Individual Property as set forth on Schedule VII attached hereto (the “Existing TI/LC Obligations”). Amounts deposited pursuant to this Section 8.8 are referred to herein as the “Existing TI/LC Reserve Funds”. The Existing TI/LC Reserve Funds shall be disbursed in accordance with Section 8.5(b) hereof solely in connection with the Tenants set forth on Schedule VII; provided that upon payment, performance or expiration of an Existing TI/LC Obligation (including, for avoidance of doubt, the completion of tenant improvements required to be completed by Borrower and acceptance thereof by the applicable Tenant (if requested by Lender, as confirmed by an executed Tenant estoppel reasonably acceptable to Lender) or the expiration of the time period for the applicable Tenant to request all or a portion of its tenant improvement allowance as reasonably determined by Lender), as applicable, the remainder of the portion of Existing TI/LC Reserve Funds held for such line item (as shown adjacent to such line item on Schedule VII attached hereto) shall promptly be remitted to Borrower, provided no Event of Default has occurred and is then continuing.
Section 8.9Letters of Credit
(a)Notwithstanding anything to the contrary contained herein, Borrower may, at Borrower’s option, provide a Letter of Credit in lieu of any of the cash deposits required to be made pursuant to Section 8.7 above, provided that such Letter of Credit is in the amount of the cash deposit required thereunder and otherwise meets all applicable requirements related thereto set forth herein. Other than in connection with any Letters of Credit delivered in connection with the closing of the Loan, Borrower shall give Lender no less than ten (10) days written notice of Borrower’s election to deliver a Letter of Credit in lieu of any cash deposit required under Section 8.7 above and Borrower shall pay to Lender all of Lender’s reasonable out-of-pocket costs and expenses in connection therewith. No party other than Lender shall be entitled to draw on any such Letter of Credit. Upon ten (10) days prior written notice to Lender, Borrower may replace a Letter of Credit with a cash deposit to the applicable Reserve Fund. Prior to the return of a Letter of Credit, Borrower shall deposit an amount equal to the amount of the cash deposit required with respect to the applicable Reserve Fund and not been disbursed in accordance with this Agreement if such Letter of Credit had not been delivered. In the event that any disbursement of any Reserve Funds relates to a portion thereof provided through a Letter of Credit, any “disbursement” of said funds as provided above shall be deemed to refer to (i) Borrower providing Lender a replacement Letter of Credit in an amount equal to the original Letter of Credit posted less the amount of the applicable disbursement provided hereunder and (ii) Lender, after receiving such replacement Letter of Credit, returning such original Letter of Credit to Borrower; provided, that, no replacement Letter of Credit shall be required with respect to the final disbursement of the applicable Reserve Funds such that no further sums are required to be deposited in the applicable Reserve Funds. Borrower shall pay all cost, expenses and fees relating to any assignment of the Letter of Credit to Lender and/or from Lender to its successors and assigns.
(b)Each Letter of Credit delivered hereunder shall be additional security for the payment of the Debt. Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right, at its option, to draw on any Letter of Credit and to apply all or any part thereof to the payment of the items for which such Letter of Credit was established or to apply each such Letter of Credit to payment of the Debt in such order, proportion or priority as Lender may determine. Any such application to the Debt shall be subject to the terms and conditions hereof relating to application of sums to the Debt. Lender shall have the additional rights to draw in full any Letter of Credit: (i) if Lender has received a notice from the issuing bank that the Letter of Credit will not be renewed and a substitute Letter of Credit is not provided at least forty five (45) days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (ii) if Lender has not received a notice from the issuing bank that it has renewed the Letter of Credit at least forty five (45) days prior to the date on which such Letter of Credit is scheduled to expire and a substitute Letter of Credit is not provided at least forty five (45) days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (iii) upon receipt of notice from the issuing bank that the Letter of Credit will be terminated (except if the termination of such Letter of Credit is permitted pursuant to the terms and conditions hereof or a substitute Letter of Credit is provided by no later than forty five (45) days prior to such termination); (iv) if Lender has received notice from any reliable source whatsoever that the bank issuing the Letter of Credit shall cease to be an Approved Bank and Borrower has not substituted a Letter of Credit from an Approved Bank within fifteen (15) days after notice thereof; and/or (v) if the bank issuing the Letter of Credit shall fail to (A) issue a replacement Letter of Credit in the event the original Letter of Credit has been lost, mutilated, stolen and/or destroyed or (B) consent to the transfer of the Letter of Credit to any Person designated by Lender. If Lender draws upon a Letter of Credit pursuant to the terms and conditions of this Agreement, provided no Event of Default exists, Lender shall apply all or any part thereof solely for the purposes for which such Letter of Credit was established. Notwithstanding anything to the contrary contained in the above, Lender is not obligated to draw any Letter of Credit upon the happening of an event specified in (i), (ii), (iii), (iv) or (v) above and shall not be liable for any losses sustained by Borrower due to the insolvency of the bank issuing the Letter of Credit if Lender has not drawn the Letter of Credit.

Article 9.

CASH MANAGEMENT AGREEMENT
Section 9.1Cash Management Agreement.
Borrower shall enter into the Cash Management Agreement on the date hereof which shall govern the collection, holding and disbursement of Rents and any other income from the Property during the term of the Loan.
Section 9.2Cash Flow Sweep.
In the event of a Cash Trap Event Period, all Excess Cash Flow (as defined in the Cash Management Agreement) shall be deposited into the Excess Cash Flow Subaccount (as defined in the Cash Management Agreement), as more particularly set forth in the Cash Management Agreement.
Article 10.

EVENTS OF DEFAULT; REMEDIES
Section 10.1Event of Default.
The occurrence of any one or more of the following events shall constitute an “Event of Default”:
(a)if Borrower shall fail to (i) pay when due (A) any sums which by the express terms of this Agreement and the other Loan Documents require immediate or prompt payment without any grace period, (B) any monthly Debt Service and any amount required to be paid into the Reserve Funds or (C) any sums which are payable on the Maturity Date, or (ii) pay within five (5) days when due any other sums payable under the Note, this Agreement or any of the other Loan Documents;
(b)subject to Borrower’s right to contest pursuant to Section 4.5 hereof, if any of the Taxes or Other Charges is not paid prior to delinquency except, with respect to non-payment of Taxes only, to the extent sums sufficient to pay such Taxes have been deposited with Lender as Tax Reserve Funds in accordance with the terms of this Agreement and Lender’s access to such sums is not restricted or constrained in any manner;
(c)if the Policies are not kept in full force and effect pursuant to the terms and conditions of Section 7.1 hereof;
(d)if any of the representations or covenants contained in Article 5 hereof are breached or violated; provided, however, that, with respect to a breach of representations or covenants contained in Article 5, if Lender determines that such breach of representation or covenant (i) was not made in bad faith, (ii) is not material, (iii) is capable of being cured, (iv) has not resulted in (and, if cured in a timely manner, could not reasonably be expected to result in) a Material Adverse Effect and (iv) upon request from Lender, Borrower promptly delivers a New Non-Consolidation Opinion or a modification of the Non-Consolidation Opinion to the effect that such breach shall not in any way impair, negate or amend the opinions rendered in the Non-Consolidation Opinion, which opinion or modification and the counsel delivering such opinion or modification shall be acceptable to Lender in its reasonable discretion, Lender will permit

Borrower thirty (30) days after written notice thereof to cure such breach of representation or covenant before it becomes an Event of Default hereunder;
(e)if any of the representations or covenants contained in Article 6 hereof are breached or violated (other than the failure to provide notice, for which Borrower shall have a ten (10) Business Day cure period);
(f)if any representation or warranty of, or with respect to, Borrower, Guarantor or any member, general partner, principal or beneficial owner of any of the foregoing, made herein, in the Guaranty or in the Environmental Indemnity or in any other guaranty, or in any certificate, report, financial statement or other instrument or document furnished to Lender shall have been false or misleading in any material adverse respect when made; provided, however, that if Lender determines that such misrepresentation or breach of warranty (i) was not made in bad faith, (ii) is not material, (iii) is capable of being cured and (iv) has not resulted in (and, if cured in a timely manner, could not reasonably be expected to result in) a Material Adverse Effect, Lender will permit Borrower thirty (30) days after written notice thereof to cure such misrepresentation or breach of warranty before it becomes an Event of Default hereunder and, so long as such conditions remain satisfied and Borrower commences to cure such misrepresentation or breach of warranty in such thirty (30) day period and thereafter continues to diligently cure such misrepresentation or breach of warranty, such additional period as may be reasonably required to cure such misrepresentation or breach of warranty, but in no event shall such additional period exceed sixty (60) additional days;
(g)if (i) any Borrower, any SPE Component Entity, Sponsor or Guarantor shall commence any case, proceeding or other action (A) under any Creditors Rights Laws seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Borrower or any managing member or general partner of any Borrower, any SPE Component Entity, Sponsor or Guarantor shall make a general assignment for the benefit of its creditors; (ii) there shall be commenced against any Borrower or any managing member or general partner of Borrower, any SPE Component Entity, Sponsor or Guarantor any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged, unstayed or unbonded for a period of ninety (90) days; (iii) there shall be commenced against any Borrower, any SPE Component Entity, Sponsor or Guarantor any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or substantially all of its assets which results in the entry of any order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within ninety (90) days from the entry thereof; (iv) any Borrower, any SPE Component Entity, Sponsor or Guarantor shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Borrower, any SPE Component Entity, Sponsor or Guarantor shall admit in writing its inability to, pay its debts as they become due;
(h)if Borrower shall be in default beyond applicable notice and grace periods under any other mortgage, deed of trust, deed to secure debt or other security agreement covering any part of any Individual Property whether it be superior or junior in lien to the Security Instrument;
(i)subject to Borrower’s right to contest pursuant to Sections 4.5(b) and 4.16(b) hereof, if any Individual Property becomes subject to any mechanic’s, materialman’s or other lien other than a lien for any Taxes not then due and payable and the lien shall remain undischarged of record (by payment, bonding or otherwise) for a period of thirty (30) days;

(j)subject to Borrower’s right to contest pursuant to Sections 4.5(b), if any federal tax lien is filed against any Borrower, any SPE Component Entity, Sponsor, Guarantor or any Individual Property and same is not discharged of record (by payment, bonding or otherwise) within thirty (30) days after same is filed;
(k)if Borrower shall fail to comply with the covenants in Article 15 or otherwise fails to deliver to Lender, within ten (10) Business Days after request by Lender, the estoppel certificates required by Section 4.13(a) or (c) hereof;
(l)if any default occurs under any guaranty or indemnity executed in connection herewith (including, without limitation, the Environmental Indemnity and/or the Guaranty) and such default continues after the expiration of applicable grace periods, if any;
(m)if any of the assumptions contained in the Non-Consolidation Opinion, or in any New Non-Consolidation Opinion are untrue or shall become untrue in any material respect; provided, however, that any such breach shall not constitute an Event of Default if (A) such breach is inadvertent and non-recurring and has not had, and is not reasonably likely to have, a Material Adverse Effect, and (B) upon request from Lender, Borrower promptly delivers a New Non-Consolidation Opinion or a modification of the Non-Consolidation Opinion to the effect that such breach shall not in any way impair, negate or amend the opinions rendered in the Non-Consolidation Opinion, which opinion or modification and the counsel delivering such opinion or modification shall be acceptable to Lender in its reasonable discretion;
(n)if any Borrower shall fail to deliver to Lender within thirty (30) days after request by Lender any Required Financial Item;
(o)if any Borrower defaults under any Management Agreement beyond the expiration of applicable notice and grace periods, if any, thereunder or if any Management Agreement is canceled, terminated or surrendered or expires pursuant to its terms, unless in such case Borrower shall enter into a new management agreement with a Qualified Manager in accordance with the applicable terms and provisions hereof;
(p)if any representation and/or covenant herein relating to ERISA, OFAC, Sanctioned Targets, Anti-Corruption Laws, AML Law, the DPA and/or CFIUS matters is breached;
(q)if (i) any Borrower shall fail (beyond any applicable notice or grace period) to pay any charges payable under any REA or Material Agreements as and when payable thereunder, (ii) any Borrower defaults under any REA or Material Agreements beyond the expiration of applicable notice and grace periods, if any, thereunder, (iii) any REA or Material Agreements are amended, supplemented, replaced, restated or otherwise modified without Lender’s prior written consent or if any Borrower consents to a transfer of any party’s interest thereunder without Lender’s prior written consent, or (iv) any REA or Material Agreements and/or the estate created thereunder is canceled, rejected, terminated or surrendered, unless Borrower enters into a replacement thereof in accordance with the applicable terms and provisions hereof;
(r)if any Borrower shall continue to be in default under any term, covenant or condition of this Agreement not specified in subsections (a) through (r) above or not otherwise specifically specified as an Event of Default herein, (i) for more than ten (10) days after notice from Lender, in the case of any default which can be cured by the payment of a sum of money or (ii) for thirty (30) days after notice from Lender, in the case of any other default, provided that if such default cannot reasonably be cured within such thirty (30) day period and Borrower shall have commenced to cure such default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for so long as it shall require Borrower in the exercise of due diligence to cure such default, it being agreed that no such extension shall be for a period in excess of ninety (90) days (subject to further extension by Lender, in Lender’s sole discretion); and/or
(s)if there shall be default under any of the other Loan Documents beyond any applicable cure periods contained in such Loan Documents, whether as to Borrower or the Property, or if any other such event shall occur or condition shall exist, if the effect of such event or condition is to accelerate the maturity of any portion of the Debt or to permit Lender to accelerate the maturity of all or any portion of the Debt.
Section 10.2Remedies.
(a)Upon the occurrence and during the continuance of an Event of Default (other than an Event of Default described in Section 10.1(g) above with respect to Borrower and SPE Component Entity only) Lender may, in addition to any other rights or remedies available to it pursuant to this Agreement, the Security Instrument, the Note and the other Loan Documents or at law or in equity, take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in the Property, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in this Agreement, the Security Instrument, the Note and the other Loan Documents against Borrower and the Property, including, without limitation, all rights or remedies available at law or in equity. Upon any Event of Default described in Section 10.1(g) above (with respect to Borrower and SPE Component Entity only), the Debt and all other obligations of Borrower under this Agreement, the Security Instrument, the Note and the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in the Security Instrument, the Note and the other Loan Documents to the contrary notwithstanding.
(b)Upon the occurrence and during the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement, the Security Instrument, the Note or the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under this Agreement, the Security Instrument, the Note or the other Loan Documents with respect to the Property. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by Applicable Law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by Applicable Law, equity or contract or as set forth herein or in the Security Instrument, the Note or the other Loan Documents. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.
(c)Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right from time to time to partially foreclose the Security Instrument in any manner and for any amounts secured by the Security Instrument then due and payable as determined by Lender in its sole discretion including, without limitation, the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose the Security Instrument to recover such delinquent payments, or (ii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose the Security Instrument to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by the Security Instrument as Lender may elect. Notwithstanding one or more partial foreclosures, the Property shall remain subject to the Security Instrument to secure payment of sums secured by the Security Instrument and not previously recovered.
(d)Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, security instruments and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three (3) days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power. Borrower shall not be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents and the Severed Loan Documents shall not (i) contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date, and (ii) materially increase Borrower’s obligations or materially decrease its rights contained in the Loan Documents.
(e)Any amounts recovered from the Property or any other collateral for the Loan during the continuance of an Event of Default may be applied by Lender toward the payment of any interest and/or principal of the Loan and/or any other amounts due under the Loan Documents in such order, priority and proportions as Lender in its sole discretion shall determine.
(f)Lender may, but without any obligation to do so and without notice to or demand on Borrower and without releasing Borrower from any obligation hereunder or being deemed to have cured any Event of Default hereunder, make, do or perform any obligation of Borrower hereunder in such manner and to such extent as Lender may deem necessary. Lender is authorized to enter upon the Property for such purposes, or appear in, defend, or bring any action or proceeding to protect its interest in the Property for such purposes, and the cost and expense thereof (including reasonable attorneys’ fees to the extent permitted by Applicable Law), with interest as provided in this Section, shall constitute a portion of the Debt and shall be due and payable to Lender upon demand. All such costs and expenses incurred by Lender in remedying such Event of Default or such failed payment or act or in appearing in, defending, or bringing any action or proceeding shall bear interest at the Default Rate, for the period after such cost or expense was incurred through and including the date of payment to Lender. All such costs and expenses incurred by Lender together with interest thereon calculated at the Default Rate shall be deemed to constitute a portion of the Debt and be secured by the liens, claims and security interests provided to Lender under the Loan Documents and shall be immediately due and payable upon demand by Lender therefor.

Article 11.

SECONDARY MARKET
Section 11.1Securitization.
(a)Lender shall have the right (i) to sell or otherwise transfer the Loan or any portion thereof as a whole loan, (ii) to sell participation interests in the Loan or (iii) to securitize the Loan or any portion thereof in a single asset securitization or a pooled loan securitization. The transaction referred to in clauses (i), (ii) and (iii) above shall hereinafter be referred to collectively as “Secondary Market Transactions” and the transactions referred to in clause (iii) shall hereinafter be referred to as a “Securitization”. Any certificates, notes or other securities issued in connection with a Securitization are hereinafter referred to as “Securities”. Provided no Event of Default has occurred and is continuing, Wells, BofA and JPM shall not sell, transfer, otherwise transfer or participate any direct or indirect interest in the Loan (other than in connection with the issuance of Securities as part of a Securitization) to any of the Persons identified on Schedule IV attached hereto, or any Affiliate of such Persons.
(b)If requested by Lender, Borrower shall reasonably assist Lender in satisfying the market standards to which Lender customarily adheres or which may be reasonably required in the marketplace or by the Rating Agencies in connection with any Secondary Market Transactions, at Borrower’s cost and expense (provided that such costs and expenses paid by Borrower under this subsection (b), together with such costs and expenses paid by Borrower under Section 11.6, shall not exceed $5,000 (and Lender shall reimburse Borrower for all reasonable, demonstrable, out-of-pocket third party costs incurred by Borrower in connection with Borrower’s compliance with this Section 11.1(b) resulting from a written demand by Lender specifically referencing this Section 11.1(b), as applicable, in excess of $5,000), including, without limitation, to:
(i)(A) provide updated financial and other non-confidential information (or confidential information subject to a confidentiality agreement reasonably satisfactory to Borrower and Lender) with respect to the Property, the business operated at the Property, Borrower, REIT Guarantor and Manager (and, in no event shall Borrower be required to provide credit, background checks or personal financial statements on the key principals or founders of CIM Group, provided that this restriction shall not restrict Lender from performing internet and public records searches), (B) provide updated budgets relating to the Property and (C) provide updated appraisals, market studies, environmental reviews (Phase I’s and, if appropriate, Phase II’s), property condition reports and other due diligence investigations of the Property (the “Updated Information”), together, if customary, with appropriate verification of the Updated Information through letters of auditors or opinions of counsel reasonably acceptable to Lender and the Rating Agencies;
(ii)provide opinions of counsel, which may be relied upon by Lender, the Rating Agencies and their respective counsel, agents and representatives, as to non-consolidation, matters of Delaware (if applicable) and federal bankruptcy law relating to limited liability companies or any other opinion customary in Secondary Market Transactions or required by the Rating Agencies with respect to the Property and Borrower and Borrower’s Affiliates, which counsel and opinions shall be reasonably satisfactory in form and substance to Lender and the Rating Agencies;
(iii)provide updated, as of the closing date of the Secondary Market Transaction, representations and warranties made in the Loan Documents and such additional representations and warranties as the Rating Agencies may reasonably require;

(iv)at any time prior to a Secondary Market Transaction, execute such amendments to the Loan Documents as reasonably requested by Lender, in its discretion, to change the dates on which the Monthly Payment Date and Maturity Date occur; provided that such change in Maturity Date shall only be with respect to the day of the month, and not the year or month, of such Maturity Date; and
(v)execute such amendments to the Loan Documents and Borrower or any SPE Component Entity’s organizational documents as may be reasonably requested by Lender or requested by the Rating Agencies or otherwise reasonably necessary to effect the Securitization including, without limitation, prior to a Secondary Market Transaction and the occurrence of any Component Prepayment (and subject to the notice and prepayment provisions below), bifurcation of the Loan into two or more components and/or separate notes and/or creating a senior/subordinate note structure (any of the foregoing, a “Loan Bifurcation”); provided, however, that Borrower shall not be required to modify or amend any Loan Document if such modification or amendment would (A) change the interest rate, the stated maturity or the amortization of principal set forth in the Note, except in connection with a Loan Bifurcation which may result in varying fixed interest rates, but which shall have the same weighted average coupon of the original Note (provided the interest rate may increase in connection with voluntary prepayments, prepayments by reason of casualty, condemnation or after an Event of Default or through the application of late fees, interest charges at the Default Rate), (B) change the aggregate outstanding principal balance of the Loan (as compared to the Loan and any other component of the Loan, in the aggregate), (C) change or alter the restrictions on equity transfers in Borrower or transfers of the Property, in each case, contained in the Loan Documents, (D) change or alter any limitations on recourse against Borrower, Guarantor, and/or Sponsor contained in the Loan Documents, (E) adversely change any other obligation, right or privilege of Borrower or any other economic term contained in the Loan Documents or require Borrower or any Affiliate of Borrower to incur any liability, fee, cost or expense (in each case, other than to a de minimis extent) or (F) have a non-de minimis economic or operational effect on Borrower or an Affiliate of Borrower. In determining whether an additional document has a non-de minimis economic or operational effect on Borrower or affiliates thereof, Borrower may obtain the opinion of its counsel and any reasonable fees in connection therewith shall be borne by Lender.
Prior to any Loan Bifurcation pursuant to Section 11.1(b)(v), Lender shall provide Borrower with written notice of such election, which notice shall include the anticipated amount of each component of the Loan, and Borrower shall have the right to prepay a portion of the Loan in the amount of the proposed subordinate component of the Loan (the “Loan Bifurcation Prepayment”) within thirty (30) days after receipt of Borrower’s receipt of such notice, pursuant to the terms and conditions of Section 2.7(a), which prepayment may be made as if the Open Period Start Date had already occurred (and no Yield Maintenance Premium shall be required in connection with such Loan Bifurcation Prepayment).
(c)If, at the time one or more Disclosure Documents are being prepared for a Securitization, Lender expects that Borrower alone or Borrower and one or more Affiliates of Borrower collectively, or the Property alone or the Property and Related Properties collectively, will be a Significant Obligor for purposes of such Securitization, Borrower shall furnish (or cause to be furnished) to Lender upon request (i) the selected financial data or, if applicable, net operating income, described in Item 1112(b)(1) of Regulation AB, if Lender expects that the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization may, or if the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization and at any time during which the Loan (or portion of the

Loan included in such Securitization) and any Related Loans are included in a Securitization does, equal or exceed ten percent (10%) (but less than twenty percent (20%)) of the aggregate principal amount of all mortgage loans included or expected to be included, as applicable, in such Securitization or (ii) the financial statements described in Item 1112(b)(2) of Regulation AB, if Lender expects that the principal amount of the Loan (or portion of the Loan included in such Securitization) together with any Related Loans as of the cut-off date for such Securitization may, or if the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization and at any time during which the Loan (or a portion of the Loan included in such Securitization) and any Related Loans are included in a Securitization does, equal or exceed twenty percent (20%) of the aggregate principal amount of all mortgage loans included or expected to be included, as applicable, in the Securitization. Notwithstanding anything herein to the contrary, such financial data or financial statements shall be furnished to Lender (A) within ten (10) Business Days after notice from Lender in connection with the preparation of Disclosure Documents for the Securitization, (B) not later than thirty (30) days after the end of each fiscal quarter of Borrower and (C) not later than seventy-five (75) days after the end of each fiscal year of Borrower; provided, however, that Borrower shall not be obligated to furnish financial data or financial statements pursuant to clauses (B) or (C) of this sentence with respect to any period for which an Exchange Act Filing is not required. If requested by Lender, and to the extent available to Borrower and not prohibited by any applicable lease, other agreement or order, Borrower shall furnish to Lender financial data and/or financial statements for any tenant of any of the Properties if, in connection with a Securitization, Lender expects there to be, with respect to such tenant or group of affiliated tenants, a concentration within all of the mortgage loans included or expected to be included, as applicable, in the Securitization such that such tenant or group of affiliated tenants would constitute a Significant Obligor.
(d)All financial data and financial statements provided by Borrower hereunder pursuant to Section 11.1(c) and (d) hereof shall be prepared in accordance with GAAP, and shall meet the requirements of Regulation AB and other applicable legal requirements. All financial statements referred to in Section 11.1(c) above shall (in the case of annual financial statements) be audited by independent accountants of Borrower (which accountants shall be acceptable to Lender) in accordance with Regulation AB and all other applicable legal requirements, shall be accompanied by the manually executed report of the independent accountants thereon, which report shall meet the requirements of Regulation AB and all applicable legal requirements, and shall be accompanied by the manually executed report of the independent accountants thereon, which report shall meet the requirements of Regulation AB and all applicable legal requirements, and shall be further accompanied by a manually executed written consent of the independent accountants, in form and substance acceptable to Lender, to the inclusion of such financial statements in any Disclosure Document and any Exchange Act Filing and to the use of the name of such independent accountants and the reference to such independent accountants as “experts” in any Disclosure Document and Exchange Act Filing, all of which shall be provided at the same time as the related financial statements are required to be provided. All financial data and financial statements (audited or unaudited) provided by Borrower under Section 11.1(c) shall be accompanied by an Officer’s Certificate stating that such financial statements meet the requirements set forth in the first sentence of this Section 11.1(d).
(e)If requested by Lender, Borrower shall provide Lender, promptly upon request, with any other or additional financial statements, or financial, statistical or operating information, as Lender shall determine to be required pursuant to Regulation AB or any amendment, modification or replacement thereto or other legal requirements in connection with any Disclosure Document or any Exchange Act Filing or as shall otherwise be reasonably requested by Lender.
(f)In the event Lender determines, in connection with a Securitization, that the financial data and financial statements and (if applicable) related accountants’ reports and consents required in order to comply with Regulation AB or any amendment, modification or replacement of Regulation AB or with other legal requirements are other than as provided herein, then notwithstanding the provisions of this Section 11.1, Lender may request, and Borrower shall promptly provide, such other financial statements and (if applicable) related accountants’ reports and consents as Lender determines to be necessary or appropriate for such compliance.
(g)Lender may disseminate to any Investor, prospective investors, Rating Agencies, participants, service providers and any investment banking firms, accounting firms, law firms and other third party advisory firms and investors involved with the Loan and the Loan Documents or the applicable Secondary Market Transaction) all documents and financial and other information then possessed by or known to Lender with respect to: (i) the Property and its operation; and (ii) any party connected with the Loan (including, without limitation, Borrower, any partner or member of Borrower, any constituent partner or member of Borrower, and REIT Guarantor (but not CIM Guarantor)), provided, however, that (A) the disclosure of any information to any such parties shall be made on a confidential basis in accordance with the standard securitization process or market standards for dissemination of such type of information and (B) in no event shall such information include confidential information of Sponsor or any CIM Entity or the key principals of CIM Group.
Section 11.2Securitization Indemnification.
(a)Borrower understands that information provided to Lender by Borrower and its agents, counsel and representatives may be included in disclosure documents in connection with the Securitization, including, without limitation, an offering circular, a prospectus, prospectus supplement, private placement memorandum or other offering document (each, a “Disclosure Document”) and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and may be made available to investors or prospective investors in the Securities, the Rating Agencies, and service providers relating to the Securitization, provided that the disclosure of any information to any such parties shall be made on a confidential basis in accordance with the standard securitization process or market standards for dissemination of such type of information.
(b)Borrower shall provide in connection with each of (i) a preliminary and a final private placement memorandum or (ii) a preliminary and final prospectus or prospectus supplement, as applicable, an agreement (A) certifying that Borrower has examined such Disclosure Documents specified by Lender and that each such Disclosure Document, as it relates to Borrower, Borrower Affiliates, the Property, Manager, Sponsor, Guarantor and all other aspects of the Loan, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, (B) indemnifying Lender (and for purposes of this Section 11.2, Lender hereunder shall include its officers and directors), the Affiliate of Wells Fargo that has filed the registration statement relating to the Securitization (the “Registration Statement”), each of its directors, each of its officers who have signed the Registration Statement and each Person that controls the Affiliate within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Wells Group”), and Wells Fargo, and any other placement agent or underwriter with respect to the Securitization, each of their respective directors and each Person who controls Wells Fargo or any other placement agent or underwriter within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act (collectively, the “Underwriter Group”) for any losses, claims, damages or liabilities (collectively, the “Liabilities”) to which Lender, the Wells Group or the Underwriter Group may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in such sections or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated in such sections or necessary in order to make the statements in such sections, in light of the circumstances under which they were made, not misleading and (C) agreeing to reimburse Lender, the Wells Group and/or the Underwriter Group for any legal or other expenses reasonably incurred by Lender, the Wells Group and the Underwriter Group in connection with investigating or defending the Liabilities; provided, however, that Borrower will be liable in any such case under clauses (B) or (C) above only to the extent that any such loss claim, damage or liability arises out of or is based upon any such untrue statement or omission made therein in reliance upon and in conformity with information furnished to Lender by or on behalf of Borrower in connection with the preparation of the Disclosure Document or in connection with the underwriting or closing of the Loan, including, without limitation, financial statements of Borrower, operating statements and rent rolls with respect to the Property (collectively, the “Provided Information”). The indemnification provided for in clauses (B) and (C) above shall be effective whether or not the indemnification agreement described above is provided; provided, however, such indemnity shall be limited to the Provided Information and shall only be effective to the extent that Lender accurately states the Provided Information in the applicable Disclosure Document. The aforesaid indemnity will be in addition to any liability which Borrower may otherwise have.
(c)In connection with Exchange Act Filings, Borrower shall (i) indemnify Lender, the Wells Group and the Underwriter Group for Liabilities to which Lender, the Wells Group or the Underwriter Group may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact in the Disclosure Document or the omission or alleged omission to state in the Disclosure Document a material fact required to be stated in the Disclosure Document in order to make the statements in the Disclosure Document, in light of the circumstances under which they were made, not misleading and (ii) reimburse Lender, the Wells Group or the Underwriter Group for any legal or other expenses reasonably incurred by Lender, the Wells Group or the Underwriter Group in connection with defending or investigating the Liabilities; provided, however, such indemnity shall be limited to the Provided Information and shall only be effective to the extent that Lender accurately states the Provided Information in the applicable Disclosure Document.
(d)Promptly after receipt by an indemnified party under this Section 11.2 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 11.2, notify the indemnifying party in writing of the commencement thereof, but the omission to so notify the indemnifying party will not relieve the indemnifying party from any liability which the indemnifying party may have to any indemnified party hereunder except to the extent that failure to notify causes prejudice to the indemnifying party. In the event that any action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled, jointly with any other indemnifying party, to participate therein and, to the extent that it (or they) may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel satisfactory to such indemnified party. After notice from the indemnifying party to such indemnified party under this Section 11.2, such indemnified party shall pay for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there are any legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party at the cost of the indemnifying party. The indemnifying party shall not be liable for the expenses of more than one separate counsel unless an indemnified party shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to another indemnified party.
(e)In order to provide for just and equitable contribution in circumstances in which the indemnity agreement provided for in Section 11.2(b) or (c) hereof is for any reason held to be unenforceable as to an indemnified party in respect of any losses, claims, damages or liabilities (or action in respect thereof) referred to therein which would otherwise be indemnifiable under Section 11.2(b) or (c) hereof, the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages or liabilities (or action in respect thereof); provided, however, that no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. In determining the amount of contribution to which the respective parties are entitled, the following factors shall be considered: (i) Wells Fargo’s and Borrower’s relative knowledge and access to information concerning the matter with respect to which the claim was asserted; (ii) the opportunity to correct and prevent any statement or omission; and (iii) any other equitable considerations appropriate in the circumstances. Lender and Borrower hereby agree that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation.
(f)Borrower shall jointly and severally indemnify Lender and its officers, directors, partners, employees, representatives, agents and Affiliates against any Losses to which Lender or its officers, directors, partners, employees, representatives, agents and Affiliates, may become subject in connection with any indemnification to the Rating Agencies in connection with issuing, monitoring or maintaining the Securities insofar as the Losses arise out of or are based upon any untrue statement of any material fact in any information provided by or on behalf of Borrower to the Rating Agencies (the “Covered Rating Agency Information”) or arise out of or are based upon the omission to state a material fact in the Covered Rating Agency Information required to be stated therein or necessary in order to make the statements in Covered Rating Agency Information, in light of the circumstances under which they were made, not misleading.
(g)The liabilities and obligations of both Borrower and Lender under this Section 11.2 shall survive until one (1) year after the termination of this Agreement and the satisfaction and discharge of the Debt.
Section 11.3REMIC Savings Clause.
Notwithstanding anything herein to the contrary, if the Loan is included in a REMIC Trust and, immediately following a release of any portion of the real property relating to the Property, the ratio of the unpaid principal balance of the Loan to the value of the remaining real property relating to the Property is greater than 125% (such value to be determined, in Lender’s sole discretion, by any commercially reasonable method permitted to a REMIC Trust and it being agreed and acknowledged that such loan-to-value determination shall be based on the value of only real property and shall exclude any personal property or going-concern value, if any), the principal balance of the Loan must be paid down by Borrower by an amount sufficient to satisfy REMIC Requirements, unless the Lender receives an opinion of counsel that the Loan will not fail to maintain its status as a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the IRS Code as a result of the related release of lien.

Section 11.4Servicer.
At the option of Lender, the Loan may be serviced by a servicer/trustee selected by Lender (the “Servicer”) and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to such servicer/trustee pursuant to a servicing agreement between Lender and such Servicer; provided, however, Borrower shall not be obligated to pay any monthly or other servicing fees to such Servicer.
Section 11.5Rating Agency Costs.
In connection with any Rating Agency Confirmation or other Rating Agency consent, approval or review required hereunder (other than the initial review of the Loan by the Rating Agencies in connection with a Securitization), Borrower shall pay all of the costs and expenses of Lender, Servicer and each Rating Agency in connection therewith, and, if applicable, shall pay any fees imposed by any Rating Agency in connection therewith.
Section 11.6Mezzanine Option.
Lender shall have the option (the “Lender Mezzanine Option”) at any time to divide the Loan into two parts, a mortgage loan and a mezzanine loan, provided, that (a) the total loan amounts for such mortgage loan and such mezzanine loan shall equal the then outstanding amount of the Loan immediately prior to Lender’s exercise of the Lender Mezzanine Option, (b) the weighted average interest rate of such mortgage loan and mezzanine loan shall equal the Interest Rate (c) the exercise thereof does not change or alter the restrictions on equity transfers in Borrower or transfers of the Property, in each case, contained in the Loan Documents, (d) the exercise thereof does not change or alter any limitations on recourse against Borrower, Guarantor, and/or Sponsor contained in the Loan Documents, (e) the exercise thereof does not adversely change any other obligation, right or privilege of Borrower or any other economic term contained in the Loan Documents or require Borrower or any Affiliate of Borrower to incur any liability, fee, cost or expense (in each case, other than to a de minimis extent) and (f) the exercise thereof does not have a non-de minimis economic or operational effect on Borrower or an Affiliate of Borrower. Borrower shall, at Borrower’s sole cost and expense (provided that such costs and expenses paid by Borrower under this Section 11.6, together with costs and expenses paid by Borrower under Section 11.1(b), shall not exceed $5,000 (and Lender shall reimburse Borrower for all reasonable, demonstrable, out-of-pocket third party costs incurred by Borrower in connection with Borrower’s compliance with this Section 11.6 resulting from a written demand by Lender specifically referencing this Section 11.6, as applicable, in excess of $5,000), reasonably cooperate with Lender in Lender’s exercise of the Lender Mezzanine Option in good faith and in a timely manner, which such cooperation shall include, but not be limited to, (i) executing such amendments to the Loan Documents and Borrower or any SPE Component Entity’s organizational documents as may be reasonably requested by Lender or requested by the Rating Agencies, (ii) creating one or more Single Purpose Entities (the “New Mezzanine Borrower”), which such New Mezzanine Borrower shall (A) own, directly or indirectly, 100% of the equity ownership interests in Borrower (the “Equity Collateral”), and (B) together with such constituent equity owners of such New Mezzanine Borrower as may be designated by Lender, execute such agreements, instruments and other documents as may be required by

Lender in connection with the mezzanine loan (including, without limitation, a promissory note evidencing the mezzanine loan and a pledge and security agreement pledging the Equity Collateral to Lender as security for the mezzanine loan); and (iii) delivering such opinions, title endorsements, UCC title insurance policies and other materials as may be required by Lender or the Rating Agencies.
Section 11.7Conversion to Registered Form.
At the request of Lender, Borrower shall appoint, as its agent, a registrar and transfer agent (the “Registrar”) reasonably acceptable to Lender which shall maintain, subject to such reasonable regulations as it shall provide, such books and records as are necessary for the registration and transfer of the Note in a manner that shall cause the Note to be considered to be in registered form for purposes of Section 163(f) of the IRS Code. The option to convert the Note into registered form once exercised may not be revoked. Any agreement setting out the rights and obligation of the Registrar shall be subject to the reasonable approval of Lender. Borrower may revoke the appointment of any particular person as Registrar, effective upon the effectiveness of the appointment of a replacement Registrar. The Registrar shall not be entitled to any fee from Borrower or Lender or any other lender in respect of transfers of the Note and other Loan Documents.
Article 12.

INDEMNIFICATIONS
Section 12.1General Indemnification.
Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all actual Losses imposed upon or incurred by or asserted against any Indemnified Parties and directly or indirectly arising out of or in any way relating to any one or more of the following: (a) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about the Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (b) any use, nonuse or condition in, on or about the Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (c) performance of any labor or services or the furnishing of any materials or other property in respect of the Property or any part thereof; (d) any failure of the Property to be in compliance with any Applicable Law; (e) any and all claims and demands whatsoever which may be asserted against Lender by reason of any alleged obligations or undertakings on its part to perform or discharge any of the terms, covenants, or agreements contained in any Lease; (f) the payment of any commission, charge or brokerage fee to anyone (other than a broker or other agent retained by Lender) which may be payable in connection with the funding of the Loan evidenced by the Note and secured by the Security Instrument; and/or (g) the holding or investing of the funds on deposit in the Accounts or the performance of any work or the disbursement of funds in each case in connection with the Reserve Funds, provided, however, that Borrower shall not be liable for Losses hereunder to the extent such Losses are caused the gross negligence or willful misconduct of any Indemnified Party. Any amounts payable to Indemnified Parties by reason of the application of this Section 12.1 shall become due and payable five (5) Business Days following Borrower’s receipt of notice from Lender and shall thereafter bear interest at the Default Rate until paid.
Section 12.2Mortgage and Intangible Tax and Transfer Tax Indemnification.
Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses imposed upon or incurred by or asserted against any Indemnified Parties and directly or indirectly arising out of or in any way relating to (a) any tax on the making and/or recording of the Security Instrument, the Note or any of the other Loan Documents (whether due upon the making of same or upon the exercise of its remedies under the Loan Documents), and (b) any transfer tax incurred by Indemnified Parties in connection with the exercise of remedies hereunder or under any other Loan Documents, including, without limitation, a foreclosure of the Security Instrument by Lender or its designee and any subsequent transfer of any Individual Property by Lender or its designee.
Section 12.3ERISA and CFIUS Indemnification.
(a)Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses (including, without limitation, reasonable attorneys’ fees and costs incurred in the investigation, defense, and settlement of Losses incurred in correcting any prohibited transaction or in the sale of a prohibited loan, and in obtaining any individual prohibited transaction exemption under ERISA that may be required, in Lender’s sole discretion) that Indemnified Parties may incur, directly or indirectly, as a result of a default under Sections 3.7 or 4.19 of this Agreement.
(b)Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses (including, without limitation, reasonable attorneys’ fees and costs incurred in the investigation, defense, and settlement of Losses) that any Indemnified Party may incur, directly or indirectly, as a result of (i) any CFIUS Lease and/or Borrower’s acquisition of each Individual Property being a Covered Transaction or otherwise arising under the DPA and/or (ii) a default under Sections 3.32 and/or 4.26 hereof.
Section 12.4Duty to Defend, Legal Fees and Other Fees and Expenses.
Upon written request by any Indemnified Party, Borrower shall defend such Indemnified Party (if requested by any Indemnified Party, in the name of the Indemnified Party) in connection with any claim or proceeding to which Borrower’s indemnification obligation applies pursuant to this Article 12, by attorneys and other professionals reasonably approved by the Indemnified Parties. Notwithstanding the foregoing, any Indemnified Parties may, in their sole discretion, engage their own attorneys and other professionals to defend or assist them, and, at the option of Indemnified Parties, their attorneys shall control the resolution of any claim or proceeding; provided that Borrower shall not be responsible for the expense of additional separate counsel of any Indemnified Parties unless (i) a conflict exists between such Indemnified Party and any other Indemnified Party represented by the counsel provided in the first sentence hereof or (ii) there is a conflict of interest with respect to Borrower’s counsel or any Indemnified Party reasonably determines that Borrower’s counsel is not adequately representing its interests. Upon demand, Borrower shall pay or, in the sole discretion of the Indemnified Parties, reimburse, the Indemnified Parties for the payment of reasonable fees and disbursements of attorneys, engineers, environmental consultants, laboratories and other professionals in connection therewith. Notwithstanding the foregoing, so long as Borrower is resisting and defending such action, suit or proceeding as provided above in a prudent and commercially reasonable manner, the Indemnified Parties shall not be entitled to settle such action, suit or proceeding without Borrower’s consent (which consent shall not be unreasonably withheld, conditioned or delayed), and Lender agrees that it will not settle any such action, suit or proceeding without the consent of Borrower (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that if Borrower is not diligently defending such action, suit or proceeding in a prudent and commercially reasonable manner as provided above, and Lender has provided Borrower with thirty (30) days’ prior written notice, or shorter period if mandated by the requirements of Applicable Law, and opportunity to correct such determination, Lender may settle such action, suit or proceeding as to the claim against such party and claim the benefit of this Section 12.4 with respect to settlement of such action, suit or proceeding. Subject to the foregoing, Borrower shall have the right to settle or compromise any action, proceeding or claim against any Indemnified Party so long as (i) the same does not include any admission of wrongdoing on the part of such Indemnified Party or have a Material Adverse Effect, (ii) the sole obligations with respect to such settlement or compromise is the payment of money and (iii) Borrower actually pays such money in connection with the entering into of such settlement or compromise.
Section 12.5Survival.
The obligations and liabilities of Borrower under this Article 12 shall fully survive indefinitely notwithstanding any termination, satisfaction, assignment, entry of a judgment of foreclosure, exercise of any power of sale, or delivery of a deed in lieu of foreclosure of the Security Instrument.
Section 12.6Environmental Indemnity.
Simultaneously herewith, Borrower and REIT Guarantor have executed and delivered the Environmental Indemnity to Lender, which Environmental Indemnity is not secured by the Security Instrument.
Article 13.

EXCULPATION
Section 13.1Exculpation.
(a)Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Note, this Agreement, the Security Instrument or the other Loan Documents by any action or proceeding wherein a money judgment or any deficiency judgment or other judgment establishing personal liability shall be sought against Borrower or any principal, director, officer, employee, beneficiary, shareholder, partner, member, trustee, agent, or Affiliate of Borrower or any legal representatives, successors or assigns of any of the foregoing (but, in each case, specifically excluding Guarantor to the extent of its liabilities under the Guaranty and Environmental

Indemnity) (collectively, the “Exculpated Parties”), except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Security Instrument and the other Loan Documents, or in the Property, the Rents, or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Property, in the Rents and in any other collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Security Instrument and the other Loan Documents, shall not sue for, seek or demand any deficiency judgment against Borrower or any of the Exculpated Parties in any such action or proceeding under or by reason of or under or in connection with the Note, this Agreement, the Security Instrument or the other Loan Documents. The provisions of this Section shall not, however, (1) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (2) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Security Instrument; (3) affect the validity or enforceability of any indemnity, guaranty or similar instrument (including, without limitation, the indemnities set forth in Article 12 hereof, in the Guaranty and in the Environmental Indemnity) made in connection with the Loan or any of the rights and remedies of Lender thereunder (including, without limitation, Lender’s right to enforce said rights and remedies against Borrower and/or Guarantor (as applicable) personally and without the effect of the exculpatory provisions of this Article 13, as expressly set forth therein); (4) impair the right of Lender to obtain the appointment of a receiver; (5) impair the enforcement of the assignment of leases and rents contained in the Security Instrument; (6) intentionally omitted; (7) constitute a prohibition against Lender to seek a deficiency judgment against Borrower in order to fully realize the security granted by the Security Instrument or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against the Property or any Individual Property; or (8) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower, by money judgment or otherwise, to the extent of any Losses incurred by Lender (including attorneys’ fees and costs reasonably incurred) arising out of or in connection with any of the following (excluding, in each case, punitive and consequential damages):
(i)(A) fraud by Borrower, Guarantor, or any Affiliate of Borrower or Guarantor, or any of their respective partners, shareholders, members, officers, or directors in connection with the Loan and/or (B) material misrepresentation by Borrower, Guarantor, any Affiliate of Borrower or any of their respective representatives (that were acting at the direction of Borrower, Guarantor or Sponsor or that were actually authorized to take the action resulting in personal liability to Borrower pursuant to this subsection (i)) in connection with the Loan, which was known by Borrower, Guarantor, any Affiliate of Borrower or any of their respective authorized representatives to be false when made;
(ii)the willful misconduct of Borrower, Guarantor, Sponsor, or any Borrower Party in connection with the Loan or the Property or the commission of a criminal act by Borrower, Guarantor, Sponsor or any Borrower Party, in each case, which results in any seizure or forfeiture of the Property, or any portion thereof, or Borrower’s interest therein;
(iii)intentional material physical waste with respect to any portion of the Property caused by the intentional acts or intentional omissions (which intentional omissions occurred prior to the Property Transfer Date) of Borrower, Guarantor, Sponsor, or any Borrower Party (including, without limitation, any arson or abandonment of the Property) (provided, however, that (a) the failure to maintain the Property shall not be considered waste hereunder to the extent that (1) there is insufficient cash flow from the Property to pay the costs of such maintenance or (2) the Property Transfer Date has occurred and (b) the failure to restore the Property following a Casualty or Condemnation shall not be considered waste hereunder to the extent (1) that Net Proceeds are not made available to Borrower hereunder, (2) the amount so made available to Borrower is insufficient to pay the costs necessary to restore the Property or (3) the Property Transfer Date has occurred) and/or the removal or disposal of any material Personal Property in which Lender has a Lien, in violation of the terms of the Loan Documents, except for the removal or disposition of any personal property in the normal course of business which is replaced with personal property of substantially the same value and utility;
(iv)the misapplication, misappropriation or conversion by Borrower of (A) any insurance proceeds paid by reason of any loss, damage or destruction to the Property, (B) any Awards or other amounts received in connection with the Condemnation of all or a portion of the Property, (C) any Rents after Lender has notified Borrower of an Event of Default (or Borrower otherwise has actual knowledge that an Event of Default has occurred), less only that portion of such revenues which is actually used by Borrower to operate the Property in the ordinary course of business, provided such use is approved in writing by Lender, or (D) any Tenant security deposits or Rents collected in advance, less (with respect to security deposits only) only that portion of such security deposits which are used as required pursuant to the terms of the applicable Lease (but not retained by Borrower), provided, however, that (x) any funds applied as specifically required or as then permitted by the Loan Documents shall not be considered misapplied, misappropriated or converted hereunder and (y) Borrower shall not be liable to the extent Borrower did not have the legal right to direct disbursement of such funds due to an involuntary bankruptcy, receivership or similar proceeding;
(v)failure to pay any unpaid Taxes or Other Charges, charges for labor or materials or any other charges that can create liens on any portion of the Property (in each case, that were incurred or are attributable to any period prior to the Property Transfer Date) that continues for thirty (30) days after receipt by Borrower of written notice thereof, to the extent that the revenue from the Property is (I) sufficient to pay such amounts and (II) available to Borrower to pay such amounts (provided that, without limiting the foregoing, Borrower shall not be liable hereunder for any such failure resulting from (x) amounts deposited with Lender as Tax Reserve Funds for Taxes or Other Charges where Lender elects not to apply such funds toward payment of such Taxes or Other Charges owed or (y) Taxes or Other Charges owed that are contested strictly in accordance with the terms of the Loan Documents);
(vi)failure to maintain insurance prior to the Property Transfer Date as required by this Agreement to the extent that the revenue from the Property is (I) sufficient to pay the Insurance Premiums relating thereto and (II) available to Borrower to pay such Insurance Premiums (provided that, without limiting the foregoing, (x) Borrower shall not be liable hereunder for any such failure resulting from the failure to pay amounts deposited with Lender as Insurance Reserve Funds for Insurance Premiums to be paid to maintain such insurance where Lender elects not to apply such funds toward payment of such Insurance Premiums and (y) Borrower shall not be liable to the extent Borrower did not have the legal right to pay such Insurance Premiums due to an involuntary bankruptcy, receivership or similar proceeding);
(vii)the material breach of any representation, warranty, covenant or indemnification provision in the Environmental Indemnity concerning Environmental Laws and Hazardous Substances;
(viii)any fees or commissions paid by Borrower after the occurrence of an Event of Default (of which Borrower has been notified by Lender) to Guarantor, Sponsor and/or any Affiliate of Borrower, Guarantor and/or Sponsor in violation of the terms of the Note, this Agreement, the Security Instrument or the other Loan Documents;
(ix)Borrower’s breach (following notice and the expiration of any cure periods) of, or failure to comply with, the provisions of Section 12.3 hereof;
(x)any representation, warranty or covenant contained in Section 5.1 hereof is violated or breached in any material respect and any such material breach or violation with respect to Section 5.1 does not result in the substantive consolidation of the assets of Borrower with any other Person in a bankruptcy or similar proceeding; and/or
(xi)any representation, warranty or covenant contained in Article 6 hereof (not including any covenant to give notice or to pay any costs or fees) is violated or breached (other than a Major Transfer Violation), provided, however that Borrower shall not be liable under this subsection (xi) for any involuntary Lien or for the failure of Borrower to pay any permitted Indebtedness to the extent that there are insufficient funds generated from the Property and/or sufficient funds from the Property are not otherwise made available to Borrower to pay such permitted Indebtedness (it is acknowledged and agreed that any circumstance or condition that arises as a result of insufficient cash flow from the Property and/or Lender not making cash flow from the Property available to Borrower shall not be construed to arise from a “voluntary” act or omission of the Borrower).
(b)Notwithstanding anything to the contrary in this Agreement, the Note or any of the Loan Documents, (A) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Debt or to require that all collateral shall continue to secure all of the Debt owing to Lender in accordance with the Loan Documents, and (B) the Debt shall be fully recourse to Borrower in the event that: (i) any representation, warranty or covenant contained in Article 5 hereof is violated or breached and any such breach or violation with respect to Article 5 results in the substantive consolidation of the assets of Borrower with any other Person in a bankruptcy or similar proceeding; (ii) a Major Transfer Violation; (iii) any Borrower files a voluntary petition under the Bankruptcy Code or any other Creditors Rights Laws; (iv) an Affiliate, officer, director, or representative which (with respect to each of the foregoing) Controls, directly or indirectly, any Borrower files, or joins in the filing of, an involuntary petition against any Borrower under the Bankruptcy Code or any other Creditors Rights Laws, or solicits or causes to be solicited petitioning creditors for any involuntary petition against any Borrower from any Person; (v) any Borrower files an answer consenting to or joining in any involuntary petition filed against it (other than a petition filed against it by Lender), by any other Person under the Bankruptcy Code or any other Creditors Rights Laws, or solicits or causes to be solicited petitioning creditors for any involuntary petition from any Person or colludes with other creditors to cause an involuntary bankruptcy filing with respect to any Borrower; (vi) any Affiliate, officer, director, or representative which (with respect to each of the foregoing) Controls Borrower consents to or joins in an application for the appointment of a custodian, receiver, trustee, or examiner for Borrower or any portion of the Property or colludes with other creditors to cause an application for the appointment of a custodian, receiver, trustee, or examiner for Borrower or any portion of the Property; (vii) any Borrower makes an assignment for the benefit of creditors, or admits in any legal proceeding, its insolvency or inability to pay its debts as they become due (unless to do otherwise would require a false statement or violate Rule 9011 of the Federal Rules of Bankruptcy Procedure or other applicable rules requiring sufficient legal and factual basis for filing papers in a proceeding under Federal or state insolvency laws); (viii) intentionally omitted; or (ix) any Borrower (or any Affiliate of Borrower) contests or opposes any motion made by Lender to obtain relief from the automatic stay or seeks to reinstate the automatic stay in the event of any federal or state bankruptcy or insolvency proceeding involving Borrower (provided, however, that Borrower shall not have any liability under (and the Debt shall not be fully recourse to Borrower under) this subsection (ix) for (a) contesting or opposing any motion made by Lender to obtain relief from the automatic stay or seeking to reinstate the automatic stay in the event of any federal or state bankruptcy or insolvency proceeding involving Borrower to the extent that the same was required by Applicable Law or (b) providing requested or required information).
Section 13.2Survival.
The obligations and liabilities of Borrower under this Article 13 shall fully survive indefinitely notwithstanding any termination, satisfaction, assignment, entry of a judgment of foreclosure, exercise of any power of sale, or delivery of a deed in lieu of foreclosure of the Security Instrument.
Article 14.

NOTICES
Section 14.1Notices.
All notices or other written communications hereunder shall be deemed to have been properly given (a) upon delivery, if delivered in person or by facsimile transmission with receipt acknowledged by the recipient thereof and confirmed by telephone by sender, (b) one (1) Business Day after having been deposited for overnight delivery with any reputable overnight courier service, or (c) three (3) Business Days after having been deposited in any post office or mail depository regularly maintained by the U.S. Postal Service and sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:
If to Borrower:    9460 Wilshire Blvd (BH) Owner, L.P.
    CIM/11600 Wilshire (Los Angeles), LP
    CIM/11620 Wilshire (Los Angeles), LP
4700 Wilshire Blvd.
    Los Angeles, CA 90010
    Attention: General Counsel
With a copy to:    Paul, Weiss, Rifkind, Wharton & Garrison LLP
    1285 Avenue of the Americas
    New York, NY 10019-6064
    Attention: Harris B. Freidus, Esq.
Facsimile No.: (212) 492-0064

If to Lender:    Wells Fargo Commercial Mortgage Servicing
401 South Tryon Street
8th Floor
Charlotte, North Carolina 28202
Facsimile No.: 844-879-5855

And:    Bank of America, N.A.
c/o Capital Markets Servicing Group
900 West Trade Street, Suite 650
Mail Code: NC1-026-06-01
Charlotte, North Carolina 28255
Attention: Servicing Manager
Telephone No: (866) 531-0957
Facsimile No.: (704) 317 4501
And:    JPMorgan Chase Bank, National Association
383 Madison Avenue, 8th Floor
New York, New York 10179
Attention: Simon Burce
With a copy to:    Alston & Bird LLP
350 South Grand Avenue, 51st Floor
Los Angeles, California 90071
Attention: Courtney Wright
Facsimile No. (213) 576-1100
or addressed as such party may from time to time designate by written notice to the other parties.
Either party by notice to the other may designate additional or different addresses for subsequent notices or communications.
Article 15.

FURTHER ASSURANCES
Section 15.1Replacement Documents.
Upon receipt of an affidavit of an officer of Lender as to the loss, theft, destruction or mutilation of the Note, this Agreement or any of the other Loan Documents which is not of public record, and, in the case of any such mutilation, upon surrender and cancellation of the Note, this Agreement or such other Loan Document, Borrower will issue, at no material cost to Borrower, in lieu thereof, a replacement thereof, dated the date of the Note, this Agreement or such other Loan Document, as applicable, in the same principal amount thereof and otherwise of like tenor.
Section 15.2Recording of Security Instrument, etc.
Borrower forthwith upon the execution and delivery of the Security Instrument and thereafter, from time to time, will cause the Security Instrument and any of the other Loan Documents creating a lien or security interest or evidencing the lien hereof upon the Property and each instrument of further assurance to be filed, registered or recorded in such manner and in such places as may be required by any present or future law in order to publish notice of and fully to protect and perfect the lien or security interest hereof upon, and the interest of Lender in, the Property. Borrower will pay all taxes, filing, registration or recording fees, and all expenses incident to the preparation, execution, acknowledgment and/or recording of the Note, the Security Instrument, this Agreement, the other Loan Documents, any note, deed of trust or mortgage supplemental hereto, any security instrument with respect to the Property and any instrument of further assurance, and any modification or amendment of the foregoing documents, and all federal, state, county and municipal taxes, duties, imposts, assessments and charges arising out of or in connection with the execution and delivery of the Security Instrument, any deed of trust or mortgage supplemental hereto, any security instrument with respect to the Property or any instrument of further assurance, and any modification or amendment of the foregoing documents, except where prohibited by Applicable Law so to do.
Section 15.3Further Acts, etc.
Borrower will, at the cost of Borrower, and without expense to Lender, do, execute, acknowledge and deliver all and every further acts, deeds, conveyances, deeds of trust, mortgages, assignments, notices of assignments, transfers and assurances as Lender shall, from time to time, reasonably require, for the better assuring, conveying, assigning, transferring, and confirming unto Lender the property and rights hereby mortgaged, deeded, granted, bargained, sold, conveyed, confirmed, pledged, assigned, warranted and transferred or intended now or hereafter so to be, or which Borrower may be or may hereafter become bound to convey or assign to Lender, or for carrying out the intention or facilitating the performance of the terms of this Agreement or for filing, registering or recording the Security Instrument, or for complying with all Applicable Law. Borrower, on demand, will execute and deliver, and in the event it shall fail to so execute and deliver, hereby authorizes Lender to execute in the name of Borrower or without the signature of Borrower to the extent Lender may lawfully do so, one or more financing statements to evidence more effectively the security interest of Lender in the Property. Borrower grants to Lender an irrevocable power of attorney coupled with an interest for the purpose of exercising and perfecting any and all rights and remedies available to Lender at law and in equity, including without limitation, such rights and remedies available to Lender pursuant to this Section 15.3; provided, however, that Lender agrees not to exercise such power of attorney unless Borrower has failed to perform as required under this Section 15.3 within fifteen (15) days after written notice from Lender.
Section 15.4Changes in Tax, Debt, Credit and Documentary Stamp Laws.
(a)If any law is enacted or adopted or amended after the date of this Agreement which deducts the Debt from the value of the Property for the purpose of taxation and which imposes a tax, either directly or indirectly, on the Debt or Lender’s interest in the Property, Borrower will pay the tax, with interest and penalties thereon, if any. If Lender is advised by counsel chosen by it that the payment of tax by Borrower would be unlawful or taxable to Lender or unenforceable or provide the basis for a defense of usury then Lender shall have the option by written notice of not less than one hundred twenty (120) days to declare the Debt immediately due and payable. No Yield Maintenance Premium, prepayment premium, or other spread, penalty or premium shall be payable in connection with any prepayment pursuant to this Section 15.4(a).
(b)Borrower will not claim or demand or be entitled to any credit or credits on account of the Debt for any part of the Taxes or Other Charges assessed against the Property, or any part thereof, and no deduction shall otherwise be made or claimed from the assessed value of the Property, or any part thereof, for real estate tax purposes by reason of the Security Instrument or the Debt. If such claim, credit or deduction shall be required by Applicable Law, Lender shall have the option, by written notice of not less than one hundred twenty (120) days, to declare the Debt immediately due and payable. No Yield Maintenance Premium, prepayment premium, or other spread, penalty or premium shall be payable in connection with any prepayment pursuant to this Section 15.4(b).
(c)If at any time the United States of America, any state thereof or any subdivision of any such state shall require revenue or other stamps to be affixed to the Note, the Security Instrument, or any of the other Loan Documents or impose any other tax or charge on the same, Borrower will pay for the same, with interest and penalties thereon, if any.
Article 16.

WAIVERS
Section 16.1Remedies Cumulative; Waivers.
The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement, the Security Instrument, the Note or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.
Section 16.2Modification, Waiver in Writing.
No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, the Security Instrument, the Note and the other Loan Documents, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.
Section 16.3Delay Not a Waiver.
Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege under this Agreement, the Security Instrument, the Note or the other Loan Documents, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Security Instrument, the Note or the other Loan Documents, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Security Instrument, the Note and the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.
Section 16.4Waiver of Trial by Jury.
TO THE EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND LENDER, BY ACCEPTANCE OF THIS AGREEMENT, HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, WHETHER IN CONTRACT, TORT OR OTHERWISE, RELATING DIRECTLY OR INDIRECTLY TO THE LOAN, THE APPLICATION FOR THE LOAN, THIS AGREEMENT, THE NOTE, THE SECURITY INSTRUMENT OR THE OTHER LOAN DOCUMENTS OR ANY ACTS OR OMISSIONS OF LENDER OR BORROWER.
Section 16.5Waiver of Notice.
Borrower shall not be entitled to any notices of any nature whatsoever from Lender except (a) with respect to matters for which this Agreement specifically and expressly provides for the giving of notice by Lender to Borrower and (b) with respect to matters for which Lender is required by Applicable Law to give notice, and Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement does not specifically and expressly provide for the giving of notice by Lender to Borrower.
Section 16.6Remedies of Borrower.
In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by Applicable Law or under this Agreement, the Security Instrument, the Note and the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment. Lender agrees that, in such event, it shall cooperate in expediting any action seeking injunctive relief or declaratory judgment.
Section 16.7Marshalling and Other Matters.
Borrower hereby waives, to the extent permitted by Applicable Law, the benefit of all appraisement, valuation, stay, extension, reinstatement and redemption laws now or hereafter in force and all rights of marshalling in the event of any sale under the Security Instrument of the Property or any part thereof or any interest therein. Further, Borrower hereby expressly waives any and all rights of redemption from sale under any order or decree of foreclosure of the

Security Instrument on behalf of Borrower, and on behalf of each and every person acquiring any interest in or title to the Property subsequent to the date of the Security Instrument and on behalf of all persons to the extent permitted by Applicable Law.
Section 16.8Waiver of Statute of Limitations.
To the extent permitted by Applicable Law, Borrower hereby expressly waives and releases to the fullest extent permitted by Applicable Law, the pleading of any statute of limitations as a defense to payment of the Debt or performance of its obligations hereunder, under the Note, Security Instrument or other Loan Documents.
Section 16.9Waiver of Counterclaim.
Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.
Section 16.10Sole Discretion of Lender.
Wherever pursuant to this Agreement (a) Lender exercises any right given to it to approve or disapprove, (b) any arrangement or term is to be satisfactory to Lender, or (c) any other decision or determination is to be made by Lender, the decision to approve or disapprove all decisions that arrangements or terms are satisfactory or not satisfactory, and all other decisions and determinations made by Lender, shall be in the sole discretion of Lender, except as may be otherwise expressly and specifically provided herein. Prior to a Securitization, whenever pursuant to this Agreement or any other Loan Document the Rating Agencies are given any right to approve or disapprove any matter, or any arrangement or term is to be satisfactory to the Rating Agencies, to the extent not already required, the decision of Lender to approve or disapprove such matter or to decide whether arrangements or terms are satisfactory or not satisfactory, shall be substituted therefor.
Article 17.

MISCELLANEOUS
Section 17.1Survival.
This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth in this Agreement, the Security Instrument, the Note or the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

Section 17.2Governing Law.
(A)    THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK AND THE LOAN WAS MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, PRIORITY AND ENFORCEMENT OF THE LIEN AND SECURITY INTEREST CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS (OTHER THAN WITH RESPECT TO LIENS AND SECURITY INTERESTS IN PROPERTY WHOSE PERFECTION AND PRIORITY IS COVERED BY ARTICLE 9 OF THE UCC (INCLUDING, WITHOUT LIMITATION, THE ACCOUNTS) WHICH SHALL BE GOVERNED BY THE LAW OF THE JURISDICTION APPLICABLE THERETO IN ACCORDANCE WITH SECTIONS 9-301 THROUGH 9-307 OF THE UCC AS IN EFFECT IN THE STATE OF NEW YORK) SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE APPLICABLE INDIVIDUAL PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW EXCEPT AS SPECIFICALLY SET FORTH ABOVE.
(B)    ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND EACH OF BORROWER AND LENDER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED

ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY DESIGNATE AND APPOINT:
PARACORP INCORPORATED
2140 SOUTH DUPONT HIGHWAY
CAMDEN, DELAWARE 19934

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER, IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.
Section 17.3Headings.
The Article and/or Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
Section 17.4Severability.
Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement shall be prohibited by or invalid under Applicable Law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
Section 17.5Preferences.
To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any

Creditors Rights Laws, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.
Section 17.6Expenses.
(a)Borrower shall, within twenty (20) Business Days of receipt of written notice from Lender, pay Lender all reasonable, out-of-pocket costs and expenses reasonably incurred by Lender in connection with: (a) the preparation, negotiation, execution and delivery of this Agreement and all of the other Loan Documents; (b) the administration of this Agreement and the other Loan Documents for the term of the Loan and (to the extent requested or resulting from or relating to a request by Borrower, except to the costs of which are specifically limited pursuant to the terms hereof) any modifications and amendments, if any, of this Agreement or any of the other Loan Documents to the extent such costs are standard and customary; (c) the processing of any Borrower requests made hereunder and under any of the other Loan Documents; (d) the enforcement of any remedies hereunder or under the other Loan Documents or (if permitted by the Loan Documents) the satisfaction by Lender of any of Borrower’s or Guarantor’s obligations under this Agreement and the other Loan Documents; (e) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting any Borrower, this Agreement, the Security Instrument, the Note, the other Loan Documents, the Property, or any other security given for the Loan; and (f) otherwise protecting Lender’s interests under this Agreement and any other Loan Document, including, without limitation, in connection with any “work-out” of the Loan or any bankruptcy, insolvency, receivership, reorganization, rehabilitation, liquidation or other similar proceeding in respect of any Borrower, SPE Component Entity or Guarantor or an assignment by any Borrower, SPE Component Entity or Guarantor for the benefit of its creditors.
(b)For all purposes of this Agreement and the other Loan Documents, Lender’s costs and expenses as described in this Section 17.6 shall also include, without limitation, all out-of-pocket, third party appraisal fees, engineering and architect costs and inspection fees, reasonable legal fees and expenses, accounting fees, fees for the disbursement of any Reserve Funds (subject to Section 17.6(c)(H)), any amounts payable in respect of advances (including, without limitation, protective advances, monthly payment advances, special servicer fee advances and advances of delinquent debt service payments and advances of Tax Reserve Funds and Insurance Reserve Funds (subject to Section 17.6(c)(H)), together with interest thereon, made pursuant to the servicing agreement), in each case, as a result of Borrower’s default hereunder beyond any applicable grace period (or, with respect to special servicer fee advances, as a result of the Loan becoming a specially serviced loan pursuant to the servicing agreement), environmental and other consultant fees, auditor fees, and the cost to Lender of any title insurance premiums and title company charges (including for down dates, abstracts, tax certificates, title insurance endorsements required by Lender, and UCC financing statements, tax lien and litigation searches), surveys, recording, reconveyance and notary fees, any transfer and mortgage taxes, any Rating Agency fees and expenses, and any loan servicing and special servicing fees and expenses (including, without limitation, any “work-out” and/or liquidation fees). Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise: (i) by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender; (ii) in any other instance herein or in any other Loan Document that expressly provides that the matter in question to to be “at Lender’s expense” or “at no cost to Borrower” or words of similar import; or (iii) in connection with any assignment of, or participation in, the Loan to the extent such costs and expenses are expressly limited by the provisions of Article 11 hereof.

(c)Notwithstanding the foregoing, and provided (y) no Default or Event of Default has occurred and be continuing and/or (z) the Loan is not being serviced by a special servicer or the request does not require the consent of a special servicer or other third party, Borrower shall not be liable to Lender or any master servicer, for the payment of (i) any escrow analysis fees or tax service fees, and (ii) to the extent not otherwise provided for in this Agreement, any fees in connection with any approval or consent with respect to the approval, consent or processing of a (A) Lease that is not a Major Lease, (B) Ground Lease, (C) subordination, non-disturbance and attornment agreement that is on Lender’s then-current form, (D) property management agreement, (E) hotel franchise agreement (provided that the hotel franchise agreement is not with a new franchisor and/or does not require a property improvement program or other material financial or property modification obligations), (F) release of any letter of credit, (G) “pay by phone” payments, (H) reserve disbursements (excluding any fees associated with a request made by Borrower for an expedited disbursement) or (I) continuation and termination of UCC financing statements; PROVIDED, HOWEVER, Borrower will pay any actual costs and expenses of Lender in connection with the foregoing. Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender as determined in a final, non-appealable order issued by a court of competent jurisdiction. For the avoidance of doubt, this subsection applies to routine/standard consent matters and whether or not specifically provided for in this Agreement, and does not apply to any extension of the Loan, any modification of the Loan, any forbearance of the Loan or other material modification of the Loan not otherwise specifically provided for in this Agreement.
(d)Borrower recognizes and agrees that formal written appraisals of the Property by a licensed independent appraiser may be required by Lender’s internal procedures and/or federal regulatory reporting requirements on an annual and/or specialized basis and that Lender may, at its option, require inspection of the Property by an independent supervising architect and/or cost engineering specialist at least semiannually. Notwithstanding the foregoing, Borrower shall not be required to pay for an appraisal unless (i) an appraisal is required under the Loan Documents, including, without limitation, any appraisal required as a result of any request or other action taken by Borrower hereunder, (ii) an Event of Default occurs and is continuing, or (iii) an appraisal is otherwise required by law.
(e)Additionally, if Borrower is undertaking a Restoration or is performing work that requires the obtaining of a building permit, then Borrower shall pay the reasonable out-of-pocket costs of architects, engineers and other consultants reasonably retained by Lender to review the performance of such Restoration or work.
(f)Any amounts payable to Lender pursuant to this Section 17.6 shall become immediately due and payable upon written demand and, if the same is not paid within ten (10) Business Days from such written demand, shall bear interest at the Default Rate from the date which is ten (10) Business Days from such written demand until the date such amounts have been paid.
Section 17.7Cost of Enforcement.
In the event (a) that the Security Instrument is foreclosed in whole or in part, (b) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or any of its constituent Persons or an assignment by Borrower or any of its constituent Persons for the benefit of its creditors, or (c) Lender exercises any of its other remedies under this Agreement, the Security Instrument, the Note and the other Loan Documents, Borrower shall be chargeable with and agrees to pay all costs of collection and defense, including attorneys’ fees and costs, incurred by Lender or Borrower in connection therewith and in connection with any appellate proceeding or post judgment action involved therein, together with all required service or use taxes. Any amounts payable to Lender pursuant to this Section 17.7 shall become immediately due and payable upon written demand and, if the same is not paid within ten (10) Business Days from such written demand, shall bear interest at the Default Rate from the date which is ten (10) Business Days from such written demand until the date such amounts have been paid.
Section 17.8Exhibits and Schedules Incorporated.
The Exhibits and Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.
Section 17.9Offsets, Counterclaims and Defenses.
Any assignee of Lender’s interest in and to this Agreement, the Security Instrument, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.
Section 17.10No Joint Venture or Partnership; No Third Party Beneficiaries.
(a)Borrower and Lender intend that the relationships created under this Agreement, the Security Instrument, the Note and the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender or to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.
(b)This Agreement, the Security Instrument, the Note and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement, the Security Instrument, the Note or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.
(c)The general partners, members, principals and (if Borrower is a trust) beneficial owners of Borrower are experienced in the ownership and operation of properties similar to the Property, and Borrower and Lender are relying solely upon such expertise and business plan in connection with the ownership and operation of the Property. Borrower is not relying on Lender’s expertise, business acumen or advice in connection with the Property.

(d)Notwithstanding anything to the contrary contained herein, Lender is not undertaking the performance of (i) any obligations under the Leases; or (ii) any obligations with respect to such agreements, contracts, certificates, instruments, franchises, permits, trademarks, licenses and other documents.
(e)By accepting or approving anything required to be observed, performed or fulfilled or to be given to Lender pursuant to this Agreement, the Security Instrument, the Note or the other Loan Documents, including, without limitation, any officer’s certificate, balance sheet, statement of profit and loss or other financial statement, survey, appraisal, or insurance policy, Lender shall not be deemed to have warranted, consented to, or affirmed the sufficiency, the legality or effectiveness of same, and such acceptance or approval thereof shall not constitute any warranty or affirmation with respect thereto by Lender.
(f)Borrower recognizes and acknowledges that in accepting this Agreement, the Note, the Security Instrument and the other Loan Documents, Lender is expressly and primarily relying on the truth and accuracy of the representations and warranties set forth in Article 3 of this Agreement without any obligation to investigate the Property and notwithstanding any investigation of the Property by Lender; that such reliance existed on the part of Lender prior to the date hereof, that the warranties and representations are a material inducement to Lender in making the Loan; and that Lender would not be willing to make the Loan and accept this Agreement, the Note, the Security Instrument and the other Loan Documents in the absence of the warranties and representations as set forth in Article 3 of this Agreement.
Section 17.11Publicity; Advertising.
(a)All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public which refers to this Agreement, the Note, the Security Instrument or the other Loan Documents or the financing evidenced by this Agreement, the Note, the Security Instrument or the other Loan Documents, to Lender or any of its Affiliates shall be subject to the prior written approval of Lender, not to be unreasonably withheld, conditioned or delayed.
(b)Borrower hereby agrees that Lender and its affiliated entities, including, without limitation, Wells Fargo & Company and its subsidiaries, may publicly identify details of the Loan in their respective advertising and public communications of all kinds, including, but not limited to, press releases, direct mail, newspapers, magazines, journals, e-mail or internet advertising or communications. Such details may include the name of the Property, the address of the Property, the amount of the Loan, the Closing Date, and a description of the size and location of the Property; provided that, in no event, shall the name of the Manager, any CIM Entity, Guarantor or Sponsor or any person owning a direct or indirect interest in Borrower be identified or otherwise disclosed by Lender in such public communications without the prior written consent of Borrower (which consent shall not be unreasonably withheld, conditioned or delayed).
Section 17.12Conflict; Construction of Documents; Reliance.
In the event of any conflict between the provisions of this Agreement and the Security Instrument, the Note or any of the other Loan Documents, the provisions of this Agreement shall control. Wherever the phrase “during the continuance of an Event of Default” or the like appears herein or in any other Loan Document, such phrase shall not mean or imply that Lender has any obligation to accept a cure of such Event of Default. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of this Agreement, the Note, the Security Instrument and the other Loan Documents and this Agreement, the Note, the Security Instrument and the other Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under this Agreement, the Note, the Security Instrument and the other Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse-to or competitive with the business of Borrower or its Affiliates.
Section 17.13Entire Agreement.
This Agreement, the Note, the Security Instrument and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written between Borrower and Lender are superseded by the terms of this Agreement, the Note, the Security Instrument and the other Loan Documents.
Section 17.14Liability.
If Borrower consists of more than one Person, the obligations and liabilities of each such Person hereunder shall be joint and several. This Agreement shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns forever.
Section 17.15Duplicate Originals; Counterparts.
This Agreement may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original. The failure of any party hereto to execute this Agreement, or any counterpart hereof, shall not relieve the other signatories from their obligations hereunder.
Section 17.16Cross-Default; Cross-Collateralization
(a)Borrower acknowledges that Lender has made the Loan to Borrower upon the security of its collective interest in the Properties and in reliance upon the aggregate of the Properties taken together being of greater value as collateral security than the sum of each Individual Property taken separately. Borrower agrees that each of the Loan Documents are and will be cross-collateralized and cross-defaulted with each other so that (i) an Event of Default under any of the Loan Documents shall constitute an Event of Default under each of the other Loan Documents; (ii) an Event of Default hereunder shall constitute an Event of Default under the Security Instrument; (iii) the Security Instrument shall constitute security for the Note as if a single blanket lien were placed on all of the Properties as security for the Note; and (iv) such cross-collateralization shall in no event be deemed to constitute a fraudulent conveyance and Borrower waives any claims related thereto.
(b)To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Properties, or to a sale in inverse order of alienation in the event of foreclosure of all or any of the Security Instruments, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Properties for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Properties in preference to every other claimant whatsoever. In addition, Borrower, for itself and its successors and assigns, waives in the event of foreclosure of any or all of the Security Instruments, any equitable right otherwise available to Borrower which would require the separate sale of the Properties or require Lender to exhaust its remedies against any Individual Property or any combination of the Properties before proceeding against any other Individual Property or combination of Properties; and further in the event of such foreclosure Borrower does hereby expressly consent to and authorize, at the option of Lender, the foreclosure and sale either separately or together of any combination of the Properties.
Section 17.17Contribution
(a)As a result of the transactions contemplated by this Agreement and the other Loan Documents, each Borrower will benefit, directly and indirectly, from each Borrower’s obligation to pay the Debt and perform its obligations hereunder and under the other Loan Documents (collectively, the “Obligations”) and in consideration therefore each Borrower desires to enter into an allocation and contribution agreement among themselves as set forth in this Section to allocate such benefits among themselves and to provide a fair and equitable agreement to make contributions among each of Borrowers in the event any payment is made by any individual Borrower hereunder to Lender (such payment being referred to herein as a “Contribution,” and for purposes of this Section, includes any exercise of recourse by Lender against any Property of a Borrower and application of proceeds of such Property in satisfaction of such Borrower’s obligations, to Lender under the Loan Documents).
(b)Each Borrower shall be liable hereunder with respect to the Obligations only for such total maximum amount (if any) that would not render its Obligations hereunder or under any of the Loan Documents subject to avoidance under Section 548 of the Bankruptcy Code or any comparable provisions of any state law.
(c)In order to provide for a fair and equitable contribution among Borrowers in the event that any Contribution is made by an individual Borrower (a “Funding Borrower”), such Funding Borrower shall be entitled to a reimbursement Contribution (“Reimbursement Contribution”) from all other Borrowers for all payments, damages and expenses incurred by that Funding Borrower in discharging any of the Obligations, in the manner and to the extent set forth in this Section.
(d)For purposes hereof, the “Benefit Amount” of any individual Borrower as of any date of determination shall be the net value of the benefits to such Borrower and its affiliates from extensions of credit made by Lender to (i) such Borrower and (ii) to the other Borrowers hereunder and the Loan Documents to the extent such other Borrowers have guaranteed or mortgaged their property to secure the Obligations of such Borrower to Lender.
(e)Each Borrower shall be liable to a Funding Borrower in an amount equal to the greater of (i) the (A) ratio of the Benefit Amount of such Borrower to the total amount of Obligations, multiplied by (B) the amount of Obligations paid by such Funding Borrower, or (ii) ninety-five percent (95%) of the excess of the fair saleable value of the property of such Borrower over the total liabilities of such Borrower (including the maximum amount reasonably expected to become due in respect of contingent liabilities) determined as of the date on which the payment made by a Funding Borrower is deemed made for purposes hereof (giving effect to all payments made by other Funding Borrowers as of such date in a manner to maximize the amount of such Contributions).
(f)In the event that at any time there exists more than one Funding Borrower with respect to any Contribution (in any such case, the “Applicable Contribution”), then Reimbursement Contributions from other Borrowers pursuant hereto shall be allocated among such Funding Borrowers in proportion to the total amount of the Contribution made for or on account of the other Borrowers by each such Funding Borrower pursuant to the Applicable Contribution. In the event that at any time any Borrower pays an amount hereunder in excess of the amount calculated pursuant to this Section above, that Borrower shall be deemed to be a Funding Borrower to the extent of such excess and shall be entitled to a Reimbursement Contribution from the other Borrowers in accordance with the provisions of this Section.
(g)Each Borrower acknowledges that the right to Reimbursement Contribution hereunder shall constitute an asset in favor of Borrower to which such Reimbursement Contribution is owing.
(h)No Reimbursement Contribution payments payable by a Borrower pursuant to the terms of this Section shall be paid until all amounts then due and payable by all of Borrowers to Lender, pursuant to the terms of the Loan Documents, are paid in full in cash. Nothing contained in this Section shall limit or affect in any way the Obligations of any Borrower to Lender under the Loan Documents.
(i)To the extent permitted by applicable law, each Borrower waives:
(i)any right to require Lender to proceed against any other Borrower or any other person or to proceed against or exhaust any security held by Lender at any time or to pursue any other remedy in Lender’s power before proceeding against Borrower;

(ii)any defense based upon any legal disability or other defense of any other Borrower, any guarantor of any other person or by reason of the cessation or limitation of the liability of any other Borrower or any guarantor from any cause other than full payment of all sums payable under the Loan Documents;
(iii)any defense based upon any lack of authority of the officers, directors, partners or agents acting or purporting to act on behalf of any other Borrower or any principal of any other Borrower or any defect in the formation of any other Borrower or any principal of any other Borrower;
(iv)any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in any other respects more burdensome than that of a principal;
(v)any defense based upon any failure by Lender to obtain collateral for the indebtedness or failure by Lender to perfect a lien on any collateral;
(vi)presentment, demand, protest and notice of any kind;
(vii)any defense based upon any failure of Lender to give notice of sale or other disposition of any collateral to any other Borrower or to any other person or entity or any defect in any notice that may be given in connection with any sale or disposition of any collateral;
(viii)any defense based upon any failure of Lender to comply with applicable laws in connection with the sale or other disposition of any collateral, including any failure of Lender to conduct a commercially reasonable sale or other disposition of any collateral;
(ix)any defense based upon any use of cash collateral under Section 363 of the Bankruptcy Code;
(x)any defense based upon any agreement or stipulation entered into by Lender with respect to the provision of adequate protection in any bankruptcy proceeding;
(xi)any defense based upon any borrowing or any grant of a security interest under Section 364 of the Bankruptcy Code;
(xii)any defense based upon the avoidance of any security interest in favor of Lender for any reason;
(xiii)any defense based upon any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding, including any discharge of, or bar or stay against collecting, all or any of the obligations evidenced by the Note or owing under any of the Loan Documents;

(xiv)any defense or benefit based upon Borrower’s, or any other party’s, resignation of the portion of any obligation secured by the Security Instrument to be satisfied by any payment from any other Borrower or any such party;
(xv)all rights and defenses arising out of an election of remedies by Lender even though the election of remedies, such as non-judicial foreclosure with respect to security for the Loan or any other amounts owing under the Loan Documents, has destroyed Borrower’s rights of subrogation and reimbursement against any other Borrower; and
(xvi)all rights and defenses that Borrower may have because any of Debt is secured by real property. This means, among other things (subject to the other terms and conditions of the Loan Documents): (1) Lender may collect from Borrower without first foreclosing on any real or personal property collateral pledged by any other Borrower, and (2) if Lender forecloses on any real property collateral pledged by any other Borrower, (I) the amount of the Debt may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price and (II) Lender may collect from Borrower even if any other Borrower, by foreclosing on the real property collateral, has destroyed any right Borrower may have to collect from any other Borrower. This is an unconditional and irrevocable waiver of any rights and defenses Borrower may have because any of the Debt is secured by real property; and except as may be expressly and specifically permitted herein, any claim or other right which Borrower might now have or hereafter acquire against any other Borrower or any other person that arises from the existence or performance of any obligations under the Loan Documents, including any of the following: (1) any right of subrogation, reimbursement, exoneration, contribution, or indemnification; or (2) any right to participate in any claim or remedy of Lender against any other Borrower or any collateral security therefor, whether or not such claim, remedy or right arises in equity or under contract, statute or common law.
(j)Each Borrower hereby restates and makes the waivers made by Guarantor in the Guaranty for the benefit of Lender. Such waivers are hereby incorporated by reference as if fully set forth herein (and as if applicable to each Borrower) and shall be effective for all purposes under the Loan (including, without limitation, in the event that any Borrower is deemed to be a surety or guarantor of the Debt (by virtue of each Borrower being co-obligors and jointly and severally liable hereunder, by virtue of each Borrower encumbering its interest in the Property for the benefit or debts of the other Borrowers in connection herewith or otherwise)).
Section 17.18Co-Lenders; Noteholders’ Ratable Shares
(a)Each Noteholder shall have a ratably concurrent and co-equal legal and beneficial interest in the Loan, each Loan Document, and all rights, remedies, payments, collateral and proceeds thereof, equal to its Ratable Share, without any preference or priority over the Ratable Share of the other Noteholder in the Loan, the Loan Documents and the rights, remedies, payments, collateral and the proceeds thereof.

(b)The liabilities of each Noteholder shall be several and not joint. No Noteholder shall be responsible for the obligations of the other. Each Noteholder shall be liable to Borrower only for its Ratable Share of the Loan. Notwithstanding anything to the contrary herein, all indemnities by Borrower and/or Guarantor and obligations for costs, expenses, damages or advances set forth herein shall run to and benefit each Noteholder in accordance with their Ratable Shares.
(c)The holders from time to time of any Note and/or any other interest of “Lender” under this Agreement and the other Loan Documents shall, from time to time, enter into one or more co-lender agreements, intercreditor agreements or other agreements with each other and/or with the holder(s) of any other loans or other Persons in their discretion. Borrower acknowledges and agrees that such agreements, as the same may, from time to time, be amended, modified or restated, may govern the exercise of the powers and discretionary authority of the Lender and/or any other interest of the Lender hereunder and under the other Loan Documents but shall in no event affect Borrower’s obligations under the Loan Documents. Borrower hereby further acknowledges and agrees that any such agreement is solely for the benefit of the Noteholders and that neither Borrower nor any Affiliate thereof shall be third-party beneficiaries (intended or otherwise) of any of the provisions therein, have any rights thereunder, or be entitled to rely on any of the provisions contained therein. No Noteholder shall have any obligation to disclose to Borrower or any Affiliate thereof the contents of any such agreement. Borrower’s obligations under the Loan Documents are and will be independent of such agreement and shall remain unmodified by the terms and provisions thereof.
(d)In connection with all requests for approval and consents hereunder and in every instance in which Lender’s consent or approval is required occurring prior to any Securitization, Borrower may submit such request and all accompanying documentation solely to the Noteholder of Note A-1 or its Servicer, and the Noteholder of Note A-1 or its Servicer shall have the sole authority to issue written consent to such request on behalf of Lender. Notwithstanding the foregoing, Borrower hereby acknowledges and agrees that the Noteholder of Note A-1 or its Servicer may be required to obtain the consent of the Noteholders of Note A-2 and Note A-3 or their respective Servicers prior to granting or withholding the applicable consent or approval.
(e)The provisions of this Section 17.18 shall apply to all other Loan Documents as if fully set forth therein.
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IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.
BORROWER:
9460 WILSHIRE BLVD (BH) OWNER, L.P., a Delaware limited partnership
By: 9460 Wilshire Blvd GP, LLC,                  a Delaware limited liability company its general     partner

By: /s/David Thompson
David-Thompson
Vice President and Chief Financial Officer

CIM/11600 WILSHIRE (LOS ANGELES), LP, a Delaware limited partnership
By: CIM/11600 Wilshire (Los Angeles) GP, LLC,
a Delaware limited liability company
its general partner

By: /s/David Thompson
David-Thompson
Vice President and Chief Financial Officer

CIM/11620 WILSHIRE (LOS ANGELES), LP, a Delaware limited partnership
By: CIM/11620 Wilshire (Los Angeles) GP, LLC,
a Delaware limited liability company
its general partner

By: /s/David Thompson
David-Thompson
Vice President and Chief Financial Officer

LENDER:
WELLS FARGO BANK, NATIONAL
ASSOCIATION, a national banking association
By: /s/John Broderick
Name: John Broderick
Title: Managing Director

LENDER:
BANK OF AMERICA, N.A.,
a national banking association
By: /s/Robert Fenstemaker
Name: Robert Fenstemaker
Title: Director

LENDER:
JPMORGAN CHASE BANK, NATIONAL
ASSOCIATION, a banking association chartered under the laws of the United States of America

By: /s/John Spears
Name: John Spears
Title: Authorized Signatory

EXHIBIT A
ADDITIONAL DEFINITIONS
“Adjusted Net Cash Flow” shall mean NOI minus (a) normalized tenant improvement and leasing commission expenditures equal to $2.50 per square foot per annum, and (b) normalized capital improvements equal to $0.25 for 9460 Property, $0.59 for 11600 Property, and $0.54 for 11620 Property per square foot per annum.
“Credit Tenant” shall mean, at any time, any Tenant that (a) is not a debtor in any state or federal bankruptcy, insolvency or similar proceeding and (b) has a long term unsecured credit rating of Baa3 or higher from Moody’s or BBB- or higher from S&P and Fitch or the equivalent.
“Debt Service Coverage Ratio” shall mean as of the last day of the calendar month immediately preceding the applicable date of calculation, the quotient obtained by dividing (1) the Adjusted Net Cash Flow by (2) the aggregate interest scheduled to be due and payable with respect to the Loan over the twelve (12) month period subsequent to the date of calculation. Borrower shall deliver to Lender such information as is reasonably required for Lender to make all applicable calculations. Lender’s calculation of the Debt Service Coverage Ratio, and all component calculations, shall be conclusive and binding on Borrower absent manifest error.
“Debt Yield” shall mean, as of the last day of the calendar quarter immediately preceding the applicable date of determination, the quotient (expressed as a percentage) obtained by dividing (a) Adjusted Net Cash Flow as of such date by (b) the outstanding principal amount of the Loan as of such date. Lender’s calculation of the Debt Yield, and all component calculations, shall be conclusive and binding on Borrower absent manifest error.
“NOI” shall mean EGI minus Underwritten Operating Expenses.
“Temporarily Dark Tenants” shall mean a Tenant that temporarily ceases business for the purpose of conducting renovations or converting to an alternate brand name, in either case, for a period of no greater than twelve (12) months. The temporary nature of ceasing business operations as well as the timeline for reopening is to be confirmed in writing by Tenant as reasonably reviewed by Lender. Further, Tenant must stay current on all rent and reimbursement obligations under the Lease to be considered a Temporarily Dark Tenant.
INCOME
“EGI” shall mean Net Rental Income plus Other Income minus Bad Debt.
“Net Rental Income” shall mean Gross Potential Rent plus Expense Reimbursements plus Percentage Rent minus Vacancy Deduction.
“Gross Potential Rent” shall mean gross potential rent, computed in accordance with accounting principles reasonably acceptable to Lender, based on (a) rents scheduled to be paid in the succeeding twelve (12)-month period from the applicable date of calculation as set forth on the most recent rent roll (and including scheduled rents from tenants that have taken occupancy
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or are scheduled to take occupancy within six (6) months of the date of calculation) (provided that (1) rent from Credit Tenants and Temporarily Dark Tenants shall not be excluded from Gross Potential Rent solely because such Credit Tenants and Temporarily Dark Tenants are not in occupancy and are not scheduled to take occupancy within six (6) months of the date of calculation and (2) rents from tenants not scheduled to be paying rent during the entirety of such twelve (12)-month period shall be annualized) pursuant to Leases in effect as of the date hereof or entered into in accordance with this Agreement, provided that to the extent a particular tenant is either in a scheduled rent concession period at the time of determination or has a rent concession period scheduled in the future, such tenant’s annual (or annualized) rent shall be adjusted by Lender to amortize such rent concession over the remaining term of the Lease to reflect a normalized annual or annualized amount unless (1) no future rent is scheduled to be received from such tenant or (2) Borrower has deposited the full amount of such rent concessions into a reserve with Lender, and (b) rents for vacant space based on an average of the rents paid by Tenants for occupied space (as reasonably calculated by Lender). Notwithstanding the foregoing, Gross Potential Rent will not include (i) rent paid by or on behalf of any tenant under a Lease which is the subject of any proceeding or action relating to its bankruptcy, reorganization or other arrangement pursuant to the Bankruptcy Code or any similar federal or state law or which has been adjudicated a bankrupt or insolvent unless such Lease has been affirmed by the trustee in such proceeding or action pursuant to a final, non-appealable order of a court of competent jurisdiction, (ii) rent paid by or on behalf of any tenant in default under its lease beyond any applicable notice and cure periods (but not including default due to delinquency in the payment of rent so long as such rent was not more than thirty (30) days delinquent and such tenant has not paid rent late more than one (1) time in any 12-month period), (iii) rent paid by or on behalf of any tenant that has expressed its intention in writing to (A) not renew its applicable lease and such lease is scheduled to expire within one hundred eighty (180) days of the date of calculation or (B) terminate, cancel and/or reject its applicable lease and such termination, cancellation and/or rejection would be effective within one hundred eighty (180) days of the date of calculation, (iv) rent paid by or on behalf of any tenant under a lease which has failed to extend or renew such lease in accordance with an option in its lease for which the notice period has expired and such Lease has less than one hundred eighty (180) days remaining under its lease term, or (v) rent paid by or on behalf of any tenant under a lease which has less than one hundred eighty (180) days remaining under its lease term and has not extended or renewed its lease by written notice to Borrower.
“Expense Reimbursements” shall mean expense reimbursements as determined from the most recent operating statement, determined on a trailing 12-month basis (which should include actual expense reimbursements for occupied space and market expense reimbursements for vacant space and newly-leased space), and adjusted upwards or downwards consistent with any upwards or downwards adjustment in Underwritten Operating Expenses as described below; provided, however, that total Expense Reimbursements cannot exceed one hundred percent (100%) of Borrower’s Actual Operating Expenses (as defined in the definition of “Operating Expenses” herein).
“Vacancy Deduction” shall be determined by multiplying Gross Potential Rent and Expense Reimbursements by the greater of (x) actual percentage vacancy rate at the Property at the time
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of determination calculated by dividing the rentable square footage not then subject to Leases entered into in accordance with this Agreement by the total rentable square footage of the Property, and (y) an imputed market vacancy rate of 10%.
“Percentage Rent” shall mean percentage rent as determined from the most recent operating statement, to the extent deemed recurring and sustainable in Lender’s reasonable judgment, determined on a trailing 12-month basis.
“Other Income” shall mean all other applicable income as determined from the most recent operating statement for the Property at the time of determination, determined on a trailing 12-month basis, computed in accordance with accounting principles reasonably acceptable to Lender, including, without limitation (and without duplication), parking income, cellular tower income, vending income and other similar items; forfeited security deposits; and any amount previously included in Bad Debt that has since been collected by Borrower. Notwithstanding the foregoing, Other Income will not include (i) insurance proceeds (other than proceeds of rent loss, business interruption or other similar insurance allocable to the applicable period); (ii) Condemnation Proceeds (other than Condemnation Proceeds arising from a temporary taking or the use and occupancy of all or part of the applicable Property allocable to the applicable period); (iii) proceeds of any financing; (iv) proceeds of any sale, exchange or transfer of the Property or any part thereof or interest therein (including proceeds of any sales of furniture, fixtures and equipment); (v) capital contributions or loans to Borrower or an Affiliate of Borrower; (vi) any item of income otherwise includable in Other Income but paid directly by any tenant to a Person other than Borrower or Manager (provided such amount paid to Manager is paid over to Borrower); (vii) any other extraordinary, non-recurring revenues; (viii) payments paid by or on behalf of any tenant under a Lease which is, at the time of such payment, the subject of any proceeding or action relating to its bankruptcy, reorganization or other arrangement pursuant to the Bankruptcy Code or any similar federal or state law or which has been adjudicated a bankrupt or insolvent unless such Lease has been affirmed by the trustee in such proceeding or action pursuant to a final, non-appealable order of a court of competent jurisdiction; (ix) payments paid by or on behalf of any tenant in default under its lease beyond any applicable notice and cure periods (but not including default due to delinquency in the payment of rent so long as such rent was not more than thirty (30) days delinquent and such tenant has not paid rent late more than one (1) time in any 12-month period); (x) payments paid by or on behalf of any tenant that has expressed its intention in writing to (A) not renew its applicable lease and such lease is scheduled to expire within one hundred eighty (180) days of the date of calculation or (B) terminate, cancel and/or reject its applicable lease and such termination, cancellation and/or rejection would be effective within one hundred eighty (180) days of the date of calculation; (xi) payments by or on behalf of any tenant under a lease which has failed to extend or renew such lease in accordance with an option in its lease for which the notice period has expired and such Lease has less than one hundred eighty (180) days remaining under its lease term; (xii) payments by or on behalf of any tenant under a lease which has less than one hundred eighty (180) days remaining under its lease term and has not extended or renewed its lease by written notice to Borrower; (xiii) payments paid by or on behalf of any tenant under a Lease the demised premises of which are not occupied either by such tenant or an affiliate or sublessee thereof (provided that payments paid by or on behalf of Credit Tenants and Temporarily Dark Tenants shall not be
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excluded from Other Income solely because such Credit Tenants and Temporarily Dark Tenants are not in occupancy); (xiv) payments paid by or on behalf of any tenant under a Lease in whole or partial consideration for the termination of any Lease; (xv) sales tax rebates from any Governmental Authority; (xvi) sales, use and occupancy taxes on receipts required to be accounted for by Borrower to any Governmental Authority; (xvii) refunds and uncollectible accounts; (xviii) interest income from any source; (xix) unforfeited security deposits, utility and other similar deposits; (xx) income from tenants not paying rent; or (xxi) any disbursements to Borrower from the Reserve Funds.
“Bad Debt” shall mean debt that remains uncollectible after reasonable efforts have been exhausted to collect the debt. Bad Debt will be determined on a trailing 12-month basis.
“Rent Concessions” shall mean any remaining rent concessions for the Leases used to determine Gross Potential Rent (other than any concessions already accounted for in the determination of Gross Potential Rent above) to the extent such rent concessions relate to the forward 12-month period at the time of determination
EXPENSE
“Underwritten Operating Expenses” shall mean projected annualized Operating Expenses based on a trailing 12-month period adjusted upwards or downwards in Lender’s reasonable discretion and consistent with Lender’s standard underwriting guidelines to account for extraordinary expenses.
“Operating Expenses” shall mean all expenses, computed in accordance with accounting principles reasonably acceptable to Lender, of whatever kind and from whatever source, relating to the ownership, operation, repair, maintenance and management of the Property that are incurred on a regular monthly or other periodic basis, including, without limitation (and without duplication): Taxes (based on the most current bill annualized, subject to adjustment by Lender to take into account any known change in assessment that has not yet been reflected in the most current tax bill); Insurance Premiums (based on the most current premium annualized); management fees (whether or not actually paid) equal to, if managed by a third-party manager, the actual management fees or, if managed by an Affiliated Manager, three percent (3%) of EGI (provided, that for the purposes of this determination of EGI only, Gross Potential Rent shall not be adjusted to amortize any rent concession); costs attributable to the ordinary operation, repair and maintenance of the Improvements; common area maintenance costs; advertising and marketing expenses; professional fees; license fees; general and administrative costs and expenses related to the Property; utilities; payroll, benefits and related taxes and expenses; janitorial expenses; computer processing charges; operating equipment or other payments permitted pursuant to this Agreement or as otherwise reasonably approved by Lender; ground lease payments; bond assessments; and other similar costs and expenses; in each instance, unless otherwise noted, only to the extent actually paid for by Borrower (the foregoing expenses being referred to herein as “Actual Operating Expenses”). Notwithstanding the foregoing, Operating Expenses shall not include debt service (including principal, interest, impounds and other reserves), capital expenditures or any costs otherwise capitalized in accordance with the accounting principles utilized by Borrower in the preceding sentence, tenant improvement costs,
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leasing commissions, other expenses which are paid from escrows required by the Loan Documents or Bad Debt; any payment or expense for which Borrower was or is to be reimbursed from proceeds of the loan or insurance proceeds or Condemnation Proceeds or by any third party; any other extraordinary, non-recurring expenses; federal, state or local income taxes; any non-cash charges such as depreciation and amortization; and any item of expense otherwise includable in Operating Expenses which is paid directly by any tenant. For avoidance of doubt, Operating Expenses shall not include any allocations of administrative costs made by Borrower Affiliates to Borrower.
In making the calculations described herein, applicable line items may be adjusted by Lender in its good faith, reasonable discretion (a) to accurately reflect the amounts of any extraordinary non-recurring items in the relevant period and to reflect on a pro rata basis those items on an annual or semi-annual basis and (b) to reflect Leases (and projected changes to the applicable line items above) which are either (i) anticipated to terminate within ninety (90) days of the date of calculation (and where any applicable extension option has not been exercised) or (ii) executed with creditworthy tenants with rent commencement dates scheduled to occur within ninety (90) days of the date of calculation.
Notwithstanding the foregoing, for any determination of Operating Expenses (i) prior to Lender’s receipt of the first set of financial statements required to be provided hereunder by Borrower, Lender shall use the financial statements of Borrower for the twelve (12)-month period ending on 8/31/24 for purposes of making the calculations described herein, and (ii) following Lender’s receipt of such first set of financial statements but prior to Lender’s receipt of the financial statements of Borrower for the quarter ending on 12/31/25, Lender shall annualize the Operating Expenses for the period(s) covered by Borrower’s first set of financial statements for purposes of making the calculations described herein; provided that, in all cases under this paragraph, Operating Expenses shall be subject to adjustment as provided in the paragraph immediately above.
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EXHIBIT B
INTENTIONALLY OMITTED

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EXHIBIT C

DISBURSEMENT REQUEST AND CERTIFICATION

To:    Wells Fargo Bank, N.A.
Re:    Loan No. (“Loan”):     Borrower Name (“Borrower”):
Project Name or Property Address (“Property”):
Reserve Account    Requested Amount
(Please include a separate Reserve Disbursement Request Schedule for each category requested below)
Capital Expenditures    $
FF&E    $
Replacement Reserve    $
Required Repairs/Deferred Maintenance    $
Other/Holdback:        $
Tenant Improvement/Leasing Commission    $
Total     $
Borrower hereby requests a disbursement in the total amount of $____________ from the designated reserve account(s) pursuant to the terms of the Loan Agreement. If applicable, enclosed with this request is a cost summary and supporting documentation (invoices, checks, lien waivers etc.) covering all costs for which disbursement is requested. In order to induce Wells Fargo Bank, N.A., as master servicer of the Loan for the lender (“Lender”), to make this disbursement, Borrower hereby certifies to Lender as follows:
•All labor, services and materials for which disbursement is requested have been provided to or for the benefit of the Property.
•All work for which disbursement is requested has been performed in a workmanlike manner, in accordance with all applicable laws, ordinances, and regulations and the requirements of the loan documents and, if the loan documents so require, has been paid for and completed lien-free.
•No portion of the amount requested for disbursement has been previously disbursed to Borrower or is the subject of any other pending disbursement request from Borrower.
•Borrower has and will retain, until the Loan is fully repaid, copies of paid invoices, billing statements, contracts or estimates, proofs of payment and lien waivers covering all costs for which disbursement is requested and will provide copies of same to Lender promptly upon request.
•Borrower has delivered to Lender copies of the most recent operating statement and rent roll for the Property, the most recent financial statements of Borrower and all other financial statements, reports and information required to be delivered to Lender under the loan documents.
•Neither Borrower nor its management firm has any ownership interest or profit sharing agreement with any of the suppliers or vendors listed in this Disbursement Request and Certification (“Certification”) that has not been disclosed under separate cover attached hereto and previously or subsequently approved by Wells Fargo.
•No Default or Event of Default (as defined in the loan documents) currently exists.
•The entity(ies) and individual(s) executing this Certification have all requisite power and authority to execute it on behalf of Borrower.
By signing below, Borrower authorizes Lender to deduct from the disbursement proceeds or pay directly from the designated reserve account any costs incurred by Lender in connection with this disbursement which are due and payable by Borrower under the loan documents, including, without limitation, any inspection costs and processing fees.
Payment instructions: Please provide payment instructions on cover letter and Reserve Disbursement Request Schedule.
THIS REQUEST MUST BE SIGNED. FAILURE TO SIGN WILL DELAY PROCESSING.
By:         Date:
Authorized Signer for Borrower
Print Name:        Email address or fax number
    for confirmation of receipt
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Title:

SCHEDULE I
IMMEDIATE REPAIRS

Repair	Property
Repair heavily cracked concrete driveway/approach apron	11600
Renew annual inspection and 5 year safety test (mechanical/electrical/fire suppression systems)	11620
Add the requisite number of spaces to comply with ADA requirements	11620
Obtain the elevator permit renewal within 60 days of the earliest date on which the applicable State authority is available for inspection	9460

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SCHEDULE II
ORGANIZATIONAL CHART
(attached hereto)
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SCHEDULE III
DESCRIPTION OF REA’S
1.That certain Amended and Restated Declaration of Parking Easement and Building Restrictions dated as of July 17, 2002, recorded as of September 18, 2002, as instrument no. 2002-2186585 Official Records of Los Angeles County.

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SCHEDULE IV
RESTRICTED TRANSFER PERSONS
1.Fortress
2.Cerberus
3.Elliot Management
4.Och-Ziff
5.Washington Holdings
6.Wayzata Investment Partners
7.Five Mile Capital Partners

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SCHEDULE V
ALLOCATED LOAN AMOUNTS

9460 Property	$52,863,911.00
11600 Property	$13,058,541.00
11620 Property	$39,077,548.00

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SCHEDULE VI
Rent Concessions Reserve Schedule

Tenant/Unit	Amount Reserved/Applicable Months
US Bank Association (9460 – Suite 100/200/800)	$1,319,070 ($312,951/mo in May 2025, $323,904/mo in May 2026, $335,241/mo in May 2027, and $346,974/mo in May 2028)
Farhad Fred Bina, DDS (11600 – Suite 312)	$15,032 ($4,864/mo in Jun 2025, $5,007/mo in Jun 2026, and $5,161/mo in Jul 2026)
Gerald H Markovitz, MD, Inc (11600 – Suite 512)	$13,844 ($6,922/mo in Dec 2025 and Jan 2026)
J Shayefar, a Dental Corporation (11600 – Suite 308)	$20,449 ($6,683/mo in Feb 2025 and $6,883 in Dec 2025 and Nov 2026)
Shadan Saftavi, MD (11600 – Suite 12)	$21,922 ($3,635/mo in Mar-Jul 2025 and $3,747/mo in Apr 2026)
Young Inn Kim (11600 – Suite 508)	$3,506 ($3,506/mo in Mar 2025)
Utopia Compression Corporation (11620 – Suite 620)	$74,171 ($17,734 in Dec 2025, $18,256/mo in Dec 2026, $18,830/mo in Dec 2027, and $19,351/mo in Dec 2028)
Benjamin W Kleinbrodt DC, PC (11620 – Suite 710)	$39,853 ($9,460/mo in Sep 2025, $9,784/mo in Sep 2026, $10,131/mo in Sep 2027, and $10,478/mo in Sep 2028)
Elroy Vojdani MD, Inc (11620 – Suite 420)	$64,611 ($15,436/mo in Jul 2025, $15,909/mo in Jun 2026, $16,382/mo in Jun 2027, and $16,884/mo in Jun 2028)
Maxim Commercial Capital, LLC (11620 – Suite 540)	$19,461 ($19,461/mo in Feb 2025)
Rexford Industrial Realty, LP (11620 – Suite 610/1000)	$259,278 ($86,426/mo in Mar-May 2025)
AN Medical CA PC (11620 – Suite 700)	$44,892 ($11,223/mo in Mar-Jun 2025)
Rubenstein/Justman Management Consultants (11620 – Suite 750)	$71,805 ($14,361/mo in Nov 2028-Mar 2029)
AN Medical CA PC (11620 – Suite 700)	$22,446 ($11,223/mo in Feb-Mar 2025)

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SCHEDULE VII
Existing TI/LC Reserve Schedule

Tenant/Unit	Amount Reserved/Applicable Months
O’Gara Coach Company, LLC (9460 – Suite 140)	$6,586,497 (TI) + $37,500 (LC)
Irv Schechter and Dena Schechter (9460 – Suite 300)	$36,386 (LC)
Farhad Fred Bina, DDS (11600 – Suite 312)	$10,400 (TI)
Shadan Saftavi, MD (11600 – Suite 12)	$18,640 (TI) + $5,489 (LC)
J Shayefar, a Dental Corporation (11600 – Suite 308)	$29,700 (TI) + $12,421 (LC)
Utopia Compression Corporation (11620 – Suite 620)	$558,233 (TI) + $40,023 (LC)
Heidi Park, DDS (11620 – Suite 445)	$29,645 (TI)
Payman Pirnazar, DDS (11620 – Suite 720)	$19,200 (TI)
Benjamin W Kleinbrodt DC, PC (11620 – Suite 710)	$34,695 (TI)
Rexford Industrial Realty, LP (11620 – Suite 610/1000)	$737,086 (TI)
Brian F King Consulting, Inc (11620 – Suite 275)	$1,956 (TI) + $3,280 (LC)
AN Medical CA PC (11620 – Suite 700)	$95581 (TI) + $22,070 (LC)
Rubenstein/Justman Management Consultants (11620 – Suite 750)	$98,150 (TI)
Hot 8 Yoga (11620 – Suite 101)	$19,854 (LC)_

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